Exhibit 10.1

[EXECUTION VERSION]

FIRST AMENDMENT AND RESTATEMENT AGREEMENT

FIRST AMENDMENT AND RESTATEMENT AGREEMENT dated December 18, 2013 and effective as of the First Restatement Effective Date (as defined in Section 13 below) (this “Restatement Agreement”) among SPECTRUM BRANDS, INC., as Lead Borrower (the “Lead Borrower”), SPECTRUM BRANDS CANADA, INC., as Canadian Borrower, (the “Canadian Borrower”), SPECTRUM BRANDS EUROPE GmbH, as German Borrower (the “German Borrower”), SB/RH HOLDINGS, LLC, (“Holdings”), DEUTSCHE BANK AG NEW YORK BRANCH as New Incremental Tranche C Lender (as defined below) and Euro Term Facility Lender (as defined below), the CONVERTING LENDERS (as defined below), THE REQUIRED LENDERS and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent under the Original Credit Agreement (as defined below) (the “Administrative Agent”).

RECITALS:

WHEREAS, Holdings, the Lead Borrower, the Canadian Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and various lenders (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of December 17, 2012, as amended by Amendment No. 1 to Credit Agreement dated as of August 13, 2013, and as further amended by the New Term Loan Commitment Agreement No.1 dated as of August 13, 2013 (the “Original Credit Agreement”).

WHEREAS, on the date hereof, there are outstanding Initial U.S. Term Loans under the Original Credit Agreement (for purposes of this Restatement Agreement, herein called the “Refinanced Term Loans”) in an aggregate principal amount of $513,312,190.44.

WHEREAS, the Lead Borrower intends to incur Incremental Term Loans, pursuant to Section 2.22(a) of the Restated Credit Agreement (as defined below), in the form of an increase to the existing Tranche C Term Loan Facility in accordance with the terms set out in this Restatement Agreement and in the Restated Credit Agreement in an aggregate principal amount of $215,000,000 (the “Incremental Tranche C Facility”).

WHEREAS, in accordance with the terms of this Restatement Agreement, (A) each of the Persons party hereto as a “Converting Lender” (the “Converting Lenders”) agrees to extend and convert an amount equal to the Incremental Tranche C Conversion Amount of their Initial U.S. Term Loans into Incremental Tranche C Term Loans (as each such capitalized term is defined below) in U.S. Dollars (the “Converting Term Loans”) and (B) the Person party hereto as a “New Term Loan Lender” (the “New Incremental Tranche C Lender”) agrees to make available Incremental Term Loans in U.S. Dollars and to become a Lender for all purposes under the Credit Agreement (the “New Incremental Tranche C Term Loans”, and together with the Converting Term Loans, the “Incremental Tranche C Term Loans”).

WHEREAS the aggregate principal amount of Incremental Tranche C Term Loans shall automatically (and without any further action or notice by any party) be added to, form a single Class with, and become fungible with, existing Tranche C Term Loans that are outstanding on the First Restatement Effective Date.

WHEREAS, the German Borrower has, by notice to the Administrative Agent delivered pursuant to Section 2.26(a) of the Restated Credit Agreement, requested Other Term Loans to be made available by, and the Person party hereto as a “Euro Term Facility Lender” (the “Euro Term Facility Lender”) has agreed to make available and to become a Lender for all purposes under the Credit Agreement in accordance with the terms set out in this Restatement Agreement and in the Restated Credit Agreement, Other Term Loans in the form of a new Euro denominated term loan facility in an aggregate principal amount of €225,000,000 (the “Euro Term Facility” and, together with the Incremental Tranche C Facility, the “Refinancing Facilities” and the proceeds of all loans made pursuant to the Euro Term Facility the “Euro Term Loans” and, together with the Incremental Tranche C Term Loans, the “Refinancing Term Loans”).

WHEREAS, the proceeds of the Refinancing Term Loans shall be used solely to (i) repay the Refinanced Term Loans and (ii) pay the fees and expenses incurred in connection with this Restatement Agreement and the transactions contemplated herein, with the balance (if any) to be used for general working capital and general corporate purposes.

WHEREAS, the Lead Borrower has requested that the Original Credit Agreement be amended to allow for (x) New Term Loans or Other Term Loans, as applicable (denominated in either Euro or Sterling) to be made available to a subsidiary of the Lead Borrower organized and domiciled in England or Wales (“UK Borrower”) as an additional borrower and (y) the granting of security and guarantees by certain UK Subsidiaries (as defined in the Restated Credit Agreement) in support of any obligations of the UK Borrower owing under any Term Loans incurred by it.

WHEREAS, (i) pursuant to Section 2.22, Section 2.26 and Section 9.08 of the Original Credit Agreement, Holdings, the Lead Borrower, the Canadian Borrower, the Administrative Agent, the Converting Lenders and the Required Lenders are authorized to amend the Original Credit Agreement in order to implement the refinancing transactions contemplated by the above recitals and (ii) Holdings, the Lead Borrower, the Canadian Borrower and the German Borrower party to this Agreement have requested, and the Administrative Agent, the New Incremental Tranche C Lender, the Euro Term Facility Lender, the Converting Lenders and the Required Lenders party to this Restatement Agreement have agreed, to amend and restate the Original Credit Agreement on and subject to the terms and conditions set forth herein.

WHEREAS, pursuant to the engagement letter (the “Engagement Letter”) dated as of November 29, 2013, Deutsche Bank Securities Inc. (“DBSI”) and Credit Suisse Securities (USA) LLC (“CS”) shall act as joint lead arrangers (the “Joint Lead Arrangers”) and DBSI and CS shall act as joint lead bookrunners (the “Joint Lead Bookrunners”) with respect to the First Amendment and Restatement and the Refinancing Term Loans provided for hereunder.

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms; References. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Original Credit Agreement or the Restated Credit Agreement (as defined below), as the context may require. On

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and after the First Restatement Effective Date, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Original Credit Agreement shall, after this Restatement Agreement becomes effective, be deemed a reference to the Restated Credit Agreement.

SECTION 2. Amendment and Restatement of the Original Credit Agreement. Effective as of the First Restatement Effective Date, the Original Credit Agreement, including all schedules and exhibits thereto, is hereby amended and restated, or deemed to be amended and restated, as the case may be, in its entirety in the form of the amended and restated Credit Agreement set forth as Exhibit A hereto (the Original Credit Agreement as so amended and restated is referred to herein as the “Restated Credit Agreement”).

SECTION 3. Refinancing of Initial U.S. Term Loans. Subject to and upon the terms and conditions set forth herein:

(a) the outstanding aggregate principal amount of all Initial U.S. Term Loans of each Lender which (i) is an existing Lender holding Initial U.S. Term Loans immediately prior to giving effect to this Restatement Agreement (each, an “Existing Lender”) and (ii) is not a Converting Lender (a Lender meeting the requirements of clauses (i) and (ii), each, a “Non-Converting Lender”) shall be repaid in full in cash with the proceeds of the Refinancing Loans (as set out in further detail in this Section 3 and Section 4 below), unless otherwise agreed by the Lead Borrower and the Administrative Agent;

(b) to the extent any Converting Lender has an Incremental Tranche C Conversion Amount (as defined below) that is less than the full outstanding principal amount of the Initial U.S. Term Loans of such Lender immediately prior to giving effect to this Restatement Agreement (as determined by the Administrative Agent and the Borrower in accordance with clause (c) below), such Converting Lender shall be repaid in cash in an amount equal to the difference between the outstanding principal amount of the Initial U.S. Term Loans of such Converting Lender and such Converting Lender’s Incremental Tranche C Conversion Amount (the “Non-Converting Portion”);

(c) the outstanding principal amount of the Initial U.S. Term Loans of each Converting Lender shall automatically be converted into Converting Term Loans in a principal amount equal to such Converting Lender’s Incremental Tranche C Conversion Amount (each such conversion, a “Loan Conversion”). For purposes of this Restatement Agreement, a Converting Lender’s “Incremental Tranche C Conversion Amount” shall mean the amount determined by the Administrative Agent and the Lead Borrower as the final aggregate amount of such Converting Lender’s Loan Conversion on the First Restatement Effective Date and notified to each such Converting Lender by the Administrative Agent promptly after the First Restatement Effective Date. The Incremental Tranche C Conversion Amount of any Converting Lender shall not exceed (but may be less than) the principal amount of such Converting Lender’s Initial U.S. Term Loans immediately prior to the First Restatement Effective Date. All such determinations made by the Administrative Agent and the Lead Borrower shall, absent manifest error, be final, conclusive and binding on the Lead Borrower, the Lenders and the Administrative Agent and neither the Lead Borrower nor the Administrative Agent shall have any liability to any Person with respect to such determination absent gross negligence or wilful misconduct;

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(d) the Converting Term Loans subject to the Loan Conversion shall be allocated rateably to the outstanding Borrowings of Tranche C Term Loans (based upon the relative principal amounts of Borrowings of Tranche C Term Loans subject to different Interest Periods immediately prior to giving effect thereto). Each resulting Borrowing of Converting Term Loans shall constitute a new “Borrowing” under the Restated Credit Agreement and be subject to the same Interest Period (and the same Adjusted LIBO Rate) applicable to the Borrowing of Tranche C Term Loans to which it relates, which Interest Period shall continue in effect until such Interest Period expires and a new Type of Borrowing is selected in accordance with the provisions of Section 2.03 of the Restated Credit Agreement;

(e) the New Incremental Tranche C Lender agrees to make to the Lead Borrower New Incremental Tranche C Term Loans in an aggregate principal amount equal to the commitment amount set forth opposite its name on Part A of Schedule 1 on the First Restatement Effective Date;

(f) New Incremental Tranche C Term Loans shall be initially incurred pursuant to Borrowings of LIBO Rate Loans which shall be allocated rateably to the outstanding Borrowings of Tranche C Term Loans on the First Restatement Effective Date (based upon the relative principal amounts of the Borrowings of Tranche C Term Loans subject to different Interest Periods on the First Restatement Effective Date immediately prior to giving effect thereto). Each resulting Borrowing of Converting Term Loans shall constitute a new “Borrowing” under the Restated Credit Agreement and be subject to the same Interest Period (and the same Adjusted LIBO Rate) applicable to the Borrowing of Tranche C Term Loans to which it relates, which Interest Period shall continue in effect until such Interest Period expires and a new Type of Borrowing is selected in accordance with the provisions of Section 2.03 of the Restated Credit Agreement;

(g) on the First Restatement Effective Date, the Lead Borrower shall pay in cash (i) all interest accrued but unpaid on the Initial U.S. Term Loans through the First Restatement Effective Date and (ii) to each Non-Converting Lender and each Converting Lender with a Non-Converting Portion any breakage loss or expenses due under Section 2.16 of the Credit Agreement. Notwithstanding anything to the contrary in this clause (g) or in Section 2.16 of the Original Credit Agreement, (x) each Converting Lender hereby irrevocably waives any entitlement to any breakage loss or expenses due under Section 2.16 of the Credit Agreement with respect to the repayment of any Initial U.S. Term Loans it held as a Lender which have been converted into Converting Term Loans on the First Restatement Effective Date and (y) each Lender that previously held Initial U.S. Term Loans that agrees to become a Lender with respect to New Incremental Tranche C Term Loans (by execution of an Assignment and Acceptance with respect to any New Incremental Tranche C Term Loans), hereby irrevocably waives any entitlement to any breakage loss or expenses due under Section 2.16 of the Credit Agreement with respect to Initial U.S. Term Loans it held as a Lender repaid by the New Incremental Tranche C Lender in an amount that is equal to the amount of New Incremental Tranche C Term Loans acquired by it;

(h) promptly following the First Restatement Effective Date, all Term Notes, if any, evidencing the Refinanced Term Loans shall be cancelled, and any Converting Lender or Lender that acquires New Incremental Tranche C Term Loans may request that such Term Loans be evidenced by a Term Note pursuant to Section 2.04(e) of the Credit Agreement; and

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(i) on the First Restatement Effective Date (after giving effect to this Restatement Agreement), the aggregate outstanding principal amount of the Tranche C Term Loans shall be $515,000,000.00.

SECTION 4. Euro Term Loan Facility. Subject to and upon the terms and conditions set forth herein:

(a) the Euro Term Facility Lender agrees to make to the German Borrower Euro Term Loans in an aggregate principal amount equal to the commitment amount set forth opposite its name on Part B of Schedule 1 on the First Restatement Effective Date; and

(b) the Euro Term Loans will accrue interest at the applicable rate per annum and for the Interest Period selected in accordance with Section 2.06 of the Restated Credit Agreement.

SECTION 5. Voluntary Prepayments. Voluntary prepayments of Incremental Tranche C Term Loans and Euro Term Loans may be applied at the applicable Borrower’s election in accordance with Section 2.12 of the Restated Credit Agreement.

SECTION 6. Mandatory Prepayments. Mandatory prepayments of Incremental Tranche C Term Loans and Euro Term Loans shall be applied at the applicable Borrower’s election in accordance with Section 2.13 of the Restated Credit Agreement.

SECTION 7. Repricing Transactions. In the event that:

(a) the Tranche C Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13(c) of the Credit Agreement, as amended hereby, or in the event of an assignment of such Tranche C Term Loans pursuant to Section 2.21(a)(iv) of the Credit Agreement, as amended hereby, in each case, in connection with a Repricing Transaction, on or prior to March 4, 2013, the Lead Borrower shall pay to the relevant Lenders a prepayment fee (“Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned; and

(b) the Euro Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13(c) of the Credit Agreement, as amended hereby, or in the event of an assignment of such Euro Term Loans pursuant to Section 2.21(a)(iv) of the Credit Agreement, as amended hereby, in each case, in connection with a Repricing Transaction, on or prior to the date that is the six month anniversary of the First Restatement Effective Date, the Lead Borrower shall pay to the relevant Lenders a Prepayment Fee equal to 1.00% of the principal amount so prepaid or assigned.

SECTION 8. Amendments to Holdings/Lead Borrower Guaranty. Effective as of the First Restatement Effective Date, and subject to the terms and conditions set forth herein, the Holdings/Lead Borrower Guaranty is hereby amended as follows:

(a) inserting the words “(excluding any Excluded Swap Obligations)” at the end of the definition of “Guaranteed Obligations” in Section 1(b) thereof immediately before “.”; and

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(b) inserting the following clause as a new Section 16 thereof:

“Section 16 Keepwell. The Lead Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that the Lead Borrower shall only be liable under this Section 16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 16, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Lead Borrower under this Section 16 shall remain in full force and effect until the termination of this Agreement pursuant to Section 2(c). The Lead Borrower intends that this Section 16 constitute, and this Section 16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”.

SECTION 9. Amendments to U.S. Subsidiary Guaranty. Effective as of the First Restatement Effective Date, and subject to the terms and conditions set forth herein, the U.S. Subsidiary Guaranty is hereby amended by inserting the words “(excluding any Excluded Swap Obligations)” at the end of the definition of “Guaranteed Obligations” in Section 1(b) thereof immediately before “.”.

SECTION 10. Amendments to U.S. Security Agreement. Effective as of the First Restatement Effective Date, and subject to the terms and conditions set forth herein, the U.S. Security Agreement is hereby amended by:

(a) deleting each reference to “June 30 and December 31” in Section 5(a) thereof and replacing such references with “March 31 and September 30”; and

(b) deleting the reference to “December 31, 2010” in Section 5(a) thereof and replacing such reference with “March 31, 2014”.

SECTION 11. Acknowledgements and consents. Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, the Administrative Agent, the Converting Lenders, the New Incremental Tranche C Lender, the Euro Term Facility Lender and the Required Lenders party hereto each agree that (i) all Euro Term Loans made (or deemed to be made) pursuant hereto shall constitute Credit Agreement Refinancing Indebtedness with respect to the Initial U.S. Term Loans and that this Restatement Agreement shall constitute a Refinancing Amendment pursuant to and in accordance with Section 2.26 of the Restated Credit Agreement and (ii) all Incremental Tranche C Term Loans made (or deemed to be made) pursuant hereto shall constitute Incremental Term Loans and that this Restatement Agreement shall constitute an Incremental Term Loan Assumption Agreement pursuant to and in accordance with Section 2.22 of the Restated Credit Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that all of the Incremental Tranche C Term Loans made (or deemed to be made) pursuant hereto shall, together with all Tranche C Term Loans existing as of the First Restatement Effective Date, constitute a single Class of Tranche C Term Loans for all purposes

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in connection with the Restated Credit Agreement. The Converting Lenders, the New Incremental Tranche C Lender, the Euro Term Facility Lender and the Required Lenders party hereto each hereby consent to and expressly authorize the Administrative Agent to enter into any document (including the Mortgage Amendments and other real estate related documents), and to take any actions, in order to give effect to the terms of this Restatement Agreement.

SECTION 12. Representations and Warranties. Each of Holdings, the Lead Borrower, the Canadian Borrower and the German Borrower represents and warrants:

(a) the representations and warranties set forth in Article III of the Restated Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the First Restatement Effective Date after giving effect hereto and to any extension of loans requested to be made on the First Restatement Effective Date and the application of the proceeds thereof, except to the extent such representations and warranties expressly relate to an earlier date (for purposes of this representation and warranty, (x) in Section 3.22 of the Restated Credit Agreement, the reference to “Closing Date” shall be deemed to refer to the First Restatement Effective Date and the reference to “Transactions” shall be deemed to also include a reference to the transactions contemplated by this Restatement Agreement, and such representation shall be made after giving effect to the Refinancing Term Loans made on the First Restatement Effective Date and (y) the financial statements referenced in Section 3.05(a) of the Restated Credit Agreement shall be deemed to refer to the financial statements most recently delivered by the Lead Borrower pursuant to Section 5.04 of the Original Credit Agreement);

(b) at the time of and immediately after the First Restatement Effective Date after giving effect hereto and to any extension of loans requested to be made on the First Restatement Effective Date and the application of the proceeds thereof, (x) no Default or Event of Default shall have occurred and be continuing and (y) the German Borrower and each German Subsidiary Guarantor is not unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) and not over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung));

(c) each of Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, each U.S. Subsidiary Guarantor and each German Guarantor has the power and authority to execute, deliver and perform its obligations under this Restatement Agreement and under each of the Loan Documents and each other agreement or instrument contemplated thereby as amended or supplemented hereby to which it is a party and, in the case of the Lead Borrower and the German Borrower, to borrow hereunder;

(d) the transactions contemplated hereby (i) have been duly authorized by all requisite corporate and, if required, stockholder action or shareholders’ resolution (as applicable) of Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, each U.S. Subsidiary Guarantor and each German Guarantor and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, or equivalent document, of Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, any U.S. Subsidiary Guarantor or any German Guarantor, (2) any order of any Governmental Authority or (3) any provision of any indenture,

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agreement or other instrument to which Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, any U.S. Subsidiary Guarantor or any German Guarantor is a party or by which any of them or any of their property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower or any of their respective Restricted Subsidiaries (other than any Lien created under the Security Documents or the ABL Documents);

(e) this Restatement Agreement has been duly executed and delivered by each Loan Party and the German Borrower party hereto, and this Restatement Agreement and each Loan Document to which it is a party as amended or supplemented hereby constitutes a legal, valid and binding obligation of such Loan Party or, as the case may be the German Borrower, enforceable against such Loan Party or, as the case may be, the German Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability;

(f) no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the transactions contemplated hereby, except for such as have been made or obtained prior to the First Restatement Effective Date and are in full force and effect on the First Restatement Effective Date;

(g) after giving effect to the Incremental Tranche C Term Loans and the application of the proceeds thereof, the aggregate amount of all Incremental Tranche C Term Loans made available pursuant to this Restatement Agreement and Section 2.22 of the Restated Credit Agreement will not exceed the Maximum Incremental Amount; and

(h) the terms of this Restatement Agreement comply with the requirements of Section 2.22 and Section 2.26 of the Restated Credit Agreement, as amended by this Restatement Agreement.

SECTION 13. Conditions to the First Restatement Effective Date. This Restatement Agreement shall become effective as of the first date occurring on or prior to December 18, 2013 (such first date, the “First Restatement Effective Date”) when each of the following conditions shall have been satisfied (or waived):

(a) the Administrative Agent shall have received (i) from Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, each U.S. Subsidiary Guarantor, each Converting Lender, each Required Lender and the Administrative Agent, an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof and the same have been delivered (including by way of facsimile or other electronic transmission) to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: Corinne Milliken

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(ProjectSpectrumBrandsRefinancing@whitecase.com ; facsimile number 212-354-8113), counsel to the Administrative Agent and (ii) from each German Guarantor, an executed counterpart of the German Subsidiary Guaranty or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart thereof and the same shall have been delivered (including by way of facsimile or other electronic transmission) to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: Corinne Milliken (ProjectSpectrumBrandsRefinancing@whitecase.com ; facsimile number 212-354-8113), New York counsel to the Administrative Agent. In addition, the German Borrower and the respective German Guarantor shall have executed (i) a share pledge to be granted by the German Borrower over its equity interest in Tetra Holding GmbH in favour of the Collateral Agent and (ii) a share pledge to be granted by the German Borrower over its equity interest in Rayovac Europe GmbH in favour of the Collateral Agent;

(b) the representations and warranties set forth in Section 12 above shall be true and correct in all material respects on and as of the First Restatement Effective Date after giving effect hereto and to any extension of loans requested to be made on the First Restatement Effective Date and the application of the proceeds thereof (it being understood that (x) any representation or warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects after taking into account such qualification and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects after taking into account such qualification, as the case may be) as of such specified date);

(c) no Default or Event of Default shall have occurred and be continuing or shall result from the borrowing of the Refinancing Term Loans;

(d) the Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Lead Borrower (x) certifying as to clauses (b) and (c) above and (y) designating that the Incremental Tranche C Term Loans are to be incurred under clause (b) of the definition of “Maximum Incremental Amount” in the Restated Credit Agreement;

(e) the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Lead Borrower (after giving effect to the Refinancing Term Loans made on the First Restatement Effective Date and the application of the proceeds thereof) substantially in the form attached as Exhibit L of the Restated Credit Agreement;

(f) the Administrative Agent and any “Engagement Party” (each, an “Engagement Party”) referred to in the Engagement Letter entered into in connection herewith shall have received by wire transfer of immediately available funds, all applicable fees and other amounts due and payable on or prior to the First Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder, under such Engagement Letter or under any other Loan Document, including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Engagement Parties and the Administrative Agent, and, if necessary, one local counsel in each relevant jurisdiction;

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(g) the Lead Borrower shall have paid to the Administrative Agent, for the account of each Lender that delivers a counterpart signature page to this Restatement Agreement (as either a “Converting Lender” or as a “Required Lender”) at or prior to 12.00 noon, New York City time, on December 10, 2013, a consent fee (the “Consent Fee”) in an amount equal to 0.025% of the aggregate principal amount of Term Loans of such Lender outstanding immediately prior to giving effect to this Restatement Agreement, which Consent Fee shall be earned, due and payable in immediately available funds on the First Restatement Effective Date, and, once paid, shall be non-refundable;

(h) in the case of each U.S. Loan Party party hereto, the Administrative Agent shall have received (i) either (x) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of such U.S. Loan Party, certified as of a recent date by the Secretary of State of the state of its organization or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate as to the good standing of such Loan Party as of a recent date, from such Secretary of State or other applicable similar Governmental Authority; (iii) a certificate of the Secretary or Assistant Secretary of such Loan Party dated the First Restatement Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the First Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Lead Borrower, the borrowings in respect of the Incremental Tranche C Term Loans incurred by it hereunder and under the Restated Credit Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-law, operating agreement or similar governing document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (D) to the extent not previously delivered to the Administrative Agent as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above;

(i) in the case of each German Loan Party party hereto or party to the German Subsidiary Guaranty and the German Security Documents, the Administrative Agent shall have received (i) an up-to-date (aktuell) commercial register extract (Handelsregisterausdruck), articles of association (Satzung) of each such German Loan Party, copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable); (ii) a copy of resolutions signed by all the holders of the issued shares of each such German Loan Party and, if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of each such German Loan Party, approving the terms of, and the transactions contemplated by this Restatement Agreement and the other Loan Documents and, in the case of the German Borrower,

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the borrowings hereunder; (iii) a specimen of the signature of each person authorized to execute this Restatement Agreement, any other Loan Document and other documents and notices to be signed and/or dispatched by each such German Loan Party under or in connection with this Restatement Agreement and/or the other Loan Documents to which such German Loan Party is a party; and (iv) a certificate of an authorized signatory of each such German Loan Party certifying that the copy of each document relating to it specified in (i) to (iii) above is correct, complete and in full force and effect as at a date no earlier than the First Restatement Effective Date;

(j) in the case of the Canadian Borrower, the Administrative Agent shall have received (i) either (x) a copy of the certificate or articles of amalgamation or equivalent organizational document, including all amendments thereto, of the Canadian Borrower, certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or (y) confirmation from the Canadian Borrower that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate as to the good standing of the Canadian Borrower as of a recent date, from such Governmental Authority; (iii) a certificate of the Secretary (or other officer) of the Canadian Borrower dated the First Restatement Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of the Canadian Borrower as in effect on the First Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of shareholder resolutions duly adopted by the shareholders of the Canadian Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party (including ratification of the transactions contemplated under the New Term Loan Commitment Agreement No. 1 and the Amendment No. 1 to Credit Agreement dated August 13, 2013), and that such shareholder resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-law, operating agreement or similar governing document of the Canadian Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (D) to the extent not previously delivered to the Administrative Agent as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Canadian Borrower; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary (or other officer) executing the certificate pursuant to clause (iii) above;

(k) the Administrative Agent shall have received (i) a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York counsel for Holdings and the Lead Borrower reasonably acceptable to the Administrative Agent, (ii) a favorable written opinion of Latham & Watkins LLP, German counsel for the German Loan Parties, in relation to the valid execution of this Restatement Agreement, the German Subsidiary Guaranty and any German Security Document by the German Borrower and the German Guarantors party thereto and (iii) a favorable written opinion of White & Case LLP, German counsel for the Administrative Agent, in relation to the enforceability of any German Security Document, (A) in each case dated as of the First Restatement Effective Date and (B) Holdings, the Lead Borrower and the German Loan Parties hereby request (in the case of counsel advising them) that such counsel deliver the opinions referred to in subparagraphs (j)(i) and (j)(ii);

11

(l) to the extent not previously delivered, the Administrative Agent shall have received at least 3 Business Days prior to the First Restatement Effective Date (unless otherwise agreed by the Engagement Parties), to the extent requested by the Administrative Agent at least 5 Business Days prior to the First Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(m) the Administrative Agent shall have received (x) a notice of Borrowing as required by Section 2.03 of the Restated Credit Agreement in respect of each Refinancing Term Loan and (y) an irrevocable prepayment notice in a form to be agreed between the Lead Borrower and the Administrative Agent in relation to the prepayment of the Refinanced Term Loans;

(n) the Administrative Agent shall have received an amendment and consent executed and delivered by the Required Lenders (as defined in the ABL Credit Agreement), among other things, permitting the incurrence of the Refinancing Term Loans; and

(o) on or prior to the First Restatement Effective Date and concurrently with the satisfaction of the other conditions precedent set forth in this Section 13 and the incurrence of the Refinancing Term Loans, all Refinanced Term Loans outstanding as of the First Restatement Effective Date shall have been repaid in full, together with all interest, fees and other amounts accrued with respect to such Refinanced Term Loans as of the First Restatement Effective Date, pursuant to arrangements satisfactory to the Administrative Agent, the Lead Borrower and the applicable Lenders.

SECTION 14. Post-Closing Obligations. Within sixty (60) days of the First Restatement Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received:

(a) a fully executed counterpart of an amendment to each Existing Mortgage (individually, a “Mortgage Amendment” and, collectively, “Mortgage Amendments”; together with the Existing Mortgages, as amended by the applicable Mortgage Amendments, if any, individually, an “Amended Mortgage” and, collectively, “Amended Mortgages”), each duly executed by the applicable U.S. Loan Party, together with evidence that such counterparts have been delivered to the title insurance company insuring the Amended Mortgages for recording;

(b) a date down and modification endorsement or an ALTA 11 endorsement in connection with each existing lender’s title insurance policy insuring each Existing Mortgage or to the extent unavailable, a new lender’s title insurance policy, insuring that each Amended Mortgage is a valid and enforceable Lien on the applicable Mortgaged Property, free of any other Liens except Liens permitted by Section 6.02 of the Credit Agreement or Liens arising by operation of law, at the time of recordation thereof; and

12

(c) such affidavits, certificates, information and instruments of indemnification, including, without limitation, memoranda of intercreditor agreement executed by the Administrative Agent and the ABL Administrative Agent, in each case, to the extent required to induce the title company to issue the endorsements and/or title insurance policies contemplated in subparagraph (b) above and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes, if applicable, and related charges required for the issuance of such endorsements and/or title insurance policies.

SECTION 15. Acknowledgment of New Incremental Tranche C Lender and Euro Term Facility Lender. Each Converting Lender, the New Incremental Tranche C Lender, the Euro Term Facility Lender, any Lender that acquires any New Incremental Tranche C Term Loans from the New Incremental Tranche C Lender (by its execution of an Assignment and Acceptance with respect to such New Incremental Tranche C Term Loans) and any Lender that acquires any Euro Term Loans from the Euro Term Facility Lender (by its execution of an Assignment and Acceptance with respect to such Euro Term Loans) (together, the “New Lenders”) expressly acknowledges that neither any Agent, nor any Engagement Party, nor any of their Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact have made any representations or warranties to it and that no act by any Agent or Engagement Party hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or any Engagement Party to any New Lender. Each New Lender represents to the Agents and the Engagement Parties that it has, independently and without reliance upon any Agent, Engagement Party or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and the German Loan Parties and their respective affiliates and made its own decision to provide Refinancing Term Loans hereunder and enter into this Restatement Agreement (or, as applicable, acquire New Incremental Tranche C Term Loans or Euro Term Loans pursuant to an Assignment and Acceptance) and, in each case, become a Lender under the Restated Credit Agreement. Each New Lender also represents that it will, independently and without reliance upon any Agent, Engagement Party or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Restated Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and the German Loan Parties and their respective affiliates. Each New Lender hereby (a) confirms that it has received a copy of the Restated Credit Agreement and each other Loan Document and such other documents (including financial statements) and information as it deems appropriate to make its decision to enter into this Restatement Agreement (or, as applicable, acquire New Incremental Tranche C Term Loans or Euro Term Loans pursuant to an Assignment and Acceptance), (b) agrees that it shall be bound by the terms of the Restated Credit Agreement as a Lender thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (c) irrevocably designates and appoints the Agents as the agents of such New Lender under the Restated Credit Agreement and the other Loan Documents, and each New Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf

13

under the provisions of the Restated Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of the Restated Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (d) specifies as its lending office and address for notices the offices set forth on the Administrative Questionnaire provided by it to the Administrative Agent prior to the date hereof.

SECTION 16. Governing Law. This Restatement Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

SECTION 17. Confirmation of Guarantees and Security Interests. By signing this Restatement Agreement, each U.S. Loan Party party hereto hereby confirms that (a) the obligations of the Lead Borrower, the Canadian Borrower and the German Borrower under the Original Credit Agreement and the other Loan Documents as amended, modified or supplemented by the terms of this Restatement Agreement (including with respect to the Refinancing Term Loans contemplated by this Restatement Agreement and the incurrence of the German Obligations by the German Borrower) (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Holdings/Lead Borrower Guaranty (as amended, modified or supplemented by the terms of this Restatement Agreement), the U.S. Subsidiary Guaranty (as amended, modified or supplemented by the terms of this Restatement Agreement), the Security Documents (including the U.S. Security Agreement (as amended, modified or supplemented by the terms of this Restatement Agreement)), and the other Loan Documents, (ii) constitute “Obligations”, “Secured Obligations” and “Guaranteed Obligations” or other similar term for purposes of the Original Credit Agreement, the Security Documents and each other Loan Document, in each case as amended, modified or supplemented by this Restatement Agreement and (iii) notwithstanding the effectiveness of the terms hereof, the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty, the Security Documents, and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (b) each New Lender shall be a “Secured Party”, a “Secured Creditor” and a “Lender” (including without limitation for purposes of the definition of “Required Lenders” contained in Section 1.01 of the Restated Credit Agreement) for all purposes of the Restated Credit Agreement and the other Loan Documents. By signing this Restatement Agreement, each Loan Party party hereto ratifies and confirms that all Liens granted, conveyed, or assigned to any Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations (including the German Obligations) as amended, modified and/or increased hereby.

SECTION 18. Credit Agreement Governs. This Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or Agent under the Original Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement or any other provision of the Original Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement, the Restated Credit Agreement or any other Loan Document in similar or different circumstances.

14

SECTION 19. Counterparts. This Restatement Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Restatement Agreement by facsimile or electronic (i.e., “pdf’ or “tif’) transmission shall be effective as delivery of a manually executed counterpart of this Restatement Agreement.

SECTION 20. Miscellaneous. This Restatement Agreement shall constitute a “Refinancing Amendment”, an “Incremental Term Loan Assumption Agreement” and a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents. The Lead Borrower shall pay all reasonable fees, costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation and execution of this Restatement Agreement and the transactions contemplated hereby. The provisions of this Restatement Agreement are deemed incorporated as of the First Restatement Effective Date into the Restated Credit Agreement as if fully set forth therein. To the extent required by the Restated Credit Agreement, each of the Lead Borrower and the Administrative Agent hereby consent to each New Lender that is not a Lender as of the date hereof becoming a Lender under the Restated Credit Agreement on the First Restatement Effective Date. In addition, the Lead Borrower hereby consents to the assignment by any New Lender of all or a portion of its Refinancing Term Loans to any bank, financial institution or other investor identified by any Engagement Party in writing to the Lead Borrower or the German Borrower, as appropriate, on or prior to the date hereof.

SECTION 21. Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Restatement Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank.]

15

IN WITNESS WHEREOF, the parties hereto have caused this Restatement Agreement to be duly executed as of the date first above written.

APPLICA CONSUMER PRODUCTS, INC.
APPLICA MEXICO HOLDINGS, INC.
DB ONLINE, LLC
HP DELAWARE, INC.
HPG LLC
NATIONAL MANUFACTURING CO.
NATIONAL MANUFACTURING MEXICO A LLC
NATIONAL MANUFACTURING MEXICO B LLC
PRICE PFISTER, INC.
ROV INTERNATIONAL HOLDINGS LLC
SCHULTZ COMPANY
UNITED INDUSTRIES CORPORATION
UNITED PET GROUP, INC.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Vice President

SPECTRUM BRANDS, INC.
TOASTMASTER, INC.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Senior Vice President

BALDWIN HARDWARE CORPORATION
KWIKSET CORPORATION
WEISER LOCK CORPORATION

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Vice President

By:	/s/ John Beattie
Name: John Beattie
Title: Vice President and Treasurer

ROV HOLDING, INC.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Secretary

[Signature Page to Spectrum Amendment and Restatement Agreement (December 2013)]

SB/RH HOLDINGS, LLC

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: Senior Vice President,
Secretary and General Counsel

SPECTRUM BRANDS CANADA, INC.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title: President

By:	/s/ John Beattie
Name: John Beattie
Title: Treasurer

[Signature Page to Spectrum Amendment and Restatement Agreement (December 2013)]

SPECTRUM BRANDS EUROPE GMBH

By:	/s/ Andreas Rouvé
Name: Andreas Rouvé
Title: President International

By:	/s/ Anja Krigel
Name: Anja Krüger
Title: Director Legal Affairs

[Signature Page to Spectrum Amendment and Restatement Agreement (December 2013)]

AFFIDAVIT OF OUT-OF-STATE EXECUTION AND DELIVERY

I, Nathan E. Fagre, after being duly sworn, did depose and state:

1. That I am the Vice President of APPLICA CONSUMER PRODUCTS, INC., a Florida corporation (“Consumer Products”).

2. That on or about December 18, 2013, I, on behalf of Consumer Products, executed and delivered that certain First Amendment and Restatement Agreement, dated as of December 18, 2013 (the “Credit Agreement Amendment”), in respect of the Credit Agreement, dated as of December 17, 2012, as amended by the Amendment No. 1 to Credit Agreement dated as of August 13, 2013, and as further amended by the New Term Loan Commitment Agreement No.1 dated as of August 13, 2013, by and among Spectrum Brands, Inc., Spectrum Brands Canada, Inc., SB/RH Holdings, LLC, the lenders party thereto, Deutsche Bank AG New York Branch (the “Administrative Agent”) and the other parties thereto.

3. That the Credit Agreement Amendment was executed in Madison, Wisconsin and delivered to counsel for Consumer Products, Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York, New York for delivery to counsel for the Administrative Agent, White & Case LLP, in New York, New York.

4. That affiant is making this affidavit in order to confirm that the Credit Agreement Amendment was executed and delivered outside of the State of Florida.

[Remainder of Page Intentionally Left Blank]

FURTHER AFFIANT SAYETH NOT.

Executed this 18 day of December, 2013.

AFFIANT:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre

SWORN TO AND SUBSCRIBED before me this 18 day of December, 2013, by Nathan E. Fagre, who is personally known to me or has produced Drive’s Licenseas identification.

	Notary:	/s/ Cassandra Best
[NOTARIAL SEAL]	Print Name: Cassandra Best
Notary Public, State of: Wisconsin
My commission expires: Permanent

[Signature Page to Florida Out of State Affidavit]

ADMINISTRATIVE AGENT:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

[Signature Page to Spectrum Amendment and Restatement Agreement (December 2013)]

NEW INCREMENTAL TRANCHE C LENDER

DEUTSCHE BANK AG NEW YORK BRANCH, as New Incremental Tranche C Lender

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

EURO TERM FACILITY LENDER

DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Term Facility Lender

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

Exhibit A

[Form of Restated Credit Agreement attached]

EXHIBIT A - FORM OF AMENDED AND RESTATED

CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT

originally dated as of December 17, 2012, as amended by Amendment No. 1 to Credit Agreement dated as of August 13, 2013, as further amended by New Term Loan Commitment Agreement No. 1 dated as of August 13, 2013 and as amended and restated pursuant to the First Restatement Agreement on the First Restatement Effective Date

among

SPECTRUM BRANDS, INC.

as Lead Borrower,

SPECTRUM BRANDS CANADA, INC.,

as Canadian Borrower,

SPECTRUM BRANDS EUROPE GmbH,

as German Borrower,

SB/RH HOLDINGS, LLC,

THE LENDERS PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

with respect to the Initial Term Loan Facilities,

DEUTSCHE BANK SECURITIES INC. and BARCLAYS BANK PLC,

as Joint Bookrunners and Joint Lead Arrangers,

BARCLAYS BANK PLC,

as Syndication Agent

JEFFERIES GROUP, INC., SUNTRUST BANK and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents

with respect to the Tranche A Term Loan Facility and the Tranche C Term Loan Facility

CREDIT SUISSE SECURITIES (USA) LLC, and DEUTSCHE BANK SECURITIES INC., as Joint

Bookrunners and Joint Lead Arrangers

with respect to the Incremental Tranche C Term Loan Facility and the Euro Term Loan Facility

DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE SECURITIES (USA) LLC, as Joint

Bookrunners and Joint Lead Arrangers

		Page

ARTICLE I Definitions		2

Section 1.01	Defined Terms	2
Section 1.02	Terms Generally	73
Section 1.03	Accounting Terms	73
Section 1.04	Pro Forma Calculations	73
Section 1.05	Classification of Loans and Borrowings	74
Section 1.06	Currency Equivalents Generally	75
Section 1.07	Rounding	75
Section 1.08	References to Laws	75
Section 1.09	Times of Day	75
Section 1.10	Covenant Compliance Generally	75
Section 1.11	Available Amount Transactions	75
Section 1.12	Interest Rate Calculations	75
Section 1.13	Guaranty and Security Principles	76

ARTICLE II Term Loan Facilities		76

Section 2.01	Commitments	76
Section 2.02	Term Loans	78
Section 2.03	Borrowing Procedure	79
Section 2.04	Evidence of Debt; Repayment of Loans	80
Section 2.05	Fees	80
Section 2.06	Interest on Loans	81
Section 2.07	Default Interest	82
Section 2.08	Alternate Rate of Interest	82
Section 2.09	Termination of Initial U.S. Term Loan Commitments, Canadian Term Loan Commitments, Tranche A Term Loan Commitments, Tranche C Term Loan Commitments, New Incremental Tranche C Term Loan Commitments and Euro Term Loan Commitments	83
Section 2.10	Conversion and Continuation of Borrowings	83
Section 2.11	Repayment of Term Borrowings	85
Section 2.12	Voluntary Prepayment	89
Section 2.13	Mandatory Prepayments	90
Section 2.14	Reserve Requirements; Change in Circumstances	93
Section 2.15	Change in Legality	94
Section 2.16	Breakage	95
Section 2.17	Pro Rata Treatment	96
Section 2.18	Sharing of Setoffs	96
Section 2.19	Payments	97
Section 2.20	Taxes	97

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

(v)

(continued)

SCHEDULES

Schedule 1.01(aa)	-	Fixed Charge Coverage Ratio Definitions
Schedule 1.01(a)	-	Existing Mortgaged Properties
Schedule 1.01(b)	-	U.S. Subsidiary Guarantors
Schedule 1.01(c)	-	Canadian Subsidiary Guarantors
Schedule 1.01(d)	-	German Subsidiary Guarantors
Schedule 1.13	-	Guaranty and Security Principles
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.16	-	ERISA Events
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.21	-	Labor Matters
Schedule 3.23	-	Indebtedness
Schedule 4.02(a)	-	Local Counsel
Schedule 5.16	-	Post-Closing Items
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.06		Existing Restrictive Agreements
Schedule 6.07	-	Existing Transactions with Affiliates

EXHIBITS
Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D-1	-	U.S. Security Agreement
Exhibit D-2	-	Form of Canadian Security Agreement
Exhibit D-3	-	Canadian Perfection Certificate
Exhibit E-1	-	Form of Holdings/Lead Borrower Guaranty
Exhibit E-2	-	Form of U.S. Subsidiary Guaranty
Exhibit E-3	-	Form of Canadian Subsidiary Guaranty
Exhibit E-4	-	Form of German Subsidiary Guaranty
Exhibit F	-	[Reserved]
Exhibit G	-	Collateral Trust Agreement
Exhibit H	-	ABL Intercreditor Agreement

(vi)

Exhibit I	-	Form of Affiliate Subordination Agreement
Exhibit J-1	-	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
Exhibit J-2	-	[Reserved]
Exhibit J-3	-	[Reserved]
Exhibit K	-	Form of Officer’s Certificate
Exhibit L	-	Form of Solvency Certificate
Exhibit M	-	Form of United States Tax Compliance Certificate

7

CREDIT AGREEMENT dated as of December 17, 2012 (the “Original Closing Date”), as amended by Amendment No. 1 to Credit Agreement dated as of August 13, 2013 (the “Original Credit Agreement”), as further amended by New Term Loan Commitment Agreement No. 1 dated as of August 13, 2013 and as amended and restated by the First Restatement Agreement on the First Restatement Effective Date among SPECTRUM BRANDS, INC., a Delaware corporation (the “Lead Borrower” or “Spectrum”), SPECTRUM BRANDS CANADA, INC., a Canadian corporation (the “Canadian Borrower”), SPECTRUM BRANDS EUROPE GmbH, a limited liability company organized under the laws of Germany (Gesellschaft mit beschränkter Haftung) (the “German Borrower” and, together with the Lead Borrower , the Canadian Borrower, and from and after the date on which it executes a Borrower Joinder Agreement (as defined below), any U.K. Borrower (as defined below), collectively, the “Borrowers”), SB/RH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given to it in Article I), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, including any successor thereto, the “Collateral Agent”), DEUTSCHE BANK SECURITIES INC. (“DEUTSCHE BANK”) and BARCLAYS BANK PLC (“BARCLAYS”) as joint lead arrangers and joint bookrunners, Barclays as syndication agent and JEFFERIES GROUP, INC., SUNTRUST BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as co-documentation agents, with respect to the Initial Term Loan Facilities, CREDIT SUISSE SECURITIES (USA) LLC (“CREDIT SUISSE”) and DEUTSCHE BANK, as joint lead arrangers and joint bookrunners, with respect to the Tranche A Term Loan Facility and the Tranche C Term Loan Facility and DEUTSCHE BANK and CREDIT SUISSE, as joint lead arrangers and joint bookrunners, with respect to the Refinancing Facilities (as defined in the First Restatement Agreement).

PRELIMINARY STATEMENTS

(A) Holdings, the Lead Borrower, the Canadian Borrower, the Lenders and the Administrative Agent and the other agents are party to the Original Credit Agreement and the First Restatement Agreement and (B) the German Borrower is a party to the First Restatement Agreement. Pursuant to the First Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended and restated in the form of this Agreement.

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of June 16, 2010, among Spectrum and certain of its Subsidiaries, as borrowers, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“ABL Documents” shall mean the ABL Credit Agreement and all other instruments, agreements and other documents delivered thereunder or providing for any Guarantee or other right in respect thereof.

“ABL Intercreditor Agreement” shall mean the Intercreditor Agreement, dated June 16, 2010, among Spectrum, Holdings, certain of Spectrum’s subsidiaries, the Collateral Trustee and Bank of America, N.A., as administrative agent under the ABL Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted hereunder.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate or the Canadian Prime Rate, as applicable.

“Acquired Company” shall mean those certain assets and that certain business comprising the residential hardware and home improvement business of the Seller that were acquired by Spectrum pursuant to the Acquisition Agreement.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(f).

“Acquisition” shall mean the collective reference to the First Acquisition and the Second Acquisition (as each term is defined in the Acquisition Agreement).

“Acquisition Agreement” shall mean that certain Acquisition Agreement dated October 8, 2012 (together with the exhibits and disclosure schedules thereto) between the Seller and Spectrum.

“Acquisition Representations” shall mean the representations made by the Seller with respect to the Acquired Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Spectrum or any of its Subsidiaries has the right (determined without regard to any notice requirement thereof) to terminate the obligations of Spectrum or any of its Subsidiaries under the Acquisition Agreement or decline to consummate the Acquisition (in each case pursuant to the terms thereof) as a result of a breach of one or more of such representations in the Acquisition Agreement.

“Adjusted EURIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to the greater of (a) 0.75% and (b) the EURIBOR Rate in effect for such Interest Period.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the greater of (a) 0.75% and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) the Statutory Reserve Rate.

“Adjusted Sterling Rate” shall have the meaning assigned to such term in the applicable Borrower Joinder Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement hereto.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to any Loan Party and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit I pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement.

“Affiliated Lender” shall mean the Permitted Investors and their respective Affiliates (other than Holdings, the Borrowers and any of their respective Subsidiaries).

“Agents” shall mean the Collateral Trustee, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement” shall mean this Amended and Restated Credit Agreement dated as of December 18, 2013, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.20.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrowers or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (d) 1.75%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Excess Cash Flow Percentage” shall mean 50%; provided that, so long as no Default or Event of Default exists on the respective Excess Cash Flow Payment Date, (i) if the Total Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 3.50:1.00 but greater than 2.50:1.00, then the Applicable Excess Cash Flow Percentage instead shall be 25% and (ii) if the Total Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 2.50:1.00, then the Applicable Excess Cash Flow Percentage instead shall be 0%.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, for any day (a) for the Tranche A Term Loan Facility, (i) with respect to any Eurocurrency Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate, 2.25% per annum; and (ii) with respect to any ABR Loan bearing interest at a rate determined by reference to the Alternate Base Rate, 1.25% per annum; and (b) for the Tranche C Term Loan Facility, (i) with respect to any Eurocurrency Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate, 2.75% per annum; and (ii) with respect to any ABR Loan bearing interest at a rate determined by reference to the Alternate Base Rate, 1.75% per annum.

“Applicable Canadian Margin” shall mean, for any day (a) with respect to any Eurocurrency Loan bearing interest at a rate determined by reference to the CDOR Rate, 3.75% per annum and (b) with respect to any ABR Loan bearing interest at a rate determined by reference to the Canadian Prime Rate, 2.75% per annum.

“Applicable Euro Margin” shall mean, for any day with respect to any Eurocurrency Loan bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate, 3.00% per annum.

“Applicable Sterling Margin” shall have the meaning assigned to such term in the applicable Borrower Joinder Agreement.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger or otherwise) by the Lead Borrower or any of its Restricted Subsidiaries to any Person other than the Lead Borrower or any North American Subsidiary Guarantor of (a) any Equity Interests of any of the Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Lead Borrower or any of its Restricted Subsidiaries.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Available ECF Amount” shall mean, at any date (the “Reference Date”), the sum of:

(a) Cumulative Retained Excess Cash Flow Amount minus (a) any amounts thereof used to make Investments pursuant to Section 6.04(q)(y) after the Closing Date and on or prior to such date; plus

(b) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Capital Stock) received or made by the Lead Borrower (or any direct or indirect parent thereof and contributed by such parent to the Lead Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(c) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Lead Borrower or any of its Restricted Subsidiaries from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Lead Borrower or any of its Restricted Subsidiaries from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Lead Borrower or any of its Restricted Subsidiaries to such Minority Investments or Unrestricted Subsidiaries; plus

(e) to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.13(a), the aggregate amount of all Net Cash Proceeds received by the Lead Borrower or any of its Restricted Subsidiaries in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus

(f) the aggregate amount of Restricted Payments thereof made after the Closing Date and on or prior to such date pursuant to Section 6.06(a)(viii); minus

(g) the aggregate amount of payments thereof made after the Closing Date and on or prior to such date pursuant to Section 6.09(b)(i)(2).

“Barclays” shall have the meaning assigned to such term in the introductory statement hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Joinder Agreement” shall mean a borrower joinder agreement in a form reasonably satisfactory to the Administrative Agent and the Lead Borrower.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrower Representative” shall mean the entity appointed to act on behalf of the Borrowers pursuant to Section 2.27.

“Borrowers” shall have the meaning assigned to such term in the introductory statement hereto.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean the sum of (1) 60% of the book value of inventory of the Lead Borrower and its Restricted Subsidiaries and (2) 80% of the net trade and other accounts receivables of the Lead Borrower and its Restricted Subsidiaries (as reported on the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries in accordance with GAAP) (in each case, determined as of the end of the most recently ended Fiscal Quarter of the Lead Borrower for which internal consolidated financial statements of the Lead Borrower are available, and, in the case of any determination relating to any incurrence of Indebtedness on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such Fiscal Quarter and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Request” shall mean a request by the Lead Borrower (on behalf of itself or any other Borrower) in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close and (ii):

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, shall mean any such day described in clause (i) above that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Eurocurrency Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, shall mean any such day described in clause (i) above that is also a Canadian Banking Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, shall mean any such day described in clause (i) above that is also a TARGET Day; and

(d) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of such Eurocurrency Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, shall mean any such day set forth in the applicable Borrower Joinder Agreement.

“Canadian Anti-Terrorism Laws” shall mean any Canadian law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing or money laundering including Part II.1 of the Criminal Code, R.S.C. 1985, c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2, in each case, as amended.

“Canadian Banking Day” shall mean any day on which dealings in Canadian Dollar deposits are conducted by and between banks in the Canadian interbank market.

“Canadian Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“Canadian Collateral” shall mean all of the property which is subject or is purported to be subject to the Liens granted by the Canadian Collateral Documents.

“Canadian Collateral Documents” shall mean, collectively, the Canadian Security Agreement, each of the Canadian Mortgages and any other security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 5.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Dollar Equivalent” shall mean, with respect to an amount denominated in Dollars, the equivalent in Canadian Dollars of such amount determined at the Exchange Rate on the applicable date designated by the Administrative Agent.

“Canadian Dollars” and “C$” shall mean the lawful currency of Canada.

“Canadian Insolvency Laws” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Intellectual Property Security Agreement” shall mean, collectively, the intellectual property security agreement (dated as of the Original Closing Date) executed by the Canadian Borrower and the applicable Canadian Subsidiary Guarantors, substantially in the form of the exhibit to the Canadian Security Agreement, together with each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered by the Canadian Borrower or a Canadian Subsidiary Guarantor pursuant to Section 5.12.

“Canadian Loan Parties” shall mean, collectively, the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Mortgaged Properties” shall mean, initially, the owned real properties specified on Part 2 of Schedule 1.01(a) of the Canadian Loan Parties and shall include each other parcel of owned real property and improvements thereto with respect to which a Canadian Mortgage is granted pursuant to Section 5.12.

“Canadian Mortgages” shall mean the mortgages, deeds of trust, hypothecs, debentures, assignments of leases and rents, modifications and other security documents with respect to the Canadian Mortgaged Properties.

“Canadian Obligations” shall mean all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Canadian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Canadian Obligations of the Canadian Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, counsels’ fees, indemnities and other amounts payable by any Canadian Loan Party under any Loan Document and (b) obligations of any Canadian Loan Party arising under any Secured Hedging Agreement (excluding any Excluded Swap Obligations) and (c) Cash Management Obligations of any Canadian Loan Party.

“Canadian Payment Office” shall mean the office of the Administrative Agent located at 199 Bay Street, 47th floor, Suite 4700, Toronto, Ontario, Canada M5L 1E9 (Attention: Marcellus Leung) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Canadian Perfection Certificate” shall mean the perfection certificate substantially in the form of Exhibit D-3 to this Agreement.

“Canadian Prime Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the variable per annum rate of interest quoted in the Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time, for Canadian Dollar loans in Canada, (b) the rate of interest per annum that is equal to the sum of (I) the CDOR Rate (as determined by subsection (x) of such definition) for a one month Interest Period and (II) 1.00% per annum, and (c) the CDOR Floor plus 1.00% per annum.

“Canadian Restricted Subsidiary” shall mean a Restricted Subsidiary of the Lead Borrower that is a Canadian Subsidiary.

“Canadian Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Canadian Security Agreement.

“Canadian Security Agreement” shall mean, collectively, the Canadian Security Agreement dated as of the Original Closing Date executed by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit D-2, together with each other Canadian security agreement and Canadian security agreement supplement executed and delivered pursuant to Section 5.12.

“Canadian Subsidiary” shall mean, with respect to any Person, each subsidiary of such Person that is organized under the laws of Canada or any province or territory thereof, other than the Canadian Borrower.

“Canadian Subsidiary Guarantors” shall mean any wholly-owned Canadian Subsidiary of the Lead Borrower listed on Schedule 1.01(c) and each other Canadian Subsidiary of the Lead Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12.

“Canadian Subsidiary Guaranty” shall mean the Canadian Subsidiary Guaranty dated as of the Original Closing Date made by the Canadian Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Canadian Secured Parties, substantially in the form of Exhibit E-3, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12.

“Canadian Term Lender” shall mean each Initial Canadian Term Lender and each Lender that has a Canadian Term Loan Commitment or that holds a Canadian Term Loan.

“Canadian Term Borrowing” shall mean a borrowing consisting of simultaneous Canadian Term Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a)(ii), in each case, on the Closing Date.

“Canadian Term Loan Commitment” shall mean, as to each Lender, its obligation to make Initial Canadian Term Loans to the Canadian Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Term Loan Commitment” or opposite such caption in the Refinancing Amendment or Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Canadian Term Loan Commitments was the Canadian Dollar Equivalent of $100,000,000 as of the Original Closing Date.

“Canadian Term Loans” shall mean the Initial Canadian Term Loans, any Other Canadian Term Loans and any Extended Canadian Term Loans.

“Canadian Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Lead Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Lead Borrower for such period prepared in accordance with GAAP but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it initially provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” shall mean obligations owed by the Lead Borrower or any of its Restricted Subsidiaries to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Lead Borrower in writing to the Administrative Agent as “Cash Management Obligations”; provided that the obligations of the Lead Borrower or any of its Restricted Subsidiaries in respect of or in connection with such Cash Management Services have not been designated as ABL Obligations (as such term is defined in the ABL Intercreditor Agreement).

“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean any event that gives rise to the receipt by the Lead Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR Floor” shall mean 1.25% per annum.

“CDOR Rate” shall mean, with respect to any Eurocurrency Borrowing in Canadian Dollars for any Interest Period, the higher of (x) the rate applicable to Canadian Dollar bankers’ acceptances for a period equal to such Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Eastern Time), on the date that is two Business Days prior to the commencement of such Interest Period, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 10:00 a.m. (Eastern Time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day plus 0.10% per annum and (y) the CDOR Floor.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“CFC Holding Company” shall mean, with respect to the U.S. Term Loans, any Subsidiary of the Lead Borrower that owns one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. federal income tax purposes, and substantially all the assets of such entities (excluding equity interests in each other) consist of equity interests of such CFCs.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco and (ii) the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco directly or indirectly owned by the Permitted Investors, (b) a majority of the seats (other than vacant seats) on the board of directors of Super Holdco shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Super Holdco (or any committee thereof with the authority to nominate directors) or the Permitted Investors nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Super Holdco, Holdings or the Lead Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness (including any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, the Senior Notes, the Existing Unsecured Notes, any New Incremental Notes and any Permitted Ratio Debt), (d) Super Holdco shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Lead Borrower or (f) the Lead Borrower shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Canadian Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date. For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof; provided that increased costs as a result of any Change in Law pursuant to this clause (i) shall only be reimbursable by the Loan Parties to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case described in clauses (i) and (ii) above, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean (a) when used with respect to Lenders, refers to whether such Lenders are Term Loan Lenders, Tranche A Term Loan Lenders, Tranche C Term Loan Lenders, Canadian Term Lenders, Euro Term Lenders, Sterling Term Lenders or Extending Term Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Tranche A Term Loan Commitments, Tranche C Term Loan Commitments, Canadian Term Loan Commitments, New Incremental Tranche C Term Loan Commitments, Initial Euro Term Loan Commitments or Other Term Loan Commitments and (c) when used with respect to Loans, refers to whether such Loans are Tranche A Term Loans, Tranche C Term Loans, Canadian Term Loans, Euro Term Loans, Other Term Loans or Extended Term Loans, in each case, under this Agreement, of which such Loan or Commitment shall be a part.

“Closing Date” shall mean the Original Closing Date.

“Co-Documentation Agent” shall mean, with respect to the Initial Term Loan Facilities, each of Jefferies Group, Inc., SunTrust Bank and The Bank of Tokyo–Mitsubishi UFJ, Ltd., in its capacity as a co-documentation agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement hereto.

“Collateral Trust Agreement” shall mean the Collateral Trust Agreement, dated June 16, 2010, by and among Spectrum, Holdings, certain subsidiaries of Spectrum, Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Existing Term Loan Agreement, the Senior Secured Notes Indenture Trustee and the Collateral Trustee, as supplemented by the Supplement to Collateral Trust Agreement, dated November 7, 2011, executed and delivered by Seed Resources, L.L.C. and acknowledged and agreed to by the Collateral Trustee and the Supplement to Collateral Trust Agreement, dated as of the Closing Date, executed and delivered by certain subsidiaries of the Lead Borrower and acknowledged and agreed to by the Collateral Trustee, as modified by the Collateral Trust Joinder executed and delivered by the Administrative Agent and acknowledged and agreed to by the U.S. Loan Parties and the Collateral Trustee and as modified by that certain Notice re: 9.500% Senior Secured Notes due 2018 issued by the Lead Borrower, dated September 4, 2013, executed and delivered by U.S. Bank National Association, as trustee.

“Collateral Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as collateral trustee for the “Secured Parties” (as defined in the Collateral Trust Agreement), including any successor thereto in such capacity.

“Commitment” shall mean any U.S. Term Loan Commitment, the Tranche A Term Loan Commitment, the Tranche C Term Loan Commitment, the New Incremental Tranche C Term Loan Commitment, any Canadian Term Loan Commitment, any Euro Term Loan Commitment, the Initial Euro Term Loan Commitment, any Other Term Loan Commitment, any Incremental Term Loan Commitment and any New Term Loan Commitment.

“Commitment Letter” shall mean the Amended and Restated Commitment Letter dated October 19, 2012, among the Lead Borrower, the Joint Lead Arrangers, the Co-Documentation Agents and the Administrative Agent, as amended by the Amended and Restated Commitment Letter, dated as of November 16, 2012, among the Lead Borrower, the Joint Lead Arrangers, the Co-Documentation Agents and the Administrative Agent.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof), where appropriate.

“Company Competitor” shall mean any person that competes in any material respect with the business of Holdings, the Borrowers and their Subsidiaries from time to time, in each case as specifically identified by the Lead Borrower to the Administrative Agent from time to time in writing.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Lead Borrower dated December 2013.

“Consolidated Cash Taxes” shall mean, as of any date for the applicable period ending on such date with respect to the Lead Borrower and it Restricted Subsidiaries on a consolidated basis, the aggregate of all taxes based on income, profits or capital of the Lead Borrower and its Restricted Subsidiaries (including (i) federal, state, franchise, excise and similar taxes and foreign withholding taxes, (ii) penalties and interest related to such taxes or arising from any tax examinations and (iii) taxes in respect of repatriated funds), paid in cash during such period to the extent they exceed the amount of taxes deducted in determining Consolidated Net Income for such period.

“Consolidated Current Assets” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Consolidated Current Liabilities” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) escrow account balances and (g) any letter of credit obligations, swing line loans or revolving loans under the ABL Credit Agreement or any other revolving credit facility.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provisions for taxes on such extraordinary gains (or losses), and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business), adjusted by:

(A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clauses (viii) and (xii) below)), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capital Lease

Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense, in each case to the extent included as interest expense under GAAP)) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii) provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii) all depreciation and amortization expense of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness and Hedging Agreements;

(iv) other unusual or non-recurring cash charges, or expenses of the Lead Borrower and its Restricted Subsidiaries during such period;

(v) the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period unless such prepaid cash item was deducted in such prior period);

(vi) cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, Permitted Acquisitions or Specified Dispositions or other Specified Transactions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses;

(vii) [Reserved];

(viii) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Lead Borrower in good faith to be realized in connection with the Transactions, any Specified Transaction or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Lead Borrower shall be delivered to the Administrative Agent together with the Officer’s Certificate required to be delivered pursuant to Section 5.04(c), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of the Lead Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 12 months after the Closing Date and (II) in all other cases, within 12 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (viii) to the extent occurring more than four (4) Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of all add-backs made pursuant to this clause (viii) shall not exceed in any period 10% of Consolidated EBITDA for such period (for this purpose, determined without regard to this clause (viii));

(ix) other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed);

(x) Transaction Expenses and First Restatement Agreement Expenses;

(xi) expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Lead Borrower or any of its Subsidiaries and actually paid by such third parties;

(xii) to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption; and

(xiii) to the extent that any Holdings Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (i) through (xii) above had such change, tax or expense been incurred directly by the Lead Borrower, such Holdings Specified Expenses; and

(B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period and without duplication the amount of (i) all cash payments or cash charges made (or incurred) by the Lead Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA in a previous period, (ii) income and gain items corresponding to those referred to in clauses (A)(iv) and (A)(v) above (other than (i) accrual of revenue and amortization of deferred revenue in the ordinary course or (ii) reversals of prior accruals or reserves, to the extent such accruals or reserves had the effect of reducing Consolidated EBITDA in a prior period), (iii) gains related to pensions and other post-employment benefits, (iv) federal, state, local and foreign income tax credits and (v) the amount of any Holdings Specified Expenses, provided that to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations.

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis (after deduction for minority interests) for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i) the net income (or loss) for such period of any Person that is not a Restricted Subsidiary of the Lead Borrower or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents by such Person to the Lead Borrower or one of its Restricted Subsidiaries during such period;

(ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary of the Lead Borrower;

(iii) the net income of any Restricted Subsidiary of the Lead Borrower that is not also a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or law applicable to such Restricted Subsidiary;

(iv) any net income or loss attributable to the early extinguishment or cancellation of Indebtedness; and

(v) purchase accounting effects of adjustments to deferred revenue required or permitted by GAAP.

“Consolidated Net Tangible Assets” shall mean, as of any date, (a) the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted

Subsidiaries, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available, minus (b) the sum of (i) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (ii) current liabilities.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corrective Term Loan Extension Amendment” shall have the meaning assigned to such term in Section 2.25(e).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans or Other Term Loans, or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Refinanced Debt), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, extension, renewal or replacement, unless otherwise permitted hereby and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Crown” shall mean Her Majesty The Queen in right of Canada.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to (x) $166,803,000, plus (y) the amount of Excess Cash Flow for all fiscal years of the Lead Borrower starting with the fiscal year ending September 30, 2014 that was not (and, in the case of any fiscal year of the Lead Borrower where the respective required date of prepayment has not yet occurred pursuant to Section 2.13(b), will not on such date of required prepayment be) required to be applied as a mandatory prepayment in accordance with Section 2.13(b) (which Section 2.13(b) shall, for purposes of this definition, be construed without giving effect to any deduction pursuant to clause (B) of such Section 2.13(b)).

“DAM Exchange” shall mean the exchange of the Lenders’ interests pursuant to Section 9.26.

“DAM Exchange Date” shall mean the date, if any, upon which the maturity of the Loans is accelerated or deemed accelerated pursuant to the last paragraph of Section 7.01.

“DAM Percentage” shall mean, with respect to any Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Lender on the date immediately preceding the date of determination and (b) the denominator shall be the aggregate Designated Obligations owed to all Lenders on the date immediately preceding such date of determination.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Canadian Insolvency Laws, the German Insolvency Code (Insolvenzordnung) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, Germany, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-cash Consideration” shall mean the fair market value (as determined in good faith by the applicable Borrower) of non-cash consideration received by the applicable Borrowers or any of their respective Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by a Responsible Officer of the Lead Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Obligations” shall mean (i) all Obligations of the Lead Borrower, (ii) all Canadian Obligations of the Canadian Borrower, (iii) all German Obligations of the German Borrower and (iv) all U.K. Obligations of any U.K. Borrower (if applicable), in each case in respect of (a) principal of and interest on the Term Loans and (b) fees for the account of the Lenders in respect of the Term Loans, whether or not such amounts shall at the date of any determination be due and payable under the terms of the Loan Documents.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Lead Borrower of any of its Equity Interests to another Person.

“Disqualified Institution” shall mean (a) each bank, financial institution or other institutional lender and Company Competitor or Affiliate of a Company Competitor identified on a list made available to the Lenders on the Platform or another similar electronic system on the Closing Date (as such list may be supplemented from time to time by the Lead Borrower pursuant to clause (b) below) and (b) any other person designated in writing to the Administrative Agent after the Closing Date to the extent such person becomes a Company Competitor or is or becomes an Affiliate of a Company Competitor, which designation shall become effective two days after delivery of each such written supplement to the Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans; provided that a Company Competitor or an Affiliate of a Company Competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Company Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Company Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon an asset sale or change in control, if such right is subject to the prior payment in full of the Obligations), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollar Equivalent” shall mean, with respect to (i) an amount denominated in Dollars, such amount and (ii) an amount denominated in Canadian Dollars, Euro or Sterling, the equivalent in Dollars of such amount determined at the Exchange Rate on the applicable date designated by the Administrative Agent.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Yield” shall mean, as to any Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans or Replacement Term Loans of any tranche, the effective yield on such loans as reasonably determined by the Administrative Agent (consistent with generally accepted financial practices), taking into account the applicable interest rate margins (but not any fluctuations in LIBO Rate), any interest rate floors, and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity (other than a natural person) that extends credit or buys loans and that is approved by the Administrative Agent but excluding, (x) any Affiliated Lender, except to the extent expressly provided in Section 9.04(f), (y) Holdings, the Borrowers and their respective Subsidiaries, except to the extent expressly provided in Section 9.04(f) and (z) any Disqualified Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human or public health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, (b) the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 303 or 304 of ERISA) with respect to any Plan, whether or not waived, (c) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Lead Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Lead Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the receipt by the Lead Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the occurrence of a non-exempt “prohibited transaction” with respect to which the Lead Borrower or any of its Restricted Subsidiaries is a “disqualified person” (each within the meaning of Section 4975 of the Code) that results in material liability to the Borrower.

“EURIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing in Euros for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Banking Federation of the European Union’s Interest Settlement Rates for deposits in Euros (as set forth by any service selected by the Administrative Agent that has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that if such rate is below zero, the “EURIBOR Rate” will be deemed to be zero; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euros are offered for such relevant Interest Period to major banks in the European interbank market by an Affiliate of the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Euro Term Lender” shall mean each Initial Euro Term Lender and each Lender that has a Euro Term Loan Commitment or that holds a Euro Term Loan.

“Euro Term Loan Commitment” shall mean, as to each Lender, its Initial Euro Term Loan Commitment or its obligation to make Euro Term Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “Euro Term Loan Commitment” in the Incremental Term Loan Assumption Agreement, New Term Loan Commitment Agreement, Refinancing Amendment or Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Euro Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Euro Term Loans” shall mean the Initial Euro Term Loans, any Incremental Term Loans denominated in Euro or New Term Loans denominated in Euro made to the German Borrower or any U.K. Borrower, any Other Euro Term Loans and any Extended Euro Term Loans.

“Eurocurrency”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the CDOR Rate or the Adjusted EURIBOR Rate, as applicable.

“European Insolvency Regulation” shall mean Council Regulation (EC) No. 1346/2000 of May 29, 2012 on Insolvency Proceedings, as amended from time to time.

“Euros” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EU Sanctions Laws and Regulations” shall mean any economic or financial sanctions or requirements imposed by the European Union, the United Nations, the Federal Republic of Germany or the United Kingdom that apply to Holdings, the Borrowers or any of their respective Restricted Subsidiaries.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to any Excess Cash Flow Payment Period, an amount, not less than zero, equal to:

(a) the sum, without duplication, of (i) Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries for such Excess Cash Flow Payment Period, plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, plus (iii) the aggregate net amount of non-cash loss on Dispositions by the Lead Borrower and its Restricted Subsidiaries during such Excess Cash Flow Payment Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus (iv) the aggregate amount of any non-cash loss for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments, to the extent deducted in arriving at such Consolidated Net Income, plus (v) to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Hedging Agreements or other derivative instruments, minus

(b) the sum, without duplication (in each case, for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis), of:

(i) Capital Expenditures, except to the extent made using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness), that are (A) actually made in cash during such Excess Cash Flow Payment Period or (B) committed although not actually made in cash during such Excess Cash Flow Payment Period, so long as such Capital Expenditures are actually made in cash within six months after the end of such Excess Cash Flow Payment Period; provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Payment Period if the expenditure is not actually made in cash within such six-month period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Payment Period when such amounts deducted pursuant to clause (B) are actually spent if such amount is not added to the Excess Cash Flow pursuant to the preceding clause (x);

(ii) to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes;

(iii) the aggregate amount of all principal payments of Indebtedness of the Lead Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any repayment of Loans pursuant to Section 2.11, (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.13(a) to the extent required due to an Asset Sale that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (D) the amount of any voluntary prepayments of Loans made by Holdings, any Borrower or any of their respective Subsidiaries pursuant to Section 9.04(f) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans) (provided that (I) such prepayments or repurchases are otherwise permitted hereunder and (II) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Retained Excess Cash Flow Amount) but excluding (X) all other prepayments of Loans (other than those specified in preceding clauses (iii)(C) and (D)), (Y) all prepayments and repurchases in respect of the revolving commitments under the ABL Credit Agreement or in respect of any other revolving credit facility, except in each case to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments in respect of the Senior Notes, any Permitted Ratio Debt, any New Incremental Notes and Indebtedness constituting Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or any Subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 6.09 or occurring in connection with a refinancing of such Indebtedness permitted in accordance with the terms of this Agreement) made during such period, in each case except to the extent financed with the proceeds of Funded Debt of the Lead Borrower or any of its Restricted Subsidiaries;

(iv) to the extent not deducted in arriving at Consolidated Net Income, Restricted Payments made in cash during such period by the Lead Borrower to the extent that such Restricted Payments are made under Sections 6.06(a)(ii) and 6.06(a)(iii), solely to the extent made, directly or indirectly, with the net cash proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

(v) (A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by any Borrower during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries (except to the extent financed with the proceeds of Funded Debt other than the Loans) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements);

(vi) cash payments made by the Lead Borrower or any of its Restricted Subsidiaries during such period (to the extent not deducted in arriving at such Consolidated Net Income) in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Retained Excess Cash Flow Amount;

(vii) to the extent not deducted in arriving at Consolidated Net Income, fees, expenses and purchase price adjustments paid in cash during such period by the Lead Borrower or any of its Restricted Subsidiaries in connection with the Transaction or, in each case to the extent permitted hereunder, any Investment permitted under Section 6.04, issuance of Equity Interests or issuance of Indebtedness (whether or not consummated) and any Restricted Payment made in cash by the Lead Borrower or any of its Restricted Subsidiaries pursuant to Sections 6.06(a)(ii) and 6.06(a)(iii) to pay any of the foregoing;

(viii) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of expenditures actually made in cash from operations by the Lead Borrower or any of its Restricted Subsidiaries during such period (including expenditures for payment of financing fees) to the extent such expenditures are (1) not expensed during such period and (2) made with cash from operations;

(ix) cash from operations used by the Lead Borrower or any of its Restricted Subsidiaries or committed to be used by the Lead Borrower or any of its Restricted Subsidiaries to consummate a Permitted Acquisition or Investment, in each case, as permitted under Section 6.04 (if such Permitted Acquisition or Investment has been consummated or committed to during such period prior to the date on which a prepayment of Loans would be required pursuant to Section 2.13(b) with respect to such Excess Cash Flow Payment Period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to any Excess Cash Flow Payment Period as a result of a Permitted Acquisition or Investment that has been committed to be consummated but not yet actually consummated during such period then (x) such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Permitted Acquisition or Investment, as the case may be, being actually consummated in the immediately succeeding Excess Cash Flow Payment Period if such amount is not added to the Excess Cash Flow pursuant to the succeeding clause (y) and (y) such amount shall be added to Excess Cash Flow for the immediately succeeding Excess Cash Flow Payment Period if the Permitted Acquisition or Investment is not actually consummated during such succeeding period;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) the amount of cash expenditures in respect of Hedging Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xii) the aggregate principal amount of all mandatory prepayments of Term Loans made during such Excess Cash Flow Payment Period pursuant to Section 2.13(a), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of Consolidated Net Income (and are not in excess of such increase) for such Excess Cash Flow Payment Period; and

(xiii) the aggregate amount of non-cash tax credits and the aggregate net amount of any non-cash extraordinary gains to the extent included in arriving at Consolidated Net Income; minus

(c) any increase in Net Working Capital during such Excess Cash Flow Payment Period (measured as the excess, if any, of Net Working Capital at the end of such Excess Cash Flow Payment Period minus Net Working Capital at the beginning of such Excess Cash Flow Payment Period) or increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions of property by the Lead Borrower and its Restricted Subsidiaries during such period), except as a result of the reclassification of items from short term to long term or vice versa; plus

(d) any decrease in Net Working Capital during such Excess Cash Flow Payment Period (measured as the excess, if any, of Net Working Capital at the beginning of such Excess Cash Flow Payment Period minus Net Working Capital at the end of such Excess Cash Flow Payment Period) or decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions of property by the Lead Borrower or any of its Restricted Subsidiaries completed during such period), except as a result of the reclassification of items from short term to long term or vice versa.

“Excess Cash Flow Payment Date” shall mean the date occurring on the earlier to occur of (x) the delivery of the financial statements for such fiscal year pursuant to Section 5.04 and (y) 90 days after the end of each fiscal year of the Lead Borrower (commencing with the fiscal year of the Lead Borrower ending September 30, 2013).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Lead Borrower.

“Exchange Currency” shall have the meaning assigned to such term in the definition of “Exchange Rate” contained herein.

“Exchange Rate” shall mean on any day with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Lead Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Property” shall mean: (w) with respect to any U.S. Collateral and Canadian Collateral, (a) (i) any leasehold interest (including any ground lease interest) in real property, (ii) any fee-owned real property with a fair market value not in excess of $5,000,000 and (iii) any fixtures affixed to any real property to the extent (A) such real property has a fair market value below $3,000,000 or (B) a security interest in such fixtures may not be perfected by a UCC or PPSA financing statement (or equivalent) in the jurisdiction of organization of the applicable North American Subsidiary Guarantor or the jurisdiction of location of such assets, as applicable, but for greater certainty excluding any fixtures in connection with a mortgage on real property that is not Excluded Property by operation of clause (a)(ii) above, (b) any lease, license, franchise, charter, authorization, contract or agreement to which any North American Subsidiary Guarantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest (i) is prohibited by or in violation of any law, rule or regulation applicable to any North American Subsidiary Guarantor, except to the extent such prohibition is rendered ineffective under the UCC (or equivalent applicable foreign law), or requires any governmental or third party consent or (ii) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the contractual or legal prohibition shall no longer be applicable, shall attach to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the UCC (or equivalent applicable foreign law); provided, further, that the exclusions referred to in this clause (b) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement, (c) motor vehicles and other assets subject to certificates of title, including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements (or equivalent applicable foreign law), and rolling stock, (d) letters of credit and letter of credit rights that do not constitute supporting obligations in respect of other Collateral, except to the extent such letter of credit rights may be perfected by the filing of a UCC or PPSA financing statement (or equivalent), (e) commercial tort claims with a value not in excess of $5,000,000 in the aggregate, (f) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any law, rule or regulation applicable to any North American Subsidiary Guarantor, (ii) requires a consent (to the extent that any North American Subsidiary Guarantor has sought such consent using its commercially reasonable efforts) of any governmental authority or any third party that has not been obtained, except, in the case of clauses (f)(i) and (f)(ii), to the extent such prohibition or consent is rendered ineffective under the UCC (or equivalent applicable foreign law), or (iii) to the extent a security interest in such assets would result in adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Lead Borrower, (g) (i) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (or comparable applicable foreign law), prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act (or comparable applicable foreign law), to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law and (ii), other than in respect of the Canadian Collateral or the German Collateral, any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create or perfect any security interest in assets located or titled outside the U.S., including any Intellectual Property (as defined in the U.S. Security Agreement) registered in any non-U.S. jurisdiction, (h) (i) in respect of the U.S. Collateral only, Equity Interests in excess of 65% of the voting capital stock of any Foreign Subsidiary or CFC Holding Company owned by any U.S. Loan Party, (ii) Equity Interests in joint ventures or any non-Wholly Owned Subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents and (iii) Equity Interests of Foreign Subsidiaries that are held by a Foreign Subsidiary; provided that this subclause (iii) shall not apply, in respect of the Canadian Collateral, to Equity Interests of any Canadian Subsidiary that are held by another Canadian Subsidiary of Holdings, (i) control agreements and perfection by “control” (other than in respect of certificated Collateral pledged pursuant to the Security Agreements or comparable certificated Canadian Collateral) with respect to any Collateral (including deposit accounts, securities accounts, commodities accounts and other bank accounts), except to the extent expressly required by any cash management/cash dominion arrangements in respect of the ABL Credit Agreement and (j) (i) as-extracted collateral, (ii) timber to be cut, (iii) farm products and (iv) manufactured homes, in the case of clauses (j)(iii) and (j)(iv), other than to the extent constituting inventory, (x) in respect of any Canadian Collateral, assets that are excluded under the Canadian Collateral Documents, (y) in respect of any German Collateral, (A) assets excluded in accordance with the Guaranty and Security Principles, (B) inventory, equipment, receivables and bank accounts (including any inventory and equipment of Tetra

GmbH which has not been pledged as at the First Restatement Effective Date) for so long as such receivables are pledged to secure any of such German Loan Party’s existing credit facilities in effect on the later of the First Restatement Effective Date (and that are included in Schedule 6.01) or the acquisition of such German Loan Party (or any Permitted Refinancing thereof and replacements or renewals thereof) or which are immaterial, (C) any intellectual property existing on the First Restatement Effective Date or any immaterial intellectual property of any German Loan Party and (D) any real property located in Germany and owned by a German Loan Party for a period of less than 180 days and (z) in respect of any U.K. Collateral, assets excluded in accordance with the Guaranty and Security Principles or in accordance with the applicable Borrower Joinder Agreement or any U.K. Security Documents. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Lead Borrower agree in writing that the costs of obtaining, perfecting or maintaining a security interest in such assets is excessive in relation to the value (as determined by the Borrowers in their reasonable judgment) thereof or the practical benefit to the Lenders afforded thereby or otherwise results in an adverse tax consequence to any Loan Party as reasonably determined by the Borrowers. Notwithstanding anything herein to the contrary, (I) no Loan Party shall be required to deliver landlord lien waiver, estoppels or collateral access letters (or similar instruments in local jurisdictions) (II) to the extent that any assets or property of any Loan Party constitutes collateral under the ABL Documents, then such assets or property shall not be deemed Excluded Property and shall constitute Collateral for the Obligations (other than the Canadian Obligations, the German Obligations and any U.K. Obligations); provided that, any such lien granted to secure the Obligations (other than the Canadian Obligations, the German Obligations and any U.K. Obligations) on any Excluded Property pursuant to this sentence shall be automatically released upon those assets no longer securing the obligations under any of the ABL Documents or any refinancings or replacements thereof, (III) with respect to the U.S. Loan Parties, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction (other than any pledge agreement granted by ROV Holding, Inc over its Equity Interest in the Canadian Borrower), (IV) with respect to the Canadian Loan Parties, there shall be no security agreements or pledge agreements governed under the laws of any non-Canadian jurisdiction, (V) with respect to the German Loan Parties, there shall be no security agreements or pledge agreements governed under the laws of any non-German jurisdiction, (VI) with respect to the U.K. Loan Parties, there shall be no security agreements or pledge agreements governed under the laws of any non-U.K. jurisdiction and (VII) with respect to any intellectual property owned any U.K. Loan Party, local perfection or recordation shall be required only to the extent as provided in the applicable Borrower Joinder Agreement or any U.K. Security Documents.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest to secure such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, capital or franchise Taxes imposed on (or measured by) its net income or capital by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) income, capital or franchise Taxes or branch profits taxes imposed under § 49 para. 1 Nr. 5 lit. c (aa) of the German Income Tax Act by virtue of the Lender having security over German-situs real estate (inländischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen) (“German Real Estate Security”), unless such Lender is entitled to a complete exemption from German income taxes pursuant to the “interest” article of a tax treaty between Germany and the country of residence or organization of such Recipient pursuant to the law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that (other than in the case of any assignee that is a German Disqualified Lender), pursuant to Section 2.20, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (a “Tax Treaty Lender”), (d) any withholding tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (other than, for purposes of this clause (d)(i), an assignee pursuant to a request by the Lead Borrower under Section 2.21(a)), (ii) is imposed on amounts payable to such recipient at the time such recipient designates a new lending office or (iii) is attributable to such recipient’s failure or inability to comply with Section 2.20(e), except, in cases described in clauses (i) and (ii), to the extent that such recipient (or its assignor, if any) was entitled, at the time of such assignment or designation of a new lending office, to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 2.20(a), (e) any U.S. federal withholding Taxes imposed under FATCA, (f) any withholding tax imposed on payments to a Lender by the German tax authorities under § 50a para. 7 German Income Tax Act by virtue of the Lender having German Real Estate Security, unless such Lender is a Tax Treaty Lender and has complied with all tax filing obligations under German income tax law and (g) any income, capital or franchise Taxes (or similar taxes) and any withholding tax imposed as set forth in the applicable Borrower Joinder Agreement with respect to any U.K. Borrower.

“Existing Mortgaged Properties” shall mean the owned real properties of the Loan Parties specified on Schedule 1.01(a) and encumbered by Existing Mortgages.

“Existing Mortgages” shall mean the mortgages, deeds of trust, hypothecs, debentures, assignments of leases and rents, modifications and other security documents, with respect to the Existing Mortgaged Properties, in favor of the Collateral Trustee.

“Existing Term Loans” shall mean the Indebtedness outstanding under the Existing Term Loan Credit Agreement on the Closing Date.

“Existing Term Loan Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of February 1, 2011, among Spectrum, Holdings, the lenders party thereto from time to time, Credit Suisse AG, as administrative agent, and the other agents and parties party thereto from time to time.

“Existing Unsecured Notes” shall mean Spectrum’s 6.75% Unsecured Notes due March 15, 2020 issued pursuant to the Existing Unsecured Notes Indenture.

“Existing Unsecured Notes Documents” shall mean the Existing Unsecured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Existing Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“Existing Unsecured Notes Indenture” shall mean that certain Indenture dated as of March 20, 2012, by and among Spectrum Brands, Inc., the guarantors party thereto, and US Bank National Association.

“Extended Canadian Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Euro Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Sterling Term Loans” shall mean any Sterling Term Loan whose maturity is extended pursuant to Section 2.25(f).

“Extended Term Loans” shall mean any Extended U.S. Term Loans, any Extended Canadian Term Loans and/or any Extended Euro Term Loans.

“Extended U.S. Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Canadian Term Loan Lender” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Euro Term Loan Lender” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Term Loan Lender” shall mean any Extending U.S. Term Loan Lender, any Extending Canadian Term Loan Lender and/or any Extending Euro Term Loan Lender.

“Extending U.S. Term Loan Lender” shall have the meaning assigned to such term in Section 2.25(a).

“Extension” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of the Original Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated October 19, 2012, among the Lead Borrower, the Joint Lead Arrangers, the Co-Documentation Agents and the Administrative Agent, as amended by the Amended and Restated Fee Letter, dated as of November 16, 2012, among the Lead Borrower, the Joint Lead Arrangers, the Co-Documentation Agents and the Administrative Agent.

“Fees” shall mean the fees referred to in Section 2.05(a) and any Prepayment Fee.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Restatement Agreement” shall mean the First Amendment and Restatement Agreement dated December 18, 2013 among Holdings, the Lead Borrower, the Canadian Borrower, the German Borrower, certain other Loan Parties, the Administrative Agent, the Converting Lenders (as defined therein) party thereto, the New Incremental Tranche C Term Lender (as defined therein), the Euro Term Facility Lender (as defined therein) and the Required Lenders party thereto.

“First Restatement Agreement Expenses” shall mean fees and expenses payable or otherwise borne by the Lead Borrower and its Restricted Subsidiaries in connection with the transactions contemplated by the First Restatement Agreement and incurred before, or on or about, the First Restatement Effective Date, including the costs of legal and financial advisors to the Lead Borrower and the agents or trustees under this Agreement, the ABL Credit Agreement and prepayment fees and penalties in connection with the prepayment of the Initial U.S. Term Loans on or about the First Restatement Effective Date.

“First Restatement Effective Date” shall have the meaning assigned to such term in the First Restatement Agreement.

“Fiscal Quarter” shall mean each period of three consecutive fiscal months consisting of, in turn, four, four and five calendar weeks, with the first such quarter as a Fiscal Year commencing on October 1.

“Fiscal Year” shall mean the fiscal year of the Lead Borrower and its Restricted Subsidiaries ending on September 30.

“Fixed Charge Coverage Ratio” shall be calculated in compliance with Schedule 1.01(aa).

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any material liability by Holdings, the Borrowers or any of their respective Restricted Subsidiaries under applicable law on account of either (i) the complete or partial termination of such Foreign Pension Plan or (ii) the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (including by a Governmental Authority’s imposition on Holdings, the Lead Borrower or any of their respective Restricted Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any applicable law.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.13(f).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.13(f).

“Foreign Lender” shall mean any Lender that has a Commitment to or holds a U.S. Obligation of the Lead Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension plan that (i) is not subject to United States law and (ii) either (x) under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority or (y) is a registered pension plan as such term is defined in the Income Tax Act (Canada).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” of any Person shall mean Indebtedness for borrowed money of such Person that (x) by its terms matures more than one year after the date of its creation or (y) matures within one year from any date of determination but (in the case of this clause (y)) is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Anti-Terrorism Laws” shall mean section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), in each case, as amended.

“German Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“German Collateral” shall mean all of the property which is subject or is purported to be subject to the Liens granted by the German Security Documents.

“German Disqualified Lender” shall mean a Lender that is not resident or organized under the laws of a jurisdiction with which Germany has an income tax treaty that provides for a complete exemption for withholding tax imposed on interest.

“German Loan Parties” shall mean, collectively, the German Borrower and the German Subsidiary Guarantors.

“German Obligations” shall mean all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any German Loan Party arising under any Loan Document or otherwise with respect to any Euro Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any German Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the German Obligations of the German Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, counsels’ fees, indemnities and other amounts payable by any German Loan Party under any Loan Document and (b) obligations of any German Loan Party arising under any Secured Hedging Agreement (excluding any Excluded Swap Obligations).

“German Real Estate Security” shall have the meaning specified in the definition of “Excluded Taxes”.

“German Restricted Subsidiary” shall mean a Restricted Subsidiary of the Lead Borrower that is a German Subsidiary.

“German Secured Parties” shall mean the holders from time to time of the German Obligations, including each of the Administrative Agent and the Collateral Agent.

“German Security Documents” shall mean, collectively, each German Share Pledge Agreement, together with each other German security agreement and German security agreement supplement executed and delivered by the German Borrower or any German Subsidiary Guarantor pursuant to Section 5.12.

“German Share Pledge Agreement” shall mean, collectively, (i) the share pledge agreement (dated as of the First Restatement Effective Date) executed by the German Borrower over its Equity Interests in Tetra Holding GmbH and (ii) the share pledge agreement (dated as of the First Restatement Effective Date) executed by the German Borrower over its Equity Interests in Rayovac Europe GmbH, together with each other share pledge agreement or share pledge agreement supplement executed and delivered by the German Borrower or a German Subsidiary Guarantor pursuant to Section 5.12.

“German Subsidiary” shall mean, with respect to any Person, each subsidiary of such Person that is organized under the laws of the Federal Republic of Germany or any province or territory thereof, other than the German Borrower.

“German Subsidiary Guarantors” shall mean any wholly-owned German Subsidiary of the Lead Borrower listed on Schedule 1.01(d) and each other German Subsidiary of the Lead Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12.

“German Subsidiary Guaranty” shall mean the German Subsidiary Guaranty dated as of the First Restatement Effective Date made by the German Subsidiary Guarantors in favor of the Administrative Agent on behalf of the German Secured Parties, substantially in the form of Exhibit E-4, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12.

“Global Integration Transaction” shall mean the contributions or sales by the Lead Borrower or a U.S. Restricted Subsidiary of Equity Interests or investments in any Foreign Subsidiary to another Foreign Subsidiary that is a Restricted Subsidiary in connection with a corporate or tax restructuring of the Borrowers and their subsidiaries; provided that as a result of any such transaction if any Subsidiary changes its designation from a Restricted Subsidiary to an Unrestricted Subsidiary or from an Unrestricted Subsidiary to a Restricted Subsidiary, the Loan Parties shall comply with the provisions of Section 5.15.

“Government Official” shall have the meaning assigned to such term in Section 3.25.

“Governmental Authority” shall mean any federal, state, provincial territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(g).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment of such Indebtedness or other monetary obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Parties” shall have the meaning assigned to such term in the Holdings/Lead Borrower Guaranty, the Canadian Subsidiary Guaranty, the German Subsidiary Guaranty, the U.S. Subsidiary Guaranty and the U.K. Subsidiary Guaranty.

“Guarantor” shall mean any of Holdings, the Lead Borrower, the U.S. Subsidiary Guarantors, the Canadian Subsidiary Guarantors and the German Subsidiary Guarantors.

“Guaranty” shall mean the Holdings/Lead Borrower Guaranty, the Canadian Subsidiary Guaranty, the German Subsidiary Guaranty and the U.S. Subsidiary Guaranty.

“Guaranty and Security Principles” shall mean the Guaranty and Security Principles set forth on Schedule 1.13.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Secured Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, excluding spot foreign exchange transactions.

“Hedging Bank” shall mean any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedging Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing.

“HHI Business” shall have the meaning assigned to such term in the introductory statement hereto.

“Holdings” shall have the meaning assigned to such term in the introductory statement hereto.

“Holdings/Lead Borrower Guaranty” shall mean the guaranty made by Holdings and the Lead Borrower in favor of the Guaranteed Parties, substantially in the form of Exhibit E-1.

“Holdings Specified Expenses” shall mean any change, tax or expense incurred or accrued by Holdings (or any parent company thereof) during any period to the extent that the Lead Borrower has made a Restricted Payment to Holdings (or any parent company thereof) in respect thereof pursuant to Sections 6.06(a)(ii) and 6.06(a)(iii), in each case, to the extent such change, tax or expense would have reduced Consolidated Net Income had it been made by the Lead Borrower.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Restricted Subsidiary of the Lead Borrower (other than a Borrower or any Subsidiary Guarantor listed on Schedules 1.01(b), 1.01(c) and 1.01(d)) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) do not constitute more than 2.5% of the amount set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available; provided that the consolidated total assets (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of the amount set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available.

“Incremental Commitment Requirements” shall mean, with respect to the provision of any Incremental Facility, the satisfaction of each of the following conditions on any such date: (i) no Default or Event of Default then exists or would result therefrom (or, in the case of an Incremental Facility the proceeds of which will be utilized to consummate an acquisition permitted hereunder (including a Permitted Acquisition) of all or substantially all of the assets (including line of business or divisions) or a majority of the Equity Interests (other than directors’ qualifying shares) of a Person, (x) no Default or Event of Default shall exist at the time of entering into the definitive purchase (or similar) documentation in respect of such acquisition and (y) no Default or Event of Default under Sections 7.01(b), (c), (g) or (h) shall have occurred and be continuing at the time of incurrence of such Incremental Facility or immediately after giving effect thereto and such incurrence shall be subject to customary “certain funds” provisions, if otherwise agreed by the Lenders providing such Incremental Facility); (ii) all of the representations and warranties contained herein and in the other Loan Documents (or, in the case of an Incremental Facility the proceeds of which will be utilized to consummate an acquisition permitted hereunder (including a Permitted Acquisition) of all or substantially all of the assets (including line of business or divisions) or a majority of the Equity Interests (other than directors’ qualifying shares) of a Person, only customary “specified representations” and such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrowers or any Affiliate of the Borrowers has the right (determined without regard to any notice provision) to terminate the obligations of the Borrowers or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement warranties) are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); (iii) the delivery by the Lead Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by a Responsible Officer of the Lead Borrower and (x) certifying as to compliance with preceding clauses (i) and (ii) and (y) designating as to whether the respective Incremental Facility is to be incurred under clause (a) and/or clause (b), as applicable, of the definition of “Maximum Incremental Amount”; (iv) to the extent reasonably requested by the Administrative Agent, the delivery by the Lead Borrower (or another applicable Borrower) to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the U.S. Loan Parties (and any other applicable Loan Parties) dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the First Restatement Effective Date with respect to Term Loans made on such date; and (v) the delivery by the applicable Borrower to the Administrative Agent of such officers’ certificates (including solvency certificates), board of director resolutions, reaffirmation agreements, supplements or amendments to the Security Documents (to the extent applicable) and evidence of good standing as the Administrative Agent shall reasonably request.

“Incremental Facility” shall mean (i) each Incremental Term Loan, (ii) each New Term Loan and (iii) any New Incremental Notes.

“Incremental Term Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the applicable Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Borrowing Date” shall mean with respect to each Class of Incremental Term Loans, each date upon which Incremental Term Loans of such Class are incurred pursuant to Section 2.01(b) and as otherwise permitted pursuant to Section 2.22.

“Incremental Term Loan Commitment” shall mean, for any Lender, any commitment by such Lender to make an Incremental Term Loan pursuant to Section 2.01(b) and Section 2.22; it being understood, however, that on each date upon which an Incremental Term Loan Commitment of any Lender becomes effective, such Incremental Term Loan Commitment of such Lender shall be added to (and thereafter become a part of) the applicable Class of Term Loans (as specified in the applicable Incremental Term Loan Assumption Agreement) of such Lender for all purposes of this Agreement as contemplated by Section 2.22.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and, if not paid, after becoming due and payable, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligation of the applicable seller and (iv) any Indebtedness defeased by such Person or by any subsidiary of such Person), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person in respect of Disqualified Stock of such Person or any other Person, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of Indebtedness of any Person for purposes of clause (f) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, Indebtedness shall not include (x) intercompany liabilities in connection with the treasury and cash management (including receivables and payables), tax and accounting operations of the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business and (y) in the case of the Lead Borrower or any

Restricted Subsidiary, intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business solely in the case of intercompany Indebtedness owed by any Loan Party, to the extent that such intercompany Indebtedness is expressly subordinated to the Obligations, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement, pursuant to an Affiliate Subordination Agreement.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Canadian Term Lender” shall have the meaning specified in Section 2.01(a)(ii).

“Initial Canadian Term Loan” shall mean the Canadian Dollar term loan made, or to be made, to the Canadian Borrower by the Lenders pursuant to Section 2.01(a)(ii).

“Initial Canadian Term Loan Facility” shall mean the Canadian Dollar term loan facility established pursuant to Section 2.01(a)(ii).

“Initial Canadian Term Loan Maturity Date” with respect to the Initial Canadian Term Loans, shall mean September 4, 2019.

“Initial Currency” shall have the meaning assigned to such term in the definition of “Exchange Rate” contained herein.

“Initial Euro Term Loan Commitment” shall mean the obligation of the Euro Term Facility Lender (as defined in the First Restatement Agreement) to make Initial Euro Term Loans available for the account of the Lead Borrower on the First Restatement Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “Euro Term Loan Commitment” on Part B of Schedule 1 to the First Restatement Agreement, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and thereof. The aggregate Initial Euro Term Loan Commitment on the First Restatement Effective Date shall be €225,000,000.

“Initial Euro Term Lender” shall mean the Euro Term Facility Lender (as defined in the First Restatement Agreement).

“Initial Euro Term Loan” shall mean the Euro denominated term loan made, or to be made, to the German Borrower by the Lenders pursuant to the First Restatement Agreement and Section 2.01(a)(vi).

“Initial Euro Term Loan Facility” shall mean the Euro denominated term loan facility established pursuant to the First Restatement Agreement and Section 2.01(a)(vi).

“Initial Euro Term Loan Maturity Date” with respect to the Initial Euro Term Loans, shall mean September 4, 2019.

“Initial Maturity Date” shall mean September 4, 2019.

“Initial Term Loan Facilities” shall mean the Initial U.S. Term Loan Facility and the Initial Canadian Term Loan Facility.

“Initial Term Loans” shall mean the Initial U.S. Term Loans and the Initial Canadian Term Loans.

“Initial U.S. Term Lender” shall have the meaning specified Section 2.01(a)(i).

“Initial U.S. Term Loan” shall mean the Dollar term loan made, or to be made, to the Lead Borrower by the Lenders pursuant to Section 2.01(a)(i).

“Initial U.S. Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make a portion of the Initial U.S. Term Loan available for the account of the Lead Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Initial U.S. Term Loans. The aggregate Initial U.S. Term Loan Commitment with respect to the Initial U.S. Term Loan of all Lenders on the Closing Date was $700,000,000.

“Initial U.S. Term Loan Facility” shall mean the Dollar term loan facility established pursuant to Section 2.01(a)(i).

“Intercreditor Agreements” shall mean, collectively, the ABL Intercreditor Agreement, the Collateral Trust Agreement, any Pari Passu Intercreditor Agreement (if entered into) and any Junior Lien Intercreditor Agreement (if entered into).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6, or if available to all Lenders, 9 months (other than for any Loan bearing interest at a rate determined by reference to the CDOR Rate), 12 months or less than 1 month thereafter, as the Lead Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, other than in the case of Section 6.04(q), giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amounts which increase the Available ECF Amount) and “Invested” shall have a corresponding meaning. Notwithstanding the foregoing, Investment shall not include (x) intercompany loans or advances in respect of intercompany current liabilities incurred in connection with the treasury and cash management (including receivables and payables), tax and accounting operations of the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business and (y) in the case of the Lead Borrower or any Restricted Subsidiary, intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency thereto.

“Joint Lead Arrangers” shall mean (x) with respect to the Initial Term Loan Facilities, Deutsche Bank Securities Inc. and Barclays Bank PLC, in their capacity as joint lead arrangers, (y) with respect to the Tranche A Term Loan Facility and the Tranche C Term Loan Facility, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., in their capacity as joint lead arrangers and (z) with respect to the Refinancing Term Facilities, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, in their capacity as joint lead arrangers.

“Joint Bookrunners” shall mean (x) with respect to the Initial Term Loan Facilities, Deutsche Bank Securities Inc. and Barclays Bank PLC, in their capacity as joint bookrunners, (y) with respect to the Tranche A Term Loan Facility and the Tranche C Term Loan Facility, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., in their capacity as joint bookrunners and (z) with respect to the Refinancing Term Facilities, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, in their capacity as joint bookrunners.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.20.

“Junior Financing” shall mean, collectively, the New Senior Notes, the Existing Unsecured Notes, any Permitted Unsecured Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Ratio Debt, any New Incremental Notes (other than first lien New Incremental Notes), any other Indebtedness that is unsecured, any Subordinated Indebtedness or any Indebtedness incurred pursuant to one or more successive Permitted Refinancings of any of the foregoing; provided that Junior Financing shall not include any intercompany loans.

“Junior Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Administrative Agent and one or more representatives for the holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Other Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“Lender Parties” shall have the meaning assigned to such term in Section 7.02(c) and “Lender Party” shall be construed accordingly.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01, including the Initial U.S. Term Lenders and the Initial Canadian Term Lenders (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Term Loan Assumption Agreement, a New Term Loan Commitment Agreement or a Refinancing Amendment, including any Term Loan Lender, the Tranche A Term Loan Lenders, the Tranche C Term Loan Lenders (including the New Incremental Tranche C Term Loan Lender), any Canadian Term Lender, the Initial Euro Term Lender and any Euro Term Lender (other than, in each case, any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in Dollars for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that if such rate is below zero, the “LIBO Rate” will be deemed to be zero; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, hypothec, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or (extended) title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty, the Canadian Subsidiary Guaranty, the German Subsidiary Guaranty, any U.K. Subsidiary Guaranty, the Security Documents, each Incremental Term Loan Assumption Agreement, each New Term Loan Commitment Agreement (including the New Term Loan Commitment Agreement No. 1), each Refinancing Amendment, the First Restatement Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with the foregoing, including any guaranty or guaranty supplement required to be delivered pursuant to Section 5.12.

“Loan Parties” shall mean any of the U.S. Loan Parties, and/or the Canadian Loan Parties, and/or the German Loan Parties and/or the U.K. Loan Parties, as the context requires.

“Loan Party Group” shall mean any of the groups consisting of (a) the U.S. Loan Parties (other than Holdings), (b) the Canadian Loan Parties, (c) the German Loan Parties or (d) the U.K. Loan Parties, in each case, taken as a whole.

“Loans” shall mean the collective reference to the Term Loans.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Lead Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrowers or any of their respective Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000 (or its equivalent in another currency or currencies). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrowers or any of their respective Restricted Subsidiaries in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Lease” shall have the meaning assigned to such term in Section 3.20(b).

“Material Owned Real Property” shall have the meaning assigned to such term in Section 3.20(a).

“Maturity Date” shall mean, with respect to (I) the Tranche A Term Loans, the Tranche A Term Loan Maturity Date, (II) the Tranche C Term Loans, the Tranche C Term Loan Maturity Date, (III) the Initial Canadian Term Loans, the Initial Canadian Term Loan Maturity Date and (IV) the Initial Euro Term Loans, the Initial Euro Term Loan Maturity Date; provided that the reference to Maturity Date with respect to (w) Other Term Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, (x) Extended Term Loans shall be the final maturity date as specified in the applicable Extension Offer, (y) Incremental Term Loans shall be the final maturity date as specified in the applicable Incremental Term Loan Assumption Agreement and (z) any New Term Loans shall be the final maturity date as specified in the applicable New Term Loan Commitment Agreement; provided, further, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Amount” shall mean, at any date of determination after the First Restatement Effective Date, the sum of (a)(i) $350,000,000 minus (ii) the sum of (A) the aggregate principal amount of Incremental Term Loans made pursuant to Section 2.22, prior to such date in reliance on clause (a)(i) plus (B) the aggregate principal amount of New Term Loans made pursuant to Section 2.23 prior to such date in reliance on clause (a)(i) plus (C) the aggregate principal amount of New Incremental Notes issued or incurred pursuant to Section 2.24 prior to such date in reliance on clause (a)(i), provided that the maximum amount deducted pursuant to this clause (a)(ii) shall not exceed $350,000,000, plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Maximum Secured Leverage Requirement has been satisfied.

“Maximum Incremental Sub-Limit Amount” shall mean, at any date of determination after the First Restatement Effective Date, €75,000,000 (or the Sterling Equivalent) minus the sum of (a) the aggregate principal amount of Incremental Term Loans denominated in Euro or Sterling made available to the German Borrower or any U.K. Borrower made pursuant to Section 2.22, prior to such date plus (b) the aggregate principal amount of New Term Loans denominated in Euro or Sterling made available to the German Borrower or any U.K. Borrower pursuant to Section 2.23 prior to such date, provided that the maximum amount deducted shall not exceed €75,000,000 (or the Sterling Equivalent).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Maximum Secured Leverage Requirement” shall mean, with respect to any request pursuant to Article II for an Incremental Facility, the requirement that, the Secured Net Leverage Ratio shall be less than or equal to 3.25:1.00, determined on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b); provided that when calculating the Secured Net Leverage Ratio for purposes of this definition, (x) all Indebtedness incurred pursuant to Sections 2.22, 2.23 and 2.24 and any refinancing thereof (pursuant to Section 2.26, any Credit Agreement Refinancing Indebtedness, any Permitted Refinancing of any other refinancings and successive refinancings thereof) (in each case, whether or not such Indebtedness is unsecured) shall be deemed to constitute Total Debt that is secured by a Lien on the assets of the Lead Borrower or any of its Restricted Subsidiaries and (y) the cash proceeds of any such Incremental Facility shall not be included in the amount of unrestricted cash and Cash Equivalents to be netted in calculating such ratio; provided however that in connection with a Permitted Acquisition for which a binding commitment has been executed by a Loan Party, the Lead Borrower may include the cash proceeds of such Incremental Facility in the amount of unrestricted cash and Cash Equivalents in the netting of such ratio for a period from the date of receipt of such proceeds to the earlier of the consummation of such Permitted Acquisition and the date that is 90 days after such borrowing.

“Minimum Extension Condition” shall have the meaning assigned thereto in Section 2.25(b).

“Minority Investment” shall mean any Person other than a Subsidiary in which the Lead Borrower or any of its Restricted Subsidiaries owns any Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Amendment” shall have the meaning assigned thereto in Section 5.16(b).

“Mortgaged Properties” shall mean, collectively, the Existing Mortgaged Properties and the New Mortgaged Properties.

“Mortgages” shall mean, collectively, the Existing Mortgages and the New Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Lead Borrower or any ERISA Affiliate has made or was obligated, within the preceding five years, to make contributions.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds thereof (including (x) cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received, (y) in the case of a casualty, insurance proceeds and (z) in the case of a condemnation or similar event, condemnation awards and similar payments), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the applicable Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such asset and (y) Indebtedness under the Loan Documents); provided, however, that, if (A) the Lead Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Lead Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Lead Borrower or its Restricted Subsidiaries within the time period specified in this definition, (B) pending reinvestment, such proceeds in respect of Term/Notes Collateral (as defined in the ABL Intercreditor Agreement) in excess of $20,000,000 shall be segregated from the other funds of the Lead Borrower and its Restricted Subsidiaries in a deposit account subject to a control agreement in favor of the Collateral Trustee and (C) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (1) within 365 days following the receipt of such proceeds, at which time such proceeds shall be deemed to be Net Cash Proceeds or (2) if the Lead Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, such 365 days period will be extended with respect to the amount of Net Cash Proceeds so committed until such Net Cash Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days); (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; (c) with respect to any Purchase Price Adjustment, the cash proceeds received by or paid to or for the account of the Lead Borrower; and (d) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Lead Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Lead Borrower.

“Net Working Capital” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“New Incremental Notes” shall have the meaning assigned to such term in Section 2.24(a).

“New Incremental Tranche C Term Loan Lender” shall have the meaning assigned to such term in the First Restatement Agreement.

“New Incremental Tranche C Term Loan Commitment” shall mean the obligation of the New Incremental Tranche C Term Loan Lender to make the New Incremental Tranche C Term Loans (as defined in the First Restatement Agreement) available for the account of the Lead Borrower on the First Restatement Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “New Incremental Tranche C New Term Loan Commitment” on Part A of Schedule 1 to the First Restatement Agreement, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and thereof. The aggregate New Incremental Tranche C Term Loan Commitment on the First Restatement Effective Date shall be $215,000,000.

“New Mortgaged Properties” shall mean each other parcel of owned real property and improvements thereto with respect to which a New Mortgage is granted pursuant to Section 5.12.

“New Mortgages” shall mean the mortgages, deeds of trust, hypothecs, debentures, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.12.

“New Senior Notes Documents” shall mean the New Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the New Senior Notes or providing for any Guarantee or other right in respect thereof.

“New Senior Notes Indenture” shall mean that certain Indenture governing the 6.375% Senior Notes Due 2020 and the 6.625% Senior Notes Due 2022, dated as of November 16, 2012, by and between Spectrum Brands Escrow Corp. and US Bank National Association, as trustee, as supplemented by that certain Supplemental Indenture, dated as of December 17, 2012, by and among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee.

“New Senior Notes” shall mean both Spectrum’s 6.375% Senior Notes due 2020 and Spectrum’s 6.625% Senior Notes due 2022, each issued pursuant to the New Senior Notes Indenture.

“New Term Loan” shall have the meaning assigned thereto in Section 2.23(a).

“New Term Loan Borrowing Date” shall mean, with respect to each Class of New Term Loans, each date on which New Term Loans of such Class are incurred pursuant to Section 2.01(c) and as otherwise permitted pursuant to Section 2.23.

“New Term Loan Closing Date” shall mean September 4, 2013.

“New Term Loan Commitment” shall mean, for each Lender, any commitment to make New Term Loans provided by such Lender pursuant to Section 2.23, in such amount as agreed to by such Lender in the respective New Term Loan Commitment Agreement.

“New Term Loan Commitment Agreement” shall mean a New Term Loan Commitment Agreement among, and in form and substance reasonably satisfactory to, the Lead Borrower and, if applicable, the German Borrower and/or any U.K. Borrower, the Administrative Agent and one or more New Term Loan Lenders.

“New Term Loan Commitment Agreement No. 1” shall mean that certain New Term Loan Commitment Agreement No. 1 dated as of August 13, 2013 and effective as of the New Term Loan Closing Date among the Lead Borrower, the other Loan Parties party thereto, the Tranche A Term Loan Lenders party thereto, the Tranche C Term Loan Lenders party thereto and the Administrative Agent, which provides for the issuance of the Shorter-Maturity Term Loans (as defined in that certain Amendment No. 1 to Credit Agreement, dated as of August 13, 2013, among the Lead Borrower, Holdings and the Administrative Agent, i.e., the Tranche A Term Loans and the Tranche C Term Loans).

“New Term Loan Facility” shall mean any term loan facility established pursuant to Section 2.23.

“New Term Loan Lender” shall have the meaning assigned thereto in Section 2.23(b).

“Non-Loan Party Subsidiary” shall mean a Restricted Subsidiary that is not a Loan Party.

“Non-U.S. Loan Party” shall mean any Loan Party that is not a U.S. Loan Party.

“North American Subsidiary Guarantor” shall mean each U.S. Loan Party and each Canadian Loan Party.

“Obligations” shall mean the Canadian Obligations, the German Obligations, any U.K. Obligations and the U.S. Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.24.

“Officer’s Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Lead Borrower substantially in the form attached as Exhibit K or such other form as shall be approved by the Administrative Agent.

“Original Closing Date” shall have the meaning assigned to such term in the introductory statement hereto.

“Original Credit Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(a).

“Other Canadian Term Loan Commitments” shall mean one or more Classes of Canadian Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Canadian Term Loans” shall mean one or more Classes of Canadian Term Loans that result from a Refinancing Amendment.

“Other Euro Term Loan Commitments” shall mean one or more Classes of Euro Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Euro Term Loans” shall mean one or more Classes of Euro Term Loans that result from a Refinancing Amendment.

“Other Sterling Term Loan Commitments” shall mean one or more Classes of Sterling Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Sterling Term Loans” shall mean one or more Classes of Sterling Term Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loan Borrowing Date” shall mean, with respect to each Class of Other Term Loans, each date on which Other Term Loans of such Class are incurred pursuant to Section 2.01(d) and as otherwise permitted pursuant to Section 2.26.

“Other Term Loan Commitments” shall mean any Other U.S. Term Loan Commitments, and/or any Other Canadian Term Loan Commitments, and/or any Other Euro Term Loan Commitments and/or any Other Sterling Term Loan Commitments.

“Other Term Loans” shall mean any Other Canadian Term Loans, any Other Euro Term Loans, any Other U.S. Term Loans and any Other Sterling Term Loans.

“Other U.S. Term Loan Commitments” shall mean one or more Classes of U.S. Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other U.S. Term Loans” shall mean one or more Classes of U.S. Term Loans that result from a Refinancing Amendment.

“Parallel Debt” shall have the meaning assigned to such term in Section 8.16.

“Parent Holding Company” shall mean Holdings and any direct or indirect parent entity of Holdings which does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Administrative Agent and one or more representatives for the holders of Permitted First Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Party” shall mean a party to this Agreement or, as applicable, any other Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(f).

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Capital Stock of the Lead Borrower or any direct or indirect parent of the Lead Borrower, in each case to the extent permitted hereunder.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by (I) the Lead Borrower in the form of one or more series of senior secured notes or loans denominated in Dollars; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors, (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Collateral Trust Agreement or a Pari Passu Intercreditor Agreement, (e) such Indebtedness is permitted under the ABL Intercreditor Agreement and (f) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower are no more restrictive taken as a whole, than those set forth in this Agreement, (II) the Canadian Borrower in the form of one or more series of senior secured notes or loans denominated in Dollars or Canadian Dollars; provided that (a) such Indebtedness is secured by the Collateral (other than the German Collateral and any U.K. Collateral) on a pari passu basis (but without regard to the control of remedies) with the Canadian Obligations and is not secured by any property or assets of the Lead

Borrower or any of its Restricted Subsidiaries other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors or Canadian Subsidiary Guarantors, (d) the holders of such Indebtedness shall be party to a Pari Passu Intercreditor Agreement and (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and the Canadian Borrower are no more restrictive taken as a whole, than those set forth in this Agreement, (III) the German Borrower in the form of one or more series of senior secured notes or loans denominated in Dollars or Euros; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral or any U.K. Collateral) on a pari passu basis (but without regard to the control of remedies) with the German Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors or German Subsidiary Guarantors, (d) the holders of such Indebtedness shall be party to a Pari Passu Intercreditor Agreement and (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and the German Borrower are no more restrictive taken as a whole, than those set forth in this Agreement and (IV) any U.K. Borrower in the form of one or more series of senior secured notes or loans denominated in Dollars, Euros or Sterling; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral and the German Collateral) on a pari passu basis (but without regard to the control of remedies) with the U.K. Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors or U.K. Subsidiary Guarantors, (d) the holders of such Indebtedness shall be party to a Pari Passu Intercreditor Agreement and (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and any U.K. Borrower are no more restrictive taken as a whole, than those set forth in this Agreement.

“Permitted Investors” shall mean:

(a) each of Harbinger Group, Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(b) any Affiliate or Related Party of any Person specified in clause (a), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and

(c) any Person both the Equity Interests of such Person and the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b) or any group in which Persons specified in clauses (a) and (b) own more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests held by such group.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (a) is not scheduled to mature prior to the date that is 180 days after the then Latest Maturity Date, (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of Loan and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Guarantors and (d) has covenants and default and remedy provisions that are no more restrictive taken as a whole, than those set forth in this Agreement; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Ratio Debt” shall mean Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries denominated in Dollars; provided that (a) such Indebtedness is either (x) senior unsecured Indebtedness ranking pari passu in right of payment to the Obligations or (y) subordinated in right of payment to the Obligations, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) no Default or Event of Default shall then exist or result therefrom, (e) immediately after giving effect thereto and to the use of the proceeds thereof, the Lead Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with a Fixed Charge Coverage Ratio of 2.00:1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.04(a) and 5.04(b), (f) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (f), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)), (g) in respect of which no Restricted Subsidiary of the Lead Borrower that is not a U.S. Guarantor under the Loan Documents is an obligor, (g) if such Indebtedness is incurred by a Foreign Subsidiary, (x) it shall be subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and (y) it shall not be guaranteed by any Restricted Subsidiary other than any U.S. Guarantor, any Guarantor incorporated in the same jurisdiction as such Restricted Subsidiary borrower or any U.K. Subsidiary Guarantor, (i) if such Indebtedness is subordinated, (x) the subordination provisions shall be reasonably satisfactory to the Administrative Agent and (y) the Term Loan Facilities shall have been, and while the Term Loan Facilities remain outstanding no other Indebtedness is or is permitted to be, designated as “designated senior debt” or its equivalent in respect of such Indebtedness and (j) at least (5) Business Days prior to the incurrence of such Permitted Ratio Debt, the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this definition, including reasonably detailed calculations required to demonstrate compliance with the Fixed Charge Coverage Ratio required by clause (e) above.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured or (ii) secured by Liens, such modification, refinancing, refunding, replacement, renewal or extension is either (x) unsecured or is not secured by any Liens that do not also secure the Obligations or (y) if secured by Liens that also secure the Obligations, to the extent that such Liens are subordinated to, or (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations and/or such security interests were subject to (or required at the time such Indebtedness was originally incurred to be subject to) any intercreditor arrangements (including, if applicable, an Intercreditor Agreement) for the benefit of the Lenders, such modification, refinancing, refunding, replacement, renewal or extension is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to Collateral) as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended or otherwise on terms reasonably satisfactory to the Administrative Agent; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects); (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension does not add guarantors or other obligors from that which applied to the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (unless such guarantors or obligors are also added to support the Obligations); and (g) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by (I) the Lead Borrower in the form of one or more series of second lien secured notes or second lien secured loans denominated in Dollars; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) on a second priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the U.S. Guarantors, (d) the holders of such

Indebtedness (or their representative) and the Administrative Agent shall be party to a Junior Lien Intercreditor Agreement, (d) such Indebtedness is permitted under the ABL Intercreditor Agreement and (e) such Indebtedness meets the Permitted Junior Debt Conditions, (II) the Canadian Borrower in the form of one or more series of second lien secured notes or second lien secured loans denominated in Dollars or Canadian Dollars; provided that (a) such Indebtedness is secured by the Collateral (other than the German Collateral or any U.K. Collateral) on a second priority basis to the Liens securing the Canadian Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiary other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors or Canadian Subsidiary Guarantors, (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a Junior Lien Intercreditor Agreement, (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and the Canadian Borrower are no more restrictive taken as a whole, than those set forth in this Agreement and (f) such Indebtedness meets the Permitted Junior Debt Conditions, (III) the German Borrower in the form of one or more series of second lien secured notes or second lien secured loans denominated in Dollars or Euros; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral and any U.K. Collateral) on a second priority basis to the Liens securing the German Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiary other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are U.S. Guarantors or German Subsidiary Guarantors, (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a Junior Lien Intercreditor Agreement, (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and the German Borrower are no more restrictive taken as a whole, than those set forth in this Agreement and (f) such Indebtedness meets the Permitted Junior Debt Conditions and (IV) any U.K. Borrower in the form of one or more series of second lien secured notes or second lien secured loans denominated in Dollars, Euros or Sterling; provided that (a) such Indebtedness is secured by the Collateral (other than the Canadian Collateral and the German Collateral) on a second priority basis to the Liens securing the U.K. Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiary other than such Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the U.S. Guarantors or U.K. Subsidiary Guarantors, (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a Junior Lien Intercreditor Agreement, (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower and any U.K. Borrower are no more restrictive taken as a whole, than those set forth in this Agreement and (f) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean (w) unsecured Indebtedness denominated in Dollars incurred by the Lead Borrower, (x) unsecured Indebtedness denominated in Dollars or Canadian Dollars incurred by the Canadian Borrower, (y) unsecured Indebtedness denominated in Dollars or Euros incurred by the German Borrower or (z) unsecured Indebtedness denominated in Dollars, Euros or Sterling incurred by any U.K. Borrower, in each case in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness meets the Permitted Junior Debt Conditions and (iii) with respect to such Indebtedness incurred by the German Borrower or any U.K. Borrower, the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“PPSA” shall mean the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of Liens on the Collateral.

“Prepayment Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio (including in connection with Specified Transaction) in accordance with Section 1.04.

“Pro Forma Compliance” shall mean, with respect to any test, covenant or calculation of any ratio hereunder, compliance on a Pro Forma Basis in accordance with Section 1.04.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Purchase Price Adjustment” shall have the meaning assigned to such term in Section 2.13(d).

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Holding Company Indebtedness” shall mean unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any subsidiary of Holdings, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date of any Term Loan Facility in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is 91 days after the Latest Maturity Date of any Term Loan Facility in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Lead Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Recipient” shall have the meaning assigned to such term in Section 2.20(h)(ii).

“Reference Date” shall have the meaning assigned to such term in the definition of “Available ECF Amount” contained herein.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of the Credit Agreement Refinancing Indebtedness in this Section 1.01.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower executed by each of (a) the Borrowers and Holdings, (b) the Administrative Agent, and (c) each additional Lender and existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Term Facilities” shall have the meaning assigned to such term in the First Restatement Agreement.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regular Cash Dividend” shall mean a quarterly cash dividend of $0.25 per share (which is the amount that has been publicly declared and is in effect as of the Closing Date) on the common Equity Interests of Super Holdco, commencing in the fiscal year beginning October 1, 2012.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Party” shall have the meaning assigned to such term in Section 2.20(h)(ii).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Canadian Term Loans, the Tranche A Term Loans, the Tranche C Term Loans and/or the Initial Euro Term Loans, with the incurrence by one or more of the Borrowers or any of their respective Restricted Subsidiaries of any new or replacement tranche of term loans with an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBO Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Class of Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Class of Term Loans; provided that it shall not constitute a Repricing Transaction if the applicable replacement indebtedness is incurred or the applicable amendment is effected in connection with a Change in Control.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time; provided, however, that any Loans or Commitments held by Holdings or the Affiliated Lenders in their capacity as Lenders shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrowers or any of their respective Restricted Subsidiaries, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrowers or any of their respective Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Lead Borrower or any Restricted Subsidiary of the Lead Borrower.

“Restricted Subsidiary” shall mean, with respect to any Person, any subsidiary of that Person other than an Unrestricted Subsidiary, including for the avoidance of doubt each of the Canadian Loan Parties, the German Loan Parties and any U.K. Loan Party.

“Returns” shall have the meaning assigned to such term in Section 3.14.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sanctions Laws and Regulations” shall mean (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement, (ii) any Canadian Anti-Terrorism Laws and (iii) any EU Sanctions Laws and Regulations.

“Scheduled Extended Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(v).

“Scheduled New Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(iv).

“Scheduled Other Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(vi).

“SEC” shall mean the Securities and Exchange Commission, and any successor agency thereto.

“Second Acquisition” shall have the meaning assigned to such term in the Acquisition Agreement.

“Secured Hedging Agreement” shall mean any Hedging Agreement permitted under Section 6.01(m) that is entered into by and between any Loan Party and any Hedging Bank, except for any such Hedging Agreement designated by the Lead Borrower in writing to the Administrative Agent as an “unsecured hedging agreement” as of the Closing Date or, if later, as of the time of entering into such Hedging Agreement; provided that the obligations of such Loan Party in respect of or in connection with such Hedging Agreement have not been designated as ABL Obligations (as such term is defined in the ABL Intercreditor Agreement); provided, further, that for purposes of Section 7.02, any obligations outstanding under Secured Hedging Agreements shall be valued in accordance with the definition of Hedge Termination Value; provided, further, that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Hedging Agreement.

“Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt that is secured by a Lien on any asset of the Lead Borrower or any of its Restricted Subsidiaries on such date over (ii) the aggregate amount of unrestricted cash and Cash Equivalents that are included in the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

“Secured Parties” shall mean the U.S. Secured Parties, the Canadian Secured Parties, the German Secured Parties and/or any U.K. Secured Party, as the context requires.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreements” shall mean the U.S. Security Agreement and the Canadian Security Agreement.

“Security Documents” shall mean the Mortgages, the Mortgage Amendments, the Security Agreements, the Collateral Trust Agreement, the Canadian Collateral Documents, the German Security Documents, any U.K. Security Documents, the Affiliate Subordination Agreement, the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if entered into), any Junior Lien Intercreditor Agreement (if entered into) and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Seller” shall have the meaning assigned to such term in the Preamble.

“Senior Notes Documents” shall mean the Existing Unsecured Notes Documents and the New Senior Notes Documents.

“Senior Notes” shall mean the Existing Unsecured Notes and the New Senior Notes.

“Senior Secured Notes Indenture” shall mean that certain Indenture dated as of June 16, 2010, by and among Spectrum, as issuer, the guarantors party thereto, and US Bank National Association, as trustee.

“Senior Secured Notes Indenture Trustee” shall mean the trustee under the Senior Secured Notes Indenture.

“Shaser Documents” shall mean the Stock Purchase Agreement (the “Shaser Purchase Agreement”), dated November 8, 2012, by and among the Lead Borrower, Super Holdco, Shaser, Inc., a Delaware corporation, the sellers party thereto and the Seller Representative (as defined therein), the Stockholders’ Agreement dated November 8, 2012, by and among Shaser, Inc., the stockholders party thereto, the optionholders party thereto, any additional seller holders party thereto, the Seller Representative (as defined therein), and Lead Borrower and the Super Holdco and all other instruments, agreements and other documents delivered thereunder.

“Solvency Certificate” shall mean a certificate of the chief financial officer of the Lead Borrower substantially in the form attached as Exhibit L or such other form as shall be reasonably satisfactory to the Administrative Agent.

“Specified Acquired Collateral” shall have the meaning assigned to such term in Section 6.04(f).

“Specified Disposition” shall mean any Disposition which generates net cash proceeds of at least $1,000,000.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.19, 3.22 and 3.24 of this Agreement.

“Specified Transactions” shall mean any incurrence or repayment of Indebtedness (other than for working capital purposes) or Term Loan or Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including pursuant to Section 5.15), any Permitted Acquisition, any Specified Disposition, any Investment in excess of $2,000,000 or any Restricted Payment in excess of $2,000,000.

“Spectrum” shall have the meaning assigned to such term in the introductory statement hereto.

“SPV” shall have the meaning assigned to such term in Section 9.04(g).

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Sterling Equivalent” shall mean, with respect to an amount denominated in Euro, the equivalent in Sterling of such amount determined at the Exchange Rate on the applicable date designated by the Administrative Agent.

“Sterling Term Lenders” shall mean each Lender that has a Sterling Term Loan Commitment or that holds a Sterling Term Loan.

“Sterling Term Loan Commitments” shall mean, as to each Lender, its obligation to make Sterling Term Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “Sterling Term Loan Commitment” in the Incremental Term Loan Assumption Agreement, New Term Loan Commitment Agreement, Refinancing Amendment or Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Sterling Term Loans” shall mean any Incremental Term Loans denominated in Sterling or New Term Loans denominated in Sterling made to any U.K. Borrower, any Other Sterling Term Loans and any Extended Sterling Term Loans.

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrowers or any of their respective Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean any subsidiary of the Lead Borrower.

“Subsidiary Guarantor” shall mean any U.S. Subsidiary Guarantor and/or any Canadian Subsidiary Guarantor and/or any German Subsidiary Guarantor and/or any U.K. Subsidiary Guarantor, as the context may require.

“Super Holdco” shall mean Spectrum Brands Holdings, Inc., a Delaware corporation.

“Supplier” shall have the meaning assigned to such term in Section 2.20(h)(ii).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall mean, with respect to the Initial Term Loan Facilities, Barclays Bank PLC, in its capacity as syndication agent.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrowers or any of their respective Restricted Subsidiaries is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrowers or any of their respective Restricted Subsidiaries of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or other equity-based plan providing for payments only to current or former directors, officers, consultants, advisors or employees of Holdings, the Borrowers, the Restricted Subsidiaries or their respective Affiliates (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Treaty Lender” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Facility” shall mean the Initial U.S. Term Loan Facility, the Initial Canadian Term Loan Facility, the Tranche A Term Loan Facility, the Tranche C Term Loan Facility, the Initial Euro Term Loan Facility, any New Term Loan Facility, any term loan facility comprised of Incremental Term Loans, any term loan facility comprised of Other Term Loans and any term loan facility comprised of Extended Term Loans (in each case, including any increase thereto pursuant to Section 2.22).

“Term Loan Lender” shall have the meaning assigned to such term in Section 2.02(a).

“Term Loan Percentage” shall mean, (x) as to any Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Lenders and (y) as to a Class of Term Loans, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of the relevant Term Loans of such Class at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Classes at such time.

“Term Loans” shall mean the Initial Canadian Term Loans, the Tranche A Term Loans, the Tranche C Term Loans, the Initial Euro Term Loans, any Incremental Term Loans, any New Term Loans, any Other U.S. Term Loans, any Other Canadian Term Loans, any Other Euro Term Loans, any Extended U.S. Term Loans, any Extended Canadian Term Loans and any Extended Euro Term Loans.

“Term/Notes Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Term Note” shall have the meaning assigned to such term in Section 2.04(e).

“Test Period” shall mean each period of four (4) consecutive Fiscal Quarters of the Lead Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to September 30, 2012, the rules set forth in the immediately succeeding sentence shall apply; provided, further, that in the case of determinations of the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in Section 1.04 contained herein shall be made to the extent applicable.

“TLM Business” shall have the meaning assigned to such term in the introductory statement hereto.

“Total Debt” shall mean, at any time, the total Indebtedness of the Lead Borrower and its Restricted Subsidiaries at such time (excluding (1) Indebtedness of the type described in clause (i), clause (j), clause (k), clause (l) and clause (m) of the definition of such term, except, in the case of such clause (j), to the extent any Hedging Agreement has been terminated and the obligations thereunder have not been settled, in the case of such clause (k), to the extent the specified payment obligations in respect of such Equity Interests are then due and payable and, in the case of such clauses (l) and clause (m), to the extent of any unreimbursed drawings thereunder and (2) Guarantees if the guaranteed Indebtedness is already included).

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt on such date over (ii) the aggregate amount of unrestricted cash and Cash Equivalents that are included in the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

“Tranche A Term Loan” shall mean the Dollar term loan made to the Lead Borrower by the Lenders pursuant to Section 2(a) of the New Term Loan Commitment Agreement No. 1.

“Tranche A Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make a portion of the Tranche A Term Loan available for the account of the Lead Borrower on the New Term Loan Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “Tranche A New Term Loan Commitment” on Schedule 1 to the New Term Loan Commitment Agreement No. 1, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Tranche A Term Loans. The aggregate Tranche A Term Loan Commitment with respect to the Tranche A Term Loan of all Lenders on the New Term Loan Closing Date was $850,000,000.

“Tranche A Term Loan Facility” shall mean the Dollar term loan facility established pursuant to Section 2(a) of the New Term Loan Commitment Agreement No. 1.

“Tranche A Term Loan Lender” shall mean each Lender that has a Tranche A Term Loan Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Loan Maturity Date” shall mean September 4, 2017 (being the date that is the four year anniversary of the New Term Loan Closing Date).

“Tranche A Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(i)(B).

“Tranche C Term Loan” shall mean (a) the Dollar term loan made to the Lead Borrower by the Lenders pursuant to Section 2(b) of the New Term Loan Commitment Agreement No. 1, (b) Loans made pursuant to the New Incremental Tranche C Term Loan Commitment and (c) any Incremental Term Loans designated by the Borrower to be Tranche C Term Loans pursuant to the relevant Incremental Term Loan Assumption Agreement.

“Tranche C Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make a portion of the Tranche C Term Loan available for the account of the Lead Borrower on the New Term Loan Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “Tranche C New Term Loan Commitment” on Schedule 1 to the New Term Loan Commitment Agreement No. 1, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Tranche C Term Loans. The aggregate Tranche C Term Loan Commitment with respect to the Tranche C Term Loan of all Lenders on the New Term Loan Closing Date was $300,000,000.

“Tranche C Term Loan Facility” shall mean the Dollar term loan facility established pursuant to Section 2(b) of the New Term Loan Commitment Agreement No. 1.

“Tranche C Term Loan Lender” shall mean each Lender that has a Tranche C Term Loan Commitment or that holds a Tranche C Term Loan.

“Tranche C Term Loan Maturity Date” shall mean September 4, 2019 (being the date that is the six year anniversary of the New Term Loan Closing Date).

“Tranche C Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(i)(C).

“Transaction Expenses” shall mean fees and expenses payable or otherwise borne by the Lead Borrower and its Restricted Subsidiaries in connection with the Transactions and incurred before, or on or about, the Closing Date, including the costs of legal and financial advisors to the Lead Borrower and the agents or trustees under the Original Credit Agreement, the New Senior Notes Indenture and prepayment fees and penalties in connection with the prepayment of the Existing Term Loans on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by Spectrum of the Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Initial Term Loans, (c) the execution, delivery and performance by Holdings, the Lead Borrower and the Subsidiaries party thereto of the New Senior Notes Documents and the issuance of the New Senior Notes, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Term Loan Credit Agreement and (f) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate, the CDOR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate and the Canadian Prime Rate, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended or modified from time to time.

“U.K.” shall mean the United Kingdom.

“U.K. Borrower” shall mean any Subsidiary of the Lead Borrower organized and domiciled in the U.K. as notified in writing by the Lead Borrower to the Administrative Agent, and accepted by the Administrative Agent (in its reasonable discretion) as an additional borrower under this Agreement by executing and delivering to the Administrative Agent a Borrower Joinder Agreement.

“U.K. Collateral” shall mean all of the property which is subject or is purported to be subject to the Liens granted by the U.K. Security Documents.

“U.K. Loan Party” shall mean, collectively, any U.K. Borrower and the U.K. Subsidiary Guarantors.

“U.K. Obligations” shall mean all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any U.K. Loan Party arising under any Loan Document or otherwise with respect to any financial accommodation or advance made available to a U.K. Loan Party under or in connection with this Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any U.K. Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the U.K. Obligations of the U.K. Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, counsels’ fees, indemnities and other amounts payable by any U.K. Loan Party under any Loan Document and (b) obligations of any U.K. Loan Party arising under any Secured Hedging Agreement (excluding any Excluded Swap Obligations).

“U.K. Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the U.K. Security Documents.

“U.K. Security Documents” shall mean, collectively, any debenture, charge, mortgage, pledge, security agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to the applicable Borrower Joinder Agreement or Section 5.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien granted by a U.K. Loan Party in favor of the Administrative Agent securing all amounts owing from time to time under and in connection with the U.K. Obligations.

“U.K. Subsidiary” shall mean, with respect to any Person, each subsidiary of such Person that is organized under the laws of the U.K. or any province or territory thereof, other than any U.K. Borrower.

“U.K. Subsidiary Guarantor” shall mean any wholly-owned U.K. Subsidiary of the Lead Borrower and each other U.K. Subsidiary of the Lead Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12.

“U.K. Subsidiary Guaranty” shall mean the U.K. Subsidiary Guaranty made by the U.K. Subsidiary Guarantors (if any) in favor of the Administrative Agent on behalf of the U.K. Secured Parties delivered to the Administrative Agent and the Lenders pursuant to Section 5.12.

“United States” and “U.S.” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(II)(iii).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Lead Borrower (other than a Borrower) that is acquired or created after the Closing Date designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent in accordance with Section 5.15.

“U.S. Collateral” shall mean all of the property which is subject or is purported to be subject to the Liens granted by a U.S. Loan Party.

“U.S. Guarantors” shall mean Holdings and the U.S. Subsidiary Guarantors.

“U.S. Intellectual Property Security Agreement” shall mean, collectively, the intellectual property security agreement (dated as of the Original Closing Date) executed by the U.S. Loan Parties, substantially in the form of the exhibit to the U.S. Security Agreement, together with each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered by a U.S. Loan Party pursuant to Section 5.12.

“U.S. Loan Parties” shall mean Holdings, the Lead Borrower and the U.S. Subsidiary Guarantors.

“U.S. Obligations” shall mean all obligations of any of the U.S. Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest (as defined in the U.S. Security Agreement)) on the Loans and any other loans outstanding under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws naming such U.S. Loan Party as the debtor in such proceeding, regardless of whether allowed or allowable in such proceeding), of the U.S. Loan Parties under the Loan Documents.

“U.S. Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“U.S. Perfection Certificate” shall mean the perfection certificate substantially in the form of Exhibit B to the U.S. Security Agreement.

“U.S. Restricted Subsidiary” shall mean each Subsidiary of the Lead Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia and is not an Unrestricted Subsidiary.

“U.S. Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Collateral Trust Agreement.

“U.S. Security Agreement” shall mean the Security Agreement, dated June 16, 2010, by and among Spectrum, certain of Spectrum’s subsidiaries, Holdings and the Collateral Trustee for the benefit of the “Secured Parties” (as defined in the U.S. Security Agreement), together with each other security agreement and security agreement supplement pursuant to Section 5.12.

“U.S. Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to the U.S. Subsidiary Guaranty; provided that no CFC Holding Company shall be a U.S. Subsidiary Guarantor.

“U.S. Subsidiary Guaranty” shall mean the guaranty made by the U.S. Subsidiary Guarantors in favor of the Guaranteed Parties, substantially in the form of Exhibit E-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12.

“U.S. Term Loan Commitment” shall mean, as to each Lender, its Initial U.S. Term Loan Commitment, Tranche A Term Loan Commitment, Tranche C Term Loan Commitment, New Incremental Tranche C Term Loan Commitment or its obligation to make U.S. Term Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “U.S. Term Loan Commitment” or equivalent in the Incremental Term Loan Assumption Agreement, New Term Loan Commitment Agreement, Refinancing Amendment or Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“U.S. Term Loans” shall mean the Tranche A Term Loans, the Tranche C Term Loans, any Incremental Term Loans denominated in Dollars, any New Term Loans denominated in Dollars, any Extended U.S. Term Loans and any Other U.S. Term Loans.

“U.S. Term Loan Facility” shall mean the Initial U.S. Term Loan Facility, the Tranche A Term Loan Facility, the Tranche C Term Loan Facility, any Incremental Term Loan, any New Term Loan Facility, any facility consisting of Extended U.S. Term Loans and any facility consisting of Other U.S. Term Loans.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document, any ABL Document or any other document evidencing Indebtedness permitted hereunder shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the terms of this Agreement and the other Loan Documents.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 5.04(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 9.22). Notwithstanding any other provision contained herein, (x) any lease that is treated as an operating lease for purposes of GAAP as of the Original Closing Date shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Original Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Original Closing Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in or application of GAAP after the Original Closing Date, and (y) for purposes of determining compliance with any covenant (including the computation of any financial ratio) contained herein, Indebtedness of the Lead Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825, FASB ASC 470-20 and/or IAS 39 on financial liabilities shall be disregarded.

Section 1.04 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.04; provided that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.04, when calculating the Total Net Leverage Ratio for purposes of the Applicable Excess Cash Flow Percentage the events described in this Section 1.04 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.04.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Lead Borrower in accordance with the terms of this Agreement.

(d) In the event that the Lead Borrower or any Restricted Subsidiary of the Lead Borrower incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

Section 1.05 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “New Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency New Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.06 Currency Equivalents Generally. Unless otherwise set forth herein, any amount specified in this agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total. For purposes of this Section 1.06, “Equivalent” in Dollars of any foreign currency on any date shall mean the equivalent in Dollars of such foreign currency by using the applicable spot rate set forth on the Bloomberg Cross Currency Rates Page for such currency.

Section 1.07 Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 References to Laws. Unless otherwise expressly provided herein, references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10 Covenant Compliance Generally. For purposes of determining compliance under Article VI, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of Holdings and its subsidiaries delivered pursuant to Section 5.04(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with any limitations or thresholds set forth in Dollars in Article VI, with respect to any amount in a currency other than Dollars, no breach of any basket contained in such Article shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such amount is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Article, including with respect to determining whether any amount may be incurred at any time under such Article. If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations to Consolidated Net Tangible Assets for the most recently completed Fiscal Quarter after the last time such baskets were calculated for any purpose under Article VI, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.11 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available ECF Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.12 Interest Rate Calculations. All computations of interest and other fees hereunder shall be made on the basis of a 360-day year (except for interest calculated by reference to the Prime Rate, the Canadian Prime Rate or the CDOR Rate, which shall be based on a year of 365 or 366 days, as applicable) and for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

Section 1.13 Guaranty and Security Principles. The German Security Documents and the U.K. Security Documents delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation, in each case by any Foreign Subsidiary, shall be subject in all respects to the Guaranty and Security Principles set forth in Schedule 1.13 (as the same may be supplemented with respect to any U.K. Collateral pursuant to the terms set forth in any applicable Borrower Joinder Agreement with respect to any U.K. Borrower, as agreed by the U.K. Borrower and the Administrative Agent).

ARTICLE II

Term Loan Facilities

Section 2.01 Commitments. (a) (i) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender with an Initial U.S. Term Loan Commitment (each, an “Initial U.S. Term Lender”) agrees, severally and not jointly, to make an Initial U.S. Term Loan to the Lead Borrower on the Closing Date in a principal amount not to exceed its Initial U.S. Term Loan Commitment. Amounts borrowed under this Section 2.01(a)(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Subject to the terms and conditions set forth herein, each Lender with a Canadian Term Loan Commitment (each, an “Initial Canadian Term Lender”) severally and not jointly agrees to make a single loan denominated in Canadian Dollars (the “Initial Canadian Term Loans”) to the Canadian Borrower on the Closing Date in an amount not to exceed such Canadian Term Lender’s Canadian Term Loan Commitment. The Canadian Term Borrowing shall consist of Initial Canadian Term Loans made simultaneously by the Canadian Term Lenders in accordance with their respective Canadian Term Loan Commitments. Amounts borrowed under this Section 2.01(a)(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the New Term Loan Commitment Agreement No. 1, each Tranche A Term Loan Lender with a Tranche A Term Loan Commitment agrees, severally and not jointly, to make a Tranche A Term Loan to the Lead Borrower on the New Term Loan Closing Date in a principal amount not to exceed its Tranche A Term Loan Commitment. Amounts borrowed under this Section 2.01(a)(iii) and subsequently repaid or prepaid may not be reborrowed.

(iv) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the New Term Loan Commitment Agreement No. 1, each Tranche C Term Loan Lender with a Tranche C Term Loan Commitment agrees, severally and not jointly, to make a Tranche C Term Loan to the Lead Borrower on the New Term Loan Closing Date in a principal amount not to exceed its Tranche C Term Loan Commitment. Amounts borrowed under this Section 2.01(a)(iv) and subsequently repaid or prepaid may not be reborrowed.

(v) Subject to the terms and conditions set forth in, and relying upon the representations and warranties set forth herein and in, the First Restatement Agreement, the New Incremental Tranche C Term Loan Lender agrees to make a single loan denominated in Dollars to the Lead Borrower on the First Restatement Effective Date in an amount not to exceed its New Incremental Tranche C Term Loan Commitment. Amounts borrowed under this Section 2.01(a)(v) and subsequently repaid or prepaid may not be reborrowed.

(vi) Subject to the terms and conditions set forth in, and relying upon the representations and warranties set forth herein and in, the First Restatement Agreement, the Initial Euro Term Lender agrees to make a single loan denominated in Euros (the “Initial Euro Term Loan”) to the German Borrower on the First Restatement Effective Date in an amount not to exceed the amount of the Initial Euro Term Lender’s Initial Euro Term Loan Commitment. Amounts borrowed under this Section 2.01(a)(vi) and subsequently repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement, each Lender having an Incremental Term Loan Commitment pursuant to Section 2.22 severally and not jointly, agrees subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Lead Borrower, the German Borrower or any U.K. Borrower, as applicable, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed (other than pursuant to a new issuance of Incremental Term Loans pursuant to Section 2.22). Notwithstanding the foregoing, if the total Incremental Term Loan Commitment as of the applicable Incremental Term Loan Borrowing Date is not drawn on such Incremental Term Loan Borrowing Date, the undrawn amount shall automatically be cancelled. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(c) Subject to the terms and conditions of this Agreement, each New Term Loan Lender with a New Term Loan Commitment for a given Class of New Term Loans pursuant to Section 2.23 severally and not jointly agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable New Term Loan Commitment Agreement, to make New Term Loans to the Lead Borrower, the German Borrower or any U.K. Borrower, as applicable, which New Term Loans shall not exceed for any such New Term Loan Lender at the time of any incurrence thereof, the New Term Loan Commitment of such New Term Loan Lender for such Class on the respective New Term Loan Borrowing Date. Notwithstanding the foregoing, if the total New Term Loan Commitment as of the applicable New Term Loan Borrowing Date is not drawn on such New Term Loan Borrowing Date, the undrawn amount shall automatically be cancelled. Amounts paid or prepaid in respect of New Term Loans may not be reborrowed.

(d) Subject to the terms and conditions of this Agreement, each Term Loan Lender with an Other Term Loan Commitment for a given Class of Other Term Loans severally agrees to make Other Term Loans to the Borrowers, which Other Term Loans shall not exceed for any such Term Loan Lender at the time of any incurrence thereof, the Other Term Loan Commitment of such Term Loan Lender for such Class on the respective Other Term Loan Borrowing Date. Notwithstanding the foregoing, if the total Other Term Loan Commitment as of the applicable Other Term Loan Borrowing Date is not drawn on such Other Term Loan Borrowing Date, the undrawn amount shall automatically be cancelled. Amounts paid or prepaid in respect of Other Term Loans may not be reborrowed.

Section 2.02 Term Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of such Term Loans made by the applicable Lenders (each, a “Term Loan Lender”) ratably in accordance with their applicable Commitments, respectively; provided, however, that the failure of any Lender to make a Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make a Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000, C$1,000,000, €1,000,000 or £1,000,000, as applicable and not less than $5,000,000, C$5,000,000, €5,000,000 or £2,000,000, as applicable, or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Lead Borrower (on behalf of itself or another. Borrower) may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Lead Borrower (on behalf of itself or another Borrower) shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than (x) in the case of any Loan denominated in Dollars, 1:00 p.m. New York City time, (y) in the case of any Loan denominated in Euros, 12:00 p.m. London time and (z) in the case of any Loan denominated in Sterling 12:00 p.m. London time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Lead Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, a rate per annum equal to the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03 Borrowing Procedure. In order to request a Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by telephone and (i) in the case of a Borrowing denominated in U.S. Dollars or Canadian Dollars (a) in the case of a Eurocurrency Borrowing, not later than 12:00 (noon) New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon New York City time, one Business Day before a proposed Borrowing and (ii) in the case of a Borrowing denominated in Euros or Sterling, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m. London time, three Business Days before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; provided that, with respect to any Borrowing on the Closing Date or the First Restatement Effective Date, the Lead Borrower shall not be permitted to request a Eurocurrency Borrowing with an Interest Period in excess of one month (unless otherwise agreed to by the Administrative Agent in its sole discretion); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) the currency of such Borrowing and (vi) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. With respect to Term Loans denominated in Dollars, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay, on a several and not joint basis, to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender made available to such Borrower as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower, respectively to such Lender resulting from each Loan made by such Lender from time to time to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from a Loan Party and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Term Loans made available to such Borrower in accordance with their terms.

(e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note (each such note, a “Term Note”). In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05 Fees. (a) The Lead Borrower shall pay, or shall cause the Canadian Borrower, to pay (i) to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein, (ii) to the Collateral Trustee, for its own account, such fees as have been separately agreed in writing in the amounts and at the times so specified and (iii) to the Administrative Agent for the account of the relevant Lenders such fees as shall have been separately agreed between the Borrowers and the Joint Lead Arrangers in respect of this Agreement in the amounts and at the times so agreed.

(b) In the event that the Tranche A Term Loans or the Tranche C Term Loans or the Initial Euro Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13(c), or in the event of an assignment of Term Loans pursuant to Section 2.21(a)(iv), in each case, in connection with, in the case of the Tranche A Term Loans or the Tranche C Term Loans, a Repricing Transaction on or prior to the date that is the six month anniversary of the New Term Loan Closing Date, and in the case of the Initial Euro Term Loans, a Repricing Transaction on or prior to the date that is the six month anniversary of the First Restatement Effective Date, the applicable Borrower shall pay to the relevant Lenders a prepayment fee (the “Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned.

(c) All such Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Trustee, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.07, (I) the Tranche A Term Loans and the Tranche C Term Loans (and any other Term Loans denominated in Dollars) comprising any ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (II) the Initial Canadian Term Loans and any other Canadian Term Loans denominated in Canadian Dollars comprising any ABR Borrowing shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Canadian Margin.

(b) Subject to the provisions of Section 2.07, (I) the Tranche A Term Loans and the Tranche C Term Loans (and any other Term Loans denominated in Dollars) comprising any Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, (II) the Initial Canadian Term Loans and any other Term Loans denominated in Canadian Dollars comprising any Eurocurrency Borrowing shall bear interest at a rate per annum equal to the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Canadian Margin, (III) the Initial Euro Term Loans and any other Term Loans denominated in Euros comprising any Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Euro Margin and (IV) any Sterling Term Loans shall bear interest at a rate per annum equal to the Adjusted Sterling Rate for the Interest Period in effect for such Borrowing plus the Applicable Sterling Margin.

(c) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate, CDOR Rate, Adjusted EURIBOR Rate or Adjusted Sterling Rate for each Interest Period or day within an Interest Period, as the case may be, and the Alternate Base Rate and Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement or in any other Loan Document and payable by the Canadian Borrower is calculated using a rate based on a year of 360 days, 365 days or 366 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, 365 days or 366 days, as the case may be, (y)

multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360, 365 or 366, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.07 Default Interest. If any Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan under this Agreement shall automatically (without the need of any vote by the Required Lenders) bear interest (after as well as before judgment) at a rate per annum equal to the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and all other overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate applicable to Loans that are maintained as ABR Loans (in respect of amounts owing in Dollars) or the Canadian Prime Rate (in respect of amounts owing in Canadian Dollars) or the rate otherwise applicable to Loans that are maintained as Eurocurrency Loans (in respect of amounts owing in Euros or Sterling) from time to time. All accrued and unpaid interest under this Section 2.07 shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief or remedy under any applicable Debtor Relief Laws.

Section 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that Dollar, Canadian Dollar, Euro or Sterling deposits, as applicable, in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, the Canadian interbank market or the European interbank market respectively, or that the rates at which such Dollar, Canadian Dollar, Euro or Sterling deposits, as applicable, are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining the applicable Eurocurrency Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the CDOR Rate, the Adjusted EURIBOR Rate or the Adjusted Sterling Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Lead Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Lead Borrower (on behalf of itself or the Canadian Borrower) for a Eurocurrency Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and any obligation of the Lenders to make or maintain Eurocurrency Loans in Euros or Sterling, as applicable, shall be suspended and the Lead Borrower (on behalf of the German Borrower or any U.K. Borrower) and the Lenders shall establish a mutually acceptable alternative rate. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Termination of Initial U.S. Term Loan Commitments, Canadian Term Loan Commitments, Tranche A Term Loan Commitments, Tranche C Term Loan Commitments, New Incremental Tranche C Term Loan Commitments and Euro Term Loan Commitments. The Initial U.S. Term Loan Commitments and the Canadian Term Loan Commitments in respect of the Initial Canadian Term Loans have automatically terminated upon the making of the Initial U.S. Term Loans and the Initial Canadian Term Loans on the Closing Date. The Tranche A Term Loan Commitments and the Tranche C Term Loan Commitments have automatically terminated upon the making of the Tranche A Term Loans and the Tranche C Term Loans on the New Term Loan Closing Date. The New Incremental Tranche C Term Loan Commitments shall automatically terminate upon the making of the New Incremental Tranche C Term Loans (as defined in the First Restatement Agreement) (and their conversion into Tranche C Term Loans) on the First Restatement Effective Date. The Initial Euro Term Loan Commitments shall automatically terminate upon the making of the Initial Euro Term Loans on the First Restatement Effective Date.

Section 2.10 Conversion and Continuation of Borrowings. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurocurrency Borrowing denominated in Dollars or Canadian Dollars into an ABR Borrowing, (b) not later than (i) with respect to any Borrowing in Dollars or Canadian Dollars, 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period and (ii) with respect to any Borrowing in Euros or Sterling, 11:00 a.m., London time, three Business Days prior to continuation, to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, and (c) not later than (i) 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing denominated in Dollars or Canadian Dollars to another permissible Interest Period and (ii) 11:00 a.m., London time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing denominated in Euros or Sterling to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(iv) the converted or continued Borrowing shall be made in the same currency as the Borrowing being converted or continued;

(v) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the applicable Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing denominated in Dollars or Canadian Dollars maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vii) any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurocurrency Borrowing that would end later than a Canadian Term Loan Repayment Date, a Euro Term Loan Repayment Date, a Tranche A Term Loan Repayment Date, a Tranche C Term Loan Repayment Date, the date of a Scheduled New Term Loan Repayment, the date of a Scheduled Extended Term Loan Repayment or the date of a Scheduled Other Term Loan Repayment, as the case may be, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Borrowings comprised of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Other Term Loans or New Term Loans, as applicable, with Interest Periods ending on or prior to such Canadian Term Loan Repayment Date, Tranche A Term Loan Repayment Date, Tranche C Term Loan Repayment Date, Euro Term Loan Repayment Date, date of a Scheduled New Term Loan Repayment, date of a Scheduled Extended Term Loan Repayment or date of a Scheduled Other Term Loan Repayment, as the case may be, and (B) the ABR Borrowings comprised of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Other Term Loans or New Term Loans, as applicable, would not be at least equal to the principal amount of ABR Borrowings to be paid on such Canadian Term Loan Repayment Date, Tranche A Term Loan Repayment Date, Tranche C Term Loan Repayment Date, date of a Scheduled New Term Loan Repayment, date of a Scheduled Extended Term Loan Repayment or date of a Scheduled Other Term Loan Repayment as the case may be; and

(ix) upon notice to the Lead Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurocurrency Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), (iv) the currency of the continued or converted Borrowing (which shall be the same currency as the Borrowing being continued or converted) and (v) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), (a) any such Borrowing denominated in Dollars or Canadian Dollars, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), shall automatically be continued as an ABR Borrowing and (b) any such Borrowing denominated in Euros or Sterling, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

Section 2.11 Repayment of Term Borrowings. (a) (i)(A) [Reserved].

(B) The Lead Borrower shall pay to the Administrative Agent, for the account of the applicable Tranche A Term Loan Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche A Term Loan Repayment Date”), a principal amount of the Tranche A Term Loans incurred by it (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Tranche A Term Loan Repayment Date	Amount
December 31, 2013	$15,937,500
March 31, 2014	$15,937,500
June 30, 2014	$15,937,500
September 30, 2014	$15,937,500
December 31, 2014	$15,937,500
March 31, 2015	$15,937,500

June 30, 2015	$15,937,500
September 30, 2015	$15,937,500
December 31, 2015	$15,937,500
March 31, 2016	$15,937,500
June 30, 2016	$15,937,500
September 30, 2016	$15,937,500
December 31, 2016	$15,937,500
March 31, 2017	$15,937,500
June 30, 2017	$15,937,500
Tranche A Term Loan Maturity Date	$610,937,500

(C) The Lead Borrower shall pay to the Administrative Agent, for the account of the applicable Tranche C Term Loan Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche C Term Loan Repayment Date”), a principal amount of the Tranche C Term Loans incurred by it (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Tranche C Term Loan Repayment Date	Amount
December 31, 2013	$1,287,500
March 31, 2014	$1,287,500
June 30, 2014	$1,287,500
September 30, 2014	$1,287,500
December 31, 2014	$1,287,500
March 31, 2015	$1,287,500

June 30, 2015	$1,287,500
September 30, 2015	$1,287,500
December 31, 2015	$1,287,500
March 31, 2016	$1,287,500
June 30, 2016	$1,287,500
September 30, 2016	$1,287,500
December 31, 2016	$1,287,500
March 31, 2017	$1,287,500
June 30, 2017	$1,287,500
September 30, 2017	$1,287,500
December 31, 2017	$1,287,500
March 31, 2018	$1,287,500
June 30, 2018	$1,287,500
September 30, 2018	$1,287,500
December 31, 2018	$1,287,500
March 31, 2019	$1,287,500
June 30, 2019	$1,287,500
Tranche C Term Loan Maturity Date	$485,387,500

(ii) (A) Commencing on March 31, 2013, the Canadian Borrower hereby unconditionally promises to repay the Initial Canadian Term Loans to the Administrative Agent for the account of each Lender (i) on the last day of each March, June, September and December or if any such date is not a Business Day, on the next preceding Business Day prior to the Initial Maturity Date (each such date being referred to as a “Canadian Term Loan Repayment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Canadian Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)) and (ii) on the Initial Maturity Date, the remainder of the principal amount of the Initial Canadian Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(B) The Lead Borrower and the Lenders hereby authorize, and the Lenders hereby direct and instruct, the Administrative Agent to complete and deliver to the Lead Borrower and the Lenders after the Closing Date a table setting forth Canadian Term Loan Repayment Dates and the principal amortization payments with respect to the Initial Canadian Term Loans. Each of the parties to this Agreement hereby acknowledges and agrees that (a) the Administrative Agent shall not be deemed to be in default under this Agreement or any other Loan Document or to have any duty or responsibility or to incur any liability as a result of its failure to complete and deliver such table and (b) the provisions of Article VIII and Section 9.05 of this Agreement shall apply to the completion and delivery of such table by the Administrative Agent pursuant to this Section 2.11(a)(ii)(B).

(iii) (A) Commencing on March 31, 2014, the German Borrower hereby unconditionally promises to repay the Initial Euro Term Loans to the Administrative Agent for the account of each Lender (i) on the last day of each March, June, September and December or if any such date is not a Business Day, on the next preceding Business Day prior to the Initial Euro Term Loan Maturity Date (each such date being referred to as a “Euro Term Loan Repayment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Euro Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22) and (ii) on the Initial Euro Term Loan Maturity Date, the remainder of the principal amount of the Initial Euro Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(B) The German Borrower and the Lenders hereby authorize, and the Lenders hereby direct and instruct, the Administrative Agent to complete and deliver to the German Borrower and the Lenders after the First Restatement Effective Date a table setting forth Euro Term Loan Repayment Dates and the principal amortization payments with respect to the Initial Euro Term Loans. Each of the parties to this Agreement hereby acknowledges and agrees that (a) the Administrative Agent shall not be deemed to be in default under this Agreement or any other Loan Document or to have any duty or responsibility or to incur any liability as a result of its failure to complete and deliver such table and (b) the provisions of Article VIII and Section 9.05 of this Agreement shall apply to the completion and delivery of such table by the Administrative Agent pursuant to this Section 2.11(a)(iii)(B).

(iv) The Lead Borrower shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each New Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.23 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled New Term Loan Repayment”).

(v) The applicable Borrower shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each Extended Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.25 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled Extended Term Loan Repayment”).

(vi) The applicable Borrower shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each Other Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.26 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled Other Term Loan Repayment”).

(b) To the extent not previously paid, Initial Canadian Term Loans, Initial Euro Term Loans, Tranche A Term Loans, Tranche C Term Loans, Incremental Term Loans, New Term Loans, Extended Term Loans and Other Term Loans shall be due and payable together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment on the applicable Maturity Date.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Voluntary Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing incurred by such Borrower, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurocurrency Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000, C$1,000,000, €1,000,000 or £1,000,000, as applicable, and not less than $5,000,000, C$5,000,000, €5,000,000 or £2,000,000, as applicable.

(b) Voluntary prepayments of Loans shall be applied at the Lead Borrower’s direction (x) among each Class of Term Loans, to the extent required by the documentation governing such Class only, on a pro rata basis, or otherwise as the Lead Borrower directs and (y) to the outstanding principal amounts due on a Canadian Term Loan Repayment Date, a Tranche A Term Loan Repayment Date, a Tranche C Term Loan Repayment Date or a Euro Term Loan Repayment Date, as applicable, of each such Class of Term Loans as directed by the applicable Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Class of Term Loans, then the applicable Borrower may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the applicable Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further, however, that the provisions of

Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.05(b) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13 Mandatory Prepayments. (a) Not later than the third Business Day following the receipt of Net Cash Proceeds by (w) any U.S. Loan Party in respect of (A) one or more Asset Sales in an aggregate amount in excess of $2,000,000 (other than any Disposition of any property or assets permitted by Section 6.05 (except Section 6.05(b)(xiii) and (b)(xviii))) or (B) one or more Casualty Events in an aggregate amount in excess of $2,000,000, the Lead Borrower shall apply the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e), (x) the Canadian Borrower or any Canadian Subsidiary Guarantor in respect of (A) one or more Asset Sales in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency) (other than any Disposition of any property or assets permitted by Section 6.05 (except Section 6.05(b)(xiii) and (b)(xviii))) or (B) one or more Casualty Events in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency), the Canadian Borrower shall apply the Net Cash Proceeds received with respect thereto to prepay outstanding Canadian Term Loans in accordance with Section 2.13(e), (y) the German Borrower or any German Subsidiary Guarantor in respect of (A) one or more Asset Sales in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency) (other than any Disposition of any property or assets permitted by Section 6.05 (except Section 6.05(b)(xiii) and (b)(xviii))) or (B) one or more Casualty Events in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency), the German Borrower shall apply the Net Cash Proceeds received with respect thereto to prepay outstanding Euro Term Loans in accordance with Section 2.13(e) or (z) unless otherwise provided for in the applicable Borrower Joinder Agreement, any U.K. Borrower or any U.K. Subsidiary Guarantor in respect of (A) one or more Asset Sales in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency) (other than any Disposition of any property or assets permitted by Section 6.05 (except Section 6.05(b)(xiii) and (b)(xviii))) or (B) one or more Casualty Events in an aggregate amount in excess of $2,000,000 (or the equivalent amount in any other currency), any U.K. Borrower shall apply the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loan of such U.K. Borrower in accordance with Section 2.13(e); provided that if at the time that any such prepayment would be required with any Net Cash Proceeds referred to in clause (a)(x) above, the Lead Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt or New Incremental Notes (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations (other than the Canadian Obligations, the German Obligations and any U.K. Obligations)) pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds in respect of any such Asset Sale or any such Casualty Event (such Indebtedness (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Lead Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to clause (a)(x) above shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with clause (a)(x) above. Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Casualty Event required to be (x) reinvested in assets (other than working capital assets) used or useful in the business of the Lead Borrower and its Restricted Subsidiaries or (y) applied to repay outstanding Loans, in each case as provided in this Section 2.13(a), shall be reduced on a dollar-for-dollar basis by the amount of any investment (not funded with Net Cash Proceeds from any other Asset Sale or Casualty Event that previously reduced a Loan Party’s or its Restricted Subsidiary’s obligation to repay Loans pursuant to this Section 2.13(a)) made by the Lead Borrower or any of its Restricted Subsidiaries in assets (other than working capital assets) used or useful in the business of the Lead Borrower and its Restricted Subsidiaries (including pursuant to a Permitted Acquisition (including a Permitted Acquisition of the equity interests in another Person)) within 90 days prior to the receipt of such Net Cash Proceeds.

(b) On each Excess Cash Flow Payment Date, the Lead Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (e) below in an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Percentage of Excess Cash Flow, if any, for such Excess Cash Flow Payment Period minus (B) the aggregate amount of voluntary prepayments of any Term Loan during such Excess Cash Flow Payment Period, in each case, solely to the extent that such prepayments were made in accordance with Section 2.12 and were not funded with the incurrence of any Funded Debt (other than revolving Funded Debt).

(c) In the event that any Loan Party or any Restricted Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any Restricted Subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than any Credit Agreement Refinancing Indebtedness)), the Lead Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(d) In the event that Super Holdco or any U.S. Loan Party shall receive Net Cash Proceeds in excess of $1,000,000 in respect of any purchase price adjustment relating to the Acquisition (a “Purchase Price Adjustment”), the Lead Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by any such Person, cause an amount equal to 100% of such Net Cash Proceeds to be applied to prepay outstanding Loans in accordance with Section 2.13(e).

(e) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated (w) with respect to Net Cash Proceeds received by the Lead Borrower or any U.S. Restricted Subsidiary (other than Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness incurred pursuant to Section 2.26, which may, at the election of the Lead Borrower, be applied on a pro rata basis to each Class of outstanding U.S. Term Loans only, each Class of outstanding Canadian Term Loans only, each Class of outstanding Euro Term Loans only or each Class of outstanding Sterling Term Loans only), by the Lead Borrower among each Class of outstanding Term Loans on a pro rata basis, with each Class to be allocated its Term Loan Percentage of the amount of the respective repayment and applied pro rata against the remaining scheduled installments of principal due in respect of such Term Loans under Sections 2.11(a)(i), (ii), (iii), (iv), (v) and (vi) respectively, falling due in the next 24 months following the date of the applicable event giving rise to the prepayment obligation under this Section 2.13 in direct order of maturity (based upon the then remaining amount of such scheduled installments after giving effect to all prior reductions thereto) and thereafter shall be applied to reduce the then remaining scheduled installments of such Term Loans pro rata (based upon the then remaining amount of such scheduled installments after giving effect to all prior reductions thereto) except to the extent the terms of any Incremental Term Loans, Other Term Loans, New Term Loans or Extended Term Loans provide for a less favorable treatment of any Incremental Term Loans, Other Term Loans, New Term Loans or Extended Term Loans with respect to any such mandatory prepayments, (x) with respect to Net Cash Proceeds received by the Canadian Borrower or any Canadian Subsidiary, at the election of the Lead Borrower, by the Canadian Borrower to the Canadian Term Loans or by the Lead Borrower to the Term Loans in accordance with the preceding clause (w) above, (y) with respect to Net Cash Proceeds received by the German Borrower or any German Subsidiary, at the election of the Lead Borrower, by the German Borrower to the Euro Term Loans or by the Lead Borrower to the Term Loans in accordance with the preceding clause (w) above and (z) with respect to Net Cash Proceeds received by any U.K. Borrower or any U.K. Subsidiary (from and after the date on which any U.K. Borrower executes a Borrower Joinder Agreement), at the election of the Lead Borrower, by such U.K. Borrower to the Term Loans of such U.K. Borrower or by the Lead Borrower to the Term Loans in accordance with the preceding clause (w) above.

(f) Notwithstanding any other provisions of this Section 2.13, to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (other than (x) a Disposition by the Canadian Borrower or its Canadian Subsidiaries, (y) a Disposition by the German Borrower or its German Subsidiaries or (z) a Disposition by any U.K. Borrower or its U.K. Subsidiaries (from and after the date on which any U.K. Borrower executes a Borrower Joinder Agreement)) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (other than a Casualty Event of the Canadian Borrower or its Canadian Subsidiaries) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.13(a), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.13(b) are or is prohibited or delayed by applicable local law from being repatriated to the United States, Canada, Germany or the U.K. (from and after the date on which any U.K. Borrower executes a Borrower Joinder Agreement), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign

Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States, Canada, Germany or the U.K. (from and after the date on which any U.K. Borrower executes a Borrower Joinder Agreement) (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.13 to the extent provided herein and (B) to the extent that the Lead Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.13 (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the applicable Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the applicable Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(g) The applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Lead Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type and Class of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16 and Section 2.05(b), if applicable, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.14 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate, CDOR Rate, Adjusted EURIBOR Rate or Adjusted Sterling Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the applicable Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15 Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Type of Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Type of Eurocurrency Loan, then, by written notice to the Lead Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into such Type of Eurocurrency Loans, whereupon any request for such Type of a Eurocurrency Borrowing (or to convert an ABR Borrowing to such Type of a Eurocurrency Borrowing or to continue such Type of a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert such Type of a Eurocurrency Loan into an ABR Loan, as the case may be) or, in the case of any Loan denominated in Euros or Sterling, shall, as to such Lender only, be deemed a request for a Eurocurrency Loan with an Interest Period of one month’s duration and the Lead Borrower and the Administrative Agent shall establish a mutually acceptable alternative rate with respect thereto, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans of such Type made by it be converted to ABR Loans (other than Loans denominated in Euros or Sterling), in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans of such Type that would have been made by such Lender or the converted Eurocurrency Loans of such Type of such Lender shall instead be applied to repay the ABR Loans or Loans subject to an alternative rate made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans of such Type.

(b) For purposes of this Section 2.15, a notice to the Lead Borrower by any Lender shall be effective as to each Eurocurrency Loan of such Type made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the applicable Borrower.

Section 2.16 Breakage. Each Borrower shall indemnify each Lender against any loss (other than any lost profit or margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of a Borrowing Request to make such Term Loan or conversion notice to convert such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

Section 2.17 Pro Rata Treatment. Subject to Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing made by or on behalf of a Borrower, each payment of interest on the Loans made by or on behalf of a Borrower, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the applicable Lenders of such Class in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount, Canadian Dollar amount, Euro amount or Sterling amount, as applicable.

Section 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Lead Borrower, the Canadian Borrower, the German Borrower, any U.K. Borrower, or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans of a Class to a Borrower shall be proportionately less than the unpaid principal portion of the Loans of that Class to such Borrower of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in such Loans held by each applicable Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans then outstanding as the principal amount of such Loans and participations in such Loans held by the Lender prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by a Borrower to a Lender in its capacity as such pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. Each Borrower and Holdings expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the applicable Borrower in the amount of such participation.

Section 2.19 Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., (New York City time), in the case of any Loan denominated in Dollars or Canadian Dollars, not later than 12:00 p.m. (London time) in the case of any Loan denominated in Euros, and not later than 12:00 p.m. (London time) in the case of any Loan denominated in Sterling, in each case, on the date when due in immediately available funds payable in Dollars, Canadian Dollars, Euros or Sterling, as applicable, in each case without setoff, defense or counterclaim. Each such payment in (x) Dollars shall be made to the Administrative Agent at the U.S. Payment Office, (y) Canadian Dollars shall be made to the Administrative Agent at the Canadian Payment Office and (z) Euros, Sterling or any other currency shall be made to the Administrative Agent at the Administrative Agent’s Office. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.20 Taxes. (a) Any and all payments by or on account of any obligation of each Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable law; provided that, if a Borrower or any other Loan Party shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower (as applicable) shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or (i) in the case of the Lead Borrower, any other U.S. Loan Party (ii) in the case of the Canadian Borrower, any other Canadian Loan Party (iii) in the case of the German Borrower, any other German Loan Party and (iv) in the case of the U.K. Borrower, any other U.K. Loan Party, hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (I) Except with respect to such documents set forth in Section 2.20(f) below, any Lender that is entitled to an exemption from or reduction of any withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Lead Borrower and, if necessary, the IRS or other Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Lead Borrower as will permit such payments to be made without withholding or at a reduced rate. Such Lender shall promptly notify the Lead Borrower at any time it determines that it is no longer in a position to provide any previously delivered documentation to the Lead Borrower or, if applicable, the IRS or other Governmental Authority. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(II) and 2.20(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(II) Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Lead Borrower, Administrative Agent and, if necessary, the IRS or other Governmental Authority (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (i) if such Foreign Lender shall determine that any applicable form or certification has expired or will then expire or has or will then become obsolete or incorrect or that an event has occurred that requires or will then require a change in the most recent form or certification previously delivered by it to the Lead Borrower and the Administrative Agent and (ii) upon the request of the Lead Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code: (x) a certificate substantially in the form of Exhibit M (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not: (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN;

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of IRS Form W-8IMY, accompanied by duly completed IRS Form W-8ECI, IRS Form W-8BEN, a United States Tax Compliance Certificate, IRS Form W-9 or other required documentation from each beneficial owner, as applicable (together with, if applicable, duly completed copies of IRS Form W-8IMY of any upper-tier non-beneficial owner of such Foreign Lender); or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction of United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for each Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower or other Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over the amount of such refund to such Borrower or other Loan Party, as applicable (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes, as the case may be, giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that such Borrower or other Loan Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower or other Loan Party (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority; provided, further, that this subsection shall not be construed to require such Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(h) VAT:

(i) All amounts expressed to be payable under any Loan Document by any Party to a Lender Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.20(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Party under any Loan Document and such Lender Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender Party must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under any Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Lender Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.20(h) to any Party shall, at any time when such Party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules.

(v) In relation to any supply made by a Lender Party to any Party under a Loan Document, if reasonably requested by such Lender Party, that Party must promptly provide such Lender Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

(vi) Any election towards VAT pursuant to section 9 German Value Added Tax Act (Umsatzsteuergesetz) or similar VAT provisions provided for in the relevant national jurisdiction in connection with any supply made among any Parties under a Loan Document requires the prior written consent by the Borrower Representative, which shall not unreasonably be withheld.

(i) Any U.K. Borrower and the Administrative Agent shall separately agree any tax provisions that are to apply with respect to withholding tax and other taxes as set forth in the applicable Borrower Joinder Agreement with respect to such U.K. Borrower.

Section 2.21 Assignment of Commitments under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Lead Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Lead Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Lead Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Lead Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.05(b), 2.14, 2.16 and 2.20); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14 or Section 2.20 or (ii) any Lender delivers a notice described in Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Lead Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or Section 2.20 or enable it to withdraw its notice pursuant to Section 2.15, as the case may be, in the future. Each Borrower hereby agrees to pay or cause to be paid all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22 Incremental Term Loans. (a) The Lead Borrower (and the German Borrower and any U.K. Borrower in an aggregate amount not to exceed the Maximum Incremental Sub-Limit Amount) may, by written notice to the Administrative Agent from time to time, request that one of more Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or one or more other Persons which are Eligible Assignees and which will become Lenders, provide, after the Closing Date, an increase in any existing Class of Term Loans (other than Canadian Term Loans or Tranche A Term Loans (or any Permitted Refinancing of Tranche A Term Loans that matures prior to the Initial Maturity Date)) (except as otherwise provided in this Section 2.22, which shall be on the same terms as, and become a part of, the applicable Class of Term Loans hereunder (other than Canadian Term

Loans and Tranche A Term Loans (or any Permitted Refinancing of Tranche A Term Loans that matures prior to the Initial Maturity Date)))), and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Assumption Agreement, make Term Loans (“Incremental Term Loan”) of the applicable Class pursuant thereto. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000, €1,000,000 or £1,000,000, as applicable and a minimum amount of $5,000,000, €5,000,000 or £2,500,000, as applicable (or such lesser amount as may be acceptable to the Administrative Agent) and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice); provided that:

(i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the applicable Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Assumption Agreement as provided in clause (b) of this Section 2.22, such Lender shall not be obligated to fund any Incremental Term Loans,

(ii) any Lender (including any Eligible Assignee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender,

(iii) the aggregate principal amount of all Incremental Term Loans pursuant to this Section 2.22 at any time shall not exceed (x) the Maximum Incremental Amount at such time and (y) with respect to Incremental Term Loans incurred by the German Borrower or any U.K. Borrower, shall not exceed the Maximum Incremental Sub-Limit Amount at such time,

(iv) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the applicable Borrower and each such Incremental Term Lender,

(v) the new Incremental Term Loans shall have the same Applicable Margin as the Class of Term Loans to which such Incremental Term Loans are being added,

(vi) the new Incremental Term Loans shall have the same repayment dates as then remain with respect to the Class of Term Loans to which such new Incremental Term Loans are being added (with the amount of each repayment of Incremental Term Loans to be made by the applicable Borrower on the repayment dates to be the same (on a proportionate basis) as is theretofore applicable to the Class of Term Loans to which such Incremental Term Loans are being added, thereby increasing the amount of each then remaining repayment of the respective Class of Term Loans proportionately),

(vii) the new Incremental Term Loans shall have the same Maturity Date as the Class of Term Loans to which such Incremental Term Loans are being added,

(viii) the proceeds of all Incremental Term Loans to be made pursuant to any Incremental Term Loan Commitments shall be used only for the purposes permitted by Section 3.13,

(ix) all Incremental Term Loans (x) incurred by the Lead Borrower shall be U.S. Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents, the German Security Documents and any U.K. Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty and the U.S. Subsidiary Guaranty, and rank pari passu in right of payment with the U.S. Term Loans and pari passu in right of security in respect of the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral), (y) incurred by the German Borrower, shall be German Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents and any U.K. Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and the German Subsidiary Guaranty, and rank pari passu in right of payment with the Euro Term Loans and pari passu in right of security in respect of the Collateral (other than the Canadian Collateral and any U.K. Collateral) and (z) incurred by any U.K. Borrower (if any), shall be U.K. Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents and the German Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and any U.K. Subsidiary Guaranty, and rank pari passu in right of payment with the U.K. Term Loans and pari passu in right of security in respect of the Collateral (other than the Canadian Collateral and the German Collateral), and

(x) except as otherwise provided above, such Incremental Term Loans shall have the same terms as the Class of Term Loans to which such Incremental Term Loans are being added.

(b) At the time of the provision of the Incremental Term Loan Commitments pursuant to this Section 2.22, the applicable Borrower, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless on the date of such effectiveness, all Incremental Commitment Requirements are satisfied.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the

Incremental Term Loans evidenced thereby, and the Administrative Agent and the Lead Borrower may, without any action by any Lender, revise this Agreement to evidence such amendments, including any modification to this Agreement and other Loan Documents to incorporate any U.K. Borrower and any Loans of such U.K. Borrower in a manner similar to the incorporation of the German Borrower and the Initial Euro Term Loans on the First Restatement Effective Date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the applicable Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans (other than the Canadian Term Loans and the Tranche A Term Loans (or any Permitted Refinancing of Tranche A Term Loans that matures prior to the Initial Maturity Date)) on a pro rata basis. This may be accomplished by requiring each outstanding Eurocurrency Borrowing to be converted into an ABR Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurocurrency Borrowing on a pro rata basis. Any conversion of Eurocurrency Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurocurrency Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition the scheduled amortization payments under Sections 2.11(a)(i), (iii), (iv), (v) and (vi), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

Section 2.23 New Term Loan Facility. (a) The Lead Borrower, the German Borrower or any U.K. Borrower (as applicable) shall have the right to request (by written notice to the Administrative Agent), at any time after the Closing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders) provide New Term Loan Commitments to the applicable Borrower and, subject to the terms and conditions contained in this Agreement and in the respective New Term Loan Commitment Agreement, make Term Loans (“New Term Loans”) pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide a New Term Loan Commitment as a result of any such request by the applicable Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide a New Term Loan Commitment and executed and delivered to the Administrative Agent and the applicable Borrower a New Term Loan Commitment Agreement as provided in clause (b) of this Section 2.23, such Lender shall not be obligated to fund any New Term Loans, (ii) any Lender (including any Eligible Assignees who will become a Lender) may so provide a New Term Loan Commitment without the consent of any other Lender, (iii) each Class of New Term Loan Commitments, and all New Term Loans to be made pursuant thereto, shall be denominated in Dollars, Euros or, in the case of any U.K. Borrower only, Sterling (in addition to Dollars or Euros), (iv) the amount of each Class of New Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide a New Term Loan Commitment under such Class of New Term Loans (including

Eligible Assignees who will become Lenders) of at least $25,000,000, €25,000,000 or £15,000,000, as applicable (or such lower amount as may be reasonably acceptable to the Administrative Agent) and in integral multiples of $1,000,000, €1,000,000 or £1,000,000, as applicable, in excess thereof (or such other integral multiple as may be reasonably acceptable to the Administrative Agent), (v) the aggregate amount of all New Term Loan Commitments provided pursuant to this Section 2.23 and the aggregate principal amount of all New Term Loans to be made pursuant thereto shall not exceed (x) the Maximum Incremental Amount at such time and (y) with respect to New Term Loans incurred by the German Borrower or any U.K. Borrower, shall not exceed the Maximum Incremental Sub-Limit Amount at such time, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each New Term Loan Lender in respect of each New Term Loan Commitment shall be separately agreed to by the applicable Borrower and each such New Term Loan Lender, (vii) each Class of New Term Loans shall (A) have a Maturity Date of no earlier than the Latest Maturity Date of any Class of Term Loans then existing, (B) have a Weighted Average Life to Maturity of no less than the longest Weighted Average Life to Maturity as then in effect for any Class of Term Loans then existing and (C) be subject to the Applicable Margins as are set forth in the New Term Loan Commitment Agreement governing such Class of New Term Loans; provided that: (x) in the case of any New Term Loans denominated in U.S. Dollars, if the Effective Yield for such Class of New Term Loans determined as of the initial funding date for such Class of New Term Loans exceeds the Effective Yield relating to any Class of Term Loans denominated in U.S. Dollars existing immediately prior to the effectiveness of the respective New Term Loan Commitment Agreement by more than 0.50%, then the Effective Yield relating to any such existing Class of Term Loans shall be adjusted to be equal to the Effective Yield (determined as provided above) relating to such Class of New Term Loans minus 0.50% (and in such event, the all-in yield for the Euro Term Loans shall be increased by the same amount as the all-in yield in respect of the Tranche C Term Loans is increased) and (y) in the case of any New Term Loans denominated in Euros, if the Effective Yield for such Class of New Term Loans determined as of the initial funding date for such Class of New Term Loans exceeds the Effective Yield relating to any Class of Term Loans denominated in Euros existing immediately prior to the effectiveness of the respective New Term Loan Commitment Agreement by more than 0.50%, then the Effective Yield relating to any such existing Class of Term Loans shall be adjusted to be equal to the Effective Yield (determined as provided above) relating to such Class of New Term Loans minus 0.50% (it being understood that the Effective Yield of any Class of New Term Loans incurred by any U.K. Borrower may be adjusted pursuant to mechanics similar to those set forth in such clause (y) to the extent provided for in the applicable Borrower Joinder Agreement); (viii) the proceeds of all New Term Loans shall be used only for the purposes permitted by Section 3.13, (ix) each New Term Loan Commitment Agreement shall specifically designate the Class or Classes of the New Term Loan Commitments being provided thereunder (which Class shall be a new Class (i.e., not the same as the Tranche C Term Loans, the Initial Euro Term Loans or any other then existing Class of Term Loans (other than any Tranche A Term Loans (or any Permitted Refinancing of Tranche A Term Loans that matures prior to the Initial Maturity Date) or Canadian Term Loans)), (x) all New Term Loans (x) incurred by the Lead Borrower (and all interest, fees and other amounts payable thereon) shall be U.S. Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents, the German Security

Documents and U.K. Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty and the U.S. Subsidiary Guaranty, on a pari passu basis with all other U.S. Obligations secured by the Security Documents (other than the Canadian Collateral Documents, the German Security Documents and any U.K. Security Documents) and guaranteed under the Holdings/Lead Borrower Guaranty and the U.S. Subsidiary Guaranty, (y) incurred by the German Borrower (and all interest, fees and other amounts payable thereon) shall be German Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents and any U.K. Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and the German Subsidiary Guaranty, on a pari passu basis with all other German Obligations secured by the Security Documents (other than the Canadian Collateral Documents and any U.K. Security Documents) and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and the German Subsidiary Guaranty, (z) incurred by any U.K. Borrower (and all interest, fees and other amounts payable thereon) shall be U.K. Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents (other than the Canadian Collateral Documents and the German Security Documents), and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and any U.K. Subsidiary Guaranty, on a pari passu basis with all other U.K. Obligations secured by the Security Documents (other than the Canadian Collateral Documents and the German Security Documents) and guaranteed under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and any U.K. Subsidiary Guaranty, (xi) each Lender (including any Eligible Assignee who will become a Lender) agreeing to provide a New Term Loan Commitment pursuant to a New Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make New Term Loans as specified in such New Term Loan Commitment Agreement and such New Term Loans shall thereafter be deemed to be New Term Loans under such Class for all purposes of this Agreement and the other applicable Loan Documents, (xii) except as otherwise set forth in this Section 2.23(a) or otherwise as shall be reasonably satisfactory to the Administrative Agent, such New Term Loan Facility shall have the same terms as the Tranche C Term Loan Facility or Initial Euro Term Loan Facility (as applicable), (xiii) each New Term Loan Facility incurred by a Borrower (other than the Canadian Borrower) shall share ratably in any prepayments of Term Loans incurred by such Borrower (unless such New Term Loan Facility agrees to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments) and (xiv) each Lender providing such New Term Loan Facility shall be subject to the Lender loss sharing provisions set forth in the Debt Allocation Mechanism provisions set forth in Section 9.26.

(b) At the time of the provision of New Term Loan Commitments pursuant to this Section 2.23, the applicable Borrower, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide a New Term Loan Commitment (each, a “New Term Loan Lender”) shall execute and deliver to the Administrative Agent a New Term Loan Commitment Agreement, with the effectiveness of the New Term Loan Commitment provided therein (and the making of the respective New Term Loans thereunder) to occur on the date set forth in such New Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-

front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.23 shall have been satisfied (or waived in writing by the Required Lenders prior to the incurrence of such New Term Loan Commitments), and (z) all other conditions precedent that may be set forth in such New Term Loan Commitment Agreement shall have been satisfied (or waived in writing by the Lenders providing such New Term Loan Commitments). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each New Term Loan Commitment Agreement, and at such time, to the extent requested by any New Term Loan Lender, new Term Notes will be issued, at the relevant Borrower’s expense, to such New Term Loan Lender in conformity with the requirements of this Agreement.

(c) Notwithstanding anything to the contrary contained above in this Section 2.23, the New Term Loan Commitments provided by a New Term Loan Lender or New Term Loan Lenders, as the case may be, pursuant to each New Term Loan Commitment Agreement shall constitute a new Class, which shall be separate and distinct from the existing Classes pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.).

The New Term Loan Commitment Agreement may, with the consent of the applicable Borrower and the Administrative Agent, but without the consent of any other Loan Party or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section 2.23, including any modification to this Agreement or any other Loan Document to incorporate any U.K. Borrower and any Loans of such U.K. Borrower in a manner similar to the incorporation of the German Borrower and the Initial Euro Term Loans on the First Restatement Effective Date, all without any further action of any Lender.

Section 2.24 New Incremental Notes. (a) The Lead Borrower shall have the right, at any time after the First Restatement Effective Date, upon written notice to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, to issue one or more series of senior secured notes (secured by the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) on an equal and ratable basis with the U.S. Obligations (or secured by the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) on a second lien basis)) or unsecured notes (such notes, collectively, “New Incremental Notes”); it being understood and agreed, however, that (i) the aggregate amount of all New Incremental Notes permitted to be issued pursuant to this Section 2.24 shall not exceed the Maximum Incremental Amount at such time, (ii) all Incremental Commitment Requirements must be satisfied on the date of issuance of any New Incremental Notes, (iii) such New Incremental Notes shall (A) have a Maturity Date of no earlier than 91 days after the Latest Maturity Date applicable to any Class of Term Loans then outstanding, (B) have a Weighted Average Life to Maturity of no less than the longest Weighted Average Life to Maturity as then in effect for any Class of Loans then existing, and (C) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (1) customary assets sale or change of control provisions or (2) to the extent that prepayments are made, to the extent required under the Loan Documents, first pro rata to any then existing Class of Term Loan and any senior secured first lien New Incremental Notes), (iv) such New Incremental Notes shall rank pari passu in right of payment (subject to the applicable provisions of the intercreditor agreement referred to in clause (v) in the case of secured New Incremental Notes), have the same guarantees as the Term Loan Facilities and, if secured, be secured solely by the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral), (v) any such secured New Incremental Notes shall be issued subject to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and (vi) the terms and conditions of such New Incremental Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance and in any event are not, taken as a whole, more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants and other provisions applicable only to periods after the Latest Maturity Date of any then existing U.S. Term Loan Facility that remains outstanding after giving effect to such refinancing (provided that a certificate of a financial officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such New Incremental Notes, together with a reasonably detailed description of the material terms and conditions of such New Incremental Notes or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this Section 2.24, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).

(b) The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Lead Borrower as may be necessary in order to secure any New Incremental Notes with the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the issuance of such New Incremental Notes, in each case on terms consistent with this Section 2.24.

Section 2.25 Extensions of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower to all Lenders of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, in each case with a like Maturity Date and on a pro rata basis (based on the aggregate outstanding principal amount of the respective Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be, with a like Maturity Date) and on the same terms to each such Lender, such Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term

Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans with a like Maturity Date and otherwise modify the terms of such Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans and/or modifying the amortization schedule in respect of such Lender’s Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans with a like Maturity Date) (each, an “Extension”, and each group of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans as so extended, as well as the original Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans from the tranche of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans with a like Maturity Date from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders; (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the applicable Borrower and the Extending Term Loan Lenders and set forth in the relevant Extension Offer), (x) the Tranche A Term Loans, Tranche C Term Loans, Incremental Term Loans, New Term Loans or Other U.S. Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Tranche A Term Loans, Tranche C Term Loans, Incremental Term Loans, New Term Loans or Other U.S. Term Loans with a like Maturity Date (an “Extending U.S. Term Loan Lender”) extended pursuant to any Extension (“Extended U.S. Term Loans”), (y) the Initial Canadian Term Loans or Other Canadian Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Initial Canadian Term Loans or Other Canadian Term Loans with a like Maturity Date (an “Extending Canadian Term Loan Lender”) extended pursuant to any Extension (“Extended Canadian Term Loans”) and (z) the Initial Euro Term Loans or Other Euro Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Initial Euro Term Loans or Other Euro Term Loans with a like Maturity Date (an “Extending Euro Term Loan Lender”) extended pursuant to any Extension (“Extended Euro Term Loans”) shall have the same terms as the tranche of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term

Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans with a like Maturity Date subject to such Extension Offer; (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder; (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans extended thereby; (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer; (vi) if the aggregate principal amount of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans (calculated on the face amount thereof), as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer; (vii) all documentation in respect of such Extension shall be consistent with the foregoing; (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower and (ix) any Extended Term Loans shall be denominated in the same currency as the Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans extended thereby.

(b) With respect to all Extensions consummated by a Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.12 and 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that such Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in such Borrower’s sole discretion and may be waived by such Borrower) of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the same terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.18 and 7.02) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be (or a portion thereof). All Extended Term Loans incurred by (x) the Lead Borrower and all obligations in respect thereof shall be U.S. Obligations under this Agreement and the other Loan Documents that are secured by the Collateral (other than the Canadian Collateral, the German Collateral and the U.K. Collateral) on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents, (y) the Canadian Borrower and all obligations in respect thereof shall be Canadian Obligations under this Agreement and the other Loan Documents that are secured by the Canadian Collateral on a pari passu basis with all other applicable Canadian Obligations under this Agreement and the other Loan Documents and (z) the German Borrower and all obligations in respect thereof shall be German Obligations under this Agreement and the other Loan Documents that are secured by the German Collateral on a pari passu basis with all other applicable German Obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, in connection with any Extension, the respective (x) U.S. Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent) and (y) Canadian Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Canadian Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given tranche of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be, timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such

Extension, then the Administrative Agent, the applicable Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans, as the case may be, under the applicable tranche of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable tranche of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans into which such other Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans, New Term Loans, Other U.S. Term Loans, Other Canadian Term Loans or Other Euro Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Extended Term Loans to which it was entitled under the terms of such Extension in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the applicable Borrower and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.25.

(f) The maturity date of any Sterling Term Loans or Euro Term Loans incurred by any U.K. Borrower may be extended on substantially similar terms as the Euro Term Loans incurred by the German Borrower set forth above or such other terms as set forth in the applicable Borrower Joinder Agreement and any associated documents.

Section 2.26 Refinancing Amendments. (a) At any time after the Closing Date, (x) the Lead Borrower may obtain, from any Lender or any additional Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Tranche A Term Loans, Tranche C Term Loans, Incremental Term Loans or New Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other U.S. Term Loans or Other U.S. Term Loan Commitments), in the form of Other U.S. Term Loans or Other U.S. Term Loan Commitments, (y) the Canadian Borrower may obtain, from any Lender or any additional Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Initial Canadian Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Canadian Term Loans or Other Canadian Term Loan Commitments), in the form of Other Canadian Term Loans or Other Canadian Term Loan Commitments pursuant to a Refinancing Amendment and (z) the German Borrower may obtain, from any Lender or any additional Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Initial Euro Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Euro Term Loans or Other Euro Term Loan Commitments), in the form of Other Euro Term Loans or Other Euro Term Loan Commitments pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) incurred by (x) the Lead Borrower will rank pari passu in right of payment and of security with the other U.S. Term Loans hereunder, (y) the Canadian Borrower will rank pari passu in right of payment and of security with the other Canadian Term Loans hereunder and (z) the German Borrower will rank pari passu in right of payment and of security with the other Euro Term Loans hereunder, (ii) will have such pricing, fees, premiums, interest or optional prepayment or redemption terms as may be agreed by the applicable Borrower and the Lenders thereof, (iii) any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments shall share ratably in any prepayments of Initial Canadian Term Loans, Tranche A Term Loans, Tranche C Term Loans, Initial Euro Term Loans, Incremental Term Loans or New Term Loans, as the case may be (unless the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments) and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the applicable Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.26 shall be in an aggregate principal amount that is (x) not less than $10,000,000 or C$10,000,000 or €10,000,000 or £10,000,000, as applicable in the case of Other Term Loans and (y) an integral multiple of $1,000,000 or C$1,000,000 or €1,000,000 or £1,000,000, as applicable in excess thereof. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date or, as applicable, the New Term Loan Closing Date or the First Restatement Effective Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (including amendments to the Mortgages and Canadian Mortgages, as applicable) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.26.

(c) Any Sterling Term Loans or Euro Term Loans incurred by any U.K. Borrower may be extended, renewed, replaced or refinanced, in whole or in part, on substantially similar terms as the Euro Term Loans incurred by the German Borrower set forth above or such other terms as set forth in the applicable Borrower Joinder Agreement and any associated documents.

Section 2.27 Lead Borrower as Borrower Representative. Each Borrower (other than the Lead Borrower) hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it. For the purposes of this Section 2.27, each Borrower (other than the Lead Borrower) hereby relieves the Borrower Representative to the fullest extent legally possible from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable pursuant to any other applicable law.

ARTICLE III

Representations and Warranties

Each of Holdings and each Borrower represents and warrants to the Administrative Agent and each of the Lenders with respect to itself and its Restricted Subsidiaries, that on and as of the Closing Date and as of the date of each Borrowing hereunder, except if such representation or warranty refers to a specific date or period, then as of such date or for such period:

Section 3.01 Organization; Powers. Each of Holdings, each Borrower and with respect to each Borrower, each of their respective Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction), every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.

Section 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrowers or with respect to each Borrower, any of their respective Restricted Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrowers or with respect to each Borrower, any of their Restricted Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrowers or with respect to each Borrower, any of their respective Restricted Subsidiaries (other than any Lien created under the Security Documents or the ABL Documents).

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will, subject to the fulfillment of any perfection requirements, constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions or the transactions contemplated by the First Restatement Agreement, except for (a) the filing of UCC and PPSA financing statements (or equivalent filings) and filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office or filings in non-U.S. jurisdictions, (b) recordation of the Mortgages and Mortgage Amendments, (c) such as have been made or obtained and are in full force and effect and (d) actions, consents, approvals, registrations and filings in connection with the Second Acquisition (as defined in the Acquisition Agreement).

Section 3.05 Financial Statements. (a) The Lead Borrower has heretofore furnished to the Lenders the consolidated (and, to the extent available, consolidating) statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows of Spectrum as of and for the fiscal year ended September 30, 2011 and the fiscal year ended

September 30, 2010, in each case (other than in respect of any consolidating financial statements) audited by and accompanied by the opinion of KPMG LLP, independent public accountants and certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Spectrum and its consolidated Restricted Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Spectrum and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) The Lead Borrower has heretofore furnished to the Lenders the combined balance sheet of the HHI Business (as defined in the Acquisition Agreement) as of December 31, 2011 and January 1, 2011, together with combined statements of income and cash flows for each of the two fiscal years in the period ended December 31, 2011, in each case audited by and accompanied by the opinion of Ernst & Young, independent public accountants and certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the HHI Business and its consolidated Restricted Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the HHI Business and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes

(c) The Lead Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of and for the 9-month period ended June 30, 2012, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 9-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Lead Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions were believed by the Lead Borrower on the Closing Date to be reasonable), are based on the best information available to the Lead Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a Pro Forma Basis the estimated consolidated financial position of the Lead Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

Section 3.06 No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries, taken as a whole, since the date of the last audited financial statements delivered to the Administrative Agent on or prior to the First Restatement Effective Date.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrowers and their respective Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business in substantially the same manner as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b) Each of the Borrowers and their respective Restricted Subsidiaries has complied in all material respects with all material obligations under all Material Leases to which it is a party and all such leases are in full force and effect. Each of the Borrowers and their respective Restricted Subsidiaries enjoy peaceful and undisturbed possession under all such Material Leases.

(c) As of the First Restatement Effective Date, neither Borrower has received any notice of, nor has any knowledge of, any pending or contemplated material condemnation proceeding affecting the Existing Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the First Restatement Effective Date, none of the Borrowers or any of their respective Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Existing Mortgaged Property or any interest therein.

Section 3.08 Subsidiaries. Schedule 3.08 sets forth as of the First Restatement Effective Date a list of all Subsidiaries (with an annotation to identify the Immaterial Subsidiaries) and the percentage ownership interest of Holdings or the Borrowers therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and, in the case of corporations’ capital stock, non-assessable and are owned by Holdings or the Borrowers, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or the ABL Documents and after the Closing Date, Liens permitted under Section 6.02).

Section 3.09 Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting the Borrowers or any of their respective Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) involve the Transactions or the transactions contemplated by the First Restatement Agreement or (iii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, in the case of either clause (ii) or (iii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrowers or any of their respective Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Existing Mortgaged Properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c) Certificates of occupancy and permits are in effect for each Existing Mortgaged Property as currently constructed.

Section 3.10 Designation of Indebtedness. The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions of any subordinated debt documents, if any, of all Indebtedness of the Borrowers and their Restricted Subsidiaries. The U.S. Obligations constitute (x) Additional Secured Obligations (as defined in the U.S. Security Agreement) for purposes of the Collateral Trust Agreement and (y) Term/Notes Obligations (as defined in the ABL Intercreditor Agreement) for purposes of the ABL Intercreditor Agreement.

Section 3.11 Federal Reserve Regulations. (a) None of Holdings, any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12 Investment Company Act. None of Holdings, any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.13 Use of Proceeds. The Borrowers will (a) use the proceeds of the Initial Term Loans to consummate the Transactions, (b) use the proceeds of the Tranche A Term Loans and the Tranche C Term Loans only for the purposes specified in the New Term Loan Commitment Agreement No. 1, (c) use the proceeds of the Refinancing Term Loans (as defined in the First Restatement Agreement) only for the purposes specified in the First Restatement Agreement, (d) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement and (e) use the proceeds of New Term Loans only for the purposes specified in the applicable New Term Loan Commitment Agreement.

Section 3.14 Tax Returns. Each of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries has filed or caused to be filed all material federal, state, local and foreign Tax returns, statements, forms and reports (“Returns”) required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it on such Returns, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the applicable Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

Section 3.15 No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrowers represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 3.16 Employee Benefit Plans. (a) Each Plan is in compliance with the applicable provisions of ERISA and the Code except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.16, no ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect. As of the First Restatement Effective Date, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, the Borrowers or with respect to the Borrowers, their respective Restricted Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the First Restatement Effective Date, the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $100,000,000 the fair market value of the assets of all such Foreign Pension Plans. No Foreign Pension Plan is a “registered pension plan” (as such term is defined in the Income Tax Act (Canada)) that contains a “defined benefit provision” (as such term is defined in the Income Tax Act (Canada)).

Section 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers or with respect to the Borrowers, any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Since the First Restatement Effective Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Lead Borrower or by the Lead Borrower for its Restricted Subsidiaries as of the First Restatement Effective Date. As of the First Restatement Effective Date, such insurance is in full force and effect and all premiums have been duly paid. The Lead Borrower and its Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

Section 3.19 Security Documents. (a) (i) The U.S. Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the ratable benefit of the U.S. Secured Parties, a legal, valid and enforceable security interest in the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the U.S. Security Agreement) is delivered to the Collateral Trustee, the Lien created under the U.S. Security Agreement shall constitute a fully perfected and, subject to the ABL Intercreditor Agreement, first priority Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than as set forth in the ABL Intercreditor Agreement and Liens permitted hereby), and (ii) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the U.S. Security Agreement with respect to the Collateral (other than the Canadian Collateral, the German Collateral and any U.K. Collateral) that may be perfected by filing a financing statement and other filings will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than intellectual property subject to the U.S. Intellectual Property Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations (other than the Canadian Obligations, the German Obligations and any U.K. Obligation).

(ii) The Canadian Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Canadian Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Canadian Security Agreement) is delivered to the Administrative Agent in accordance with the

Canadian Security Agreement, the Lien created under the Canadian Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Canadian Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than Liens permitted hereby), and (ii) when PPSA financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Canadian Security Agreement with respect to Canadian Collateral that may be perfected by filing a PPSA financing statements and other filings will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Canadian Collateral (other than intellectual property subject to the Canadian Intellectual Property Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Canadian Obligations.

(iii) The German Security Documents, upon execution, delivery thereof by the parties thereto and when the notification requirements under the pledge agreements governed by the laws of Germany have been satisfied, will create in favor of the Administrative Agent, for the ratable benefit of the German Secured Parties, a legal, valid, binding and enforceable security interest in the German Collateral and the proceeds thereof. Subject to any prior ranking pledge in relation to bank accounts in Germany pursuant to standard banking arrangements (AGB-Bankenoder AGB-Sparkassen) or other pledges created by mandatory law, the Lien created under the German Security Documents shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest, as the case may be, in favour of the Administrative Agent in the respective German Collateral (to the extent the respective Lien can have a priority under German law), other than with respect to Liens permitted by Section 6.02(s).

(b) (i) Upon the recordation of the U.S. Intellectual Property Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Lead Borrower and the Collateral Trustee) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the U.S. Intellectual Property Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, patents, copyrights and related applications of the foregoing acquired by the Loan Parties after the Closing Date).

(ii) Upon the recordation of the Canadian Intellectual Property Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Canadian Borrower and the Administrative Agent) with the Canadian Intellectual Property Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Canadian Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Canadian Intellectual Property (as defined in the Canadian Intellectual Property Security

Agreement) in which a security interest may be perfected by filing in the Canadian Intellectual Property Office or under the PPSA, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, industrial designs, patents, copyrights and related applications of the foregoing acquired by the Canadian Loan Parties after the Closing Date).

(c) (I) The Mortgage Amendments are effective to continue to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Existing Mortgaged Property thereunder and the proceeds thereof, and when the Mortgage Amendments are filed in the offices specified on Schedule 3.19(c), each of the Existing Mortgages shall continue to constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Existing Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations and except for any Liens or encumbrances shown on title insurance policies.

(II) The Canadian Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Canadian Secured Parties, a legal, valid and enforceable Lien on all of the Canadian Loan Parties’ right, title and interest in and to the Canadian Mortgaged Property thereunder and the proceeds thereof, and when the Canadian Mortgages are filed in the offices specified on Schedule 3.19(c), each of the Canadian Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Canadian Loan Parties in such Canadian Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Canadian Obligations and except for any Liens or encumbrances shown on title insurance policies.

Section 3.20 Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the First Restatement Effective Date all real property owned by the Loan Parties with a fair market value greater than $5,000,000 (each, a “Material Owned Real Property”) and the addresses thereof. The Loan Parties own in fee all the real property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the First Restatement Effective Date all real property leased by the Loan Parties that is material to the business or operations of the Loan Parties and could not be readily replaced on terms not materially less favorable to the lessee (each, a “Material Lease”) and the addresses thereof. The Loan Parties have valid leases in all the real property set forth on Schedule 3.20(b).

Section 3.21 Labor Matters. As of the First Restatement Effective Date, there are no strikes, lockouts or slowdowns against Holdings, any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries pending or, to the knowledge of Holdings or any Borrower, threatened except as could not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.21, the consummation of the Transactions or the transactions contemplated by the First Restatement Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrowers or with respect to the Borrowers, any of their respective Restricted Subsidiaries is bound.

Section 3.22 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan, the Lead Borrower and its subsidiaries, taken as a whole, are solvent as determined by, and determined in accordance with, the Solvency Certificate.

Section 3.23 Indebtedness. Schedule 3.23 sets forth a list of all Indebtedness of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries as of the First Restatement Effective Date with an outstanding principal amount in excess of $10,000,000 which is to remain outstanding after giving effect to the transactions as contemplated by the First Restatement Agreement (excluding the Term Loans), in the case of any Indebtedness with an outstanding principal amount in excess of $10,000,000, showing the aggregate principal amount thereof and the name of the respective borrower and any Loan Party or any of its subsidiaries which directly or indirectly guarantees such debt.

Section 3.24 Sanctioned Persons; Sanctions Laws and Regulations. None of Holdings, and to the extent such representations, warranties and covenants are permitted by applicable law (including without limitation, German Anti-Terrorism Laws), any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries nor, to the knowledge of any Borrower, any director, officer, agent or employee of Holdings, the Borrowers or with respect to the Borrowers, any of their respective Restricted Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC. Each of Holdings, and to the extent such representations and warranties are permitted by applicable law (including without limitation, German Anti-Terrorism Laws), the Borrowers, and with respect to the Borrowers, each of their respective Restricted Subsidiaries is in compliance, in all material respects, with the Sanctions Laws and Regulations.

Section 3.25 Foreign Corrupt Practices Act. Each of Holdings and the Borrowers and their respective Restricted Subsidiaries and their respective directors, officers, agents, employees of Holdings and the Borrowers and their respective Restricted Subsidiaries, and any person acting for or on behalf of Holdings or the Borrowers or their respective Restricted Subsidiaries has complied with, and will comply with, the U.S. Foreign Corrupt

Practices Act of 1977, as amended from time to time, the U.K. Bribery Act of 2010, as amended, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment of anything of value to: (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (iii) securing an improper advantage; in order to obtain, retain or direct business.

Section 3.26 Intellectual Property. Each of Holdings, the Borrowers and with respect to the Borrowers, each of their respective Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, industrial designs, licenses, inventions, trade secrets, proprietary information and know-how of any type or rights with respect to any of the foregoing, and has obtained all licenses, consents and other rights of whatever nature, sufficient for the present conduct of its business, without any known conflict with the rights of others except as (i) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) is subject to a specified indemnification obligation by the Seller to the Lead Borrower pursuant to the Acquisition Agreement, which, to the knowledge of the Lead Borrower, is reasonably commensurate with the loss to the business of the Borrowers and any of their respective Subsidiaries.

Section 3.27 Central Administration; COMI. The German Borrower has its central administration (administration centrale) and, for the purposes of the European Insolvency Regulation, the center of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Germany and, as of the First Restatement Effective Date, has no establishment (as defined in the European Insolvency Regulation) outside Germany.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01 All Credit Events after the First Restatement Effective Date. On the date of each Borrowing (each such event being called a “Credit Event”) after the First Restatement Effective Date (other than a conversion or a continuation of a Borrowing):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 [Reserved].

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.03, 5.05 and 5.12) and the Borrowers, in respect of itself and its Restricted Subsidiaries only, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and any Loan or other Obligation (including all Fees and all other expenses or amounts payable under any Loan Document other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Obligations and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedging Bank shall have been made) hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of the Borrowers will, and (except in the case of Section 5.04), the Borrowers will cause each of their respective Restricted Subsidiaries to:

Section 5.01 Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all material applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

Section 5.02 Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) To the extent not so endorsed, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent (in the case of insurance relating to the assets of the Canadian Loan Parties) and the Collateral Trustee, which endorsement shall provide that, subject to the Intercreditor Agreements from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Trustee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Collateral Trustee or, in the case of the Canadian Loan Parties, directly to the Administrative Agent; cause all such policies to provide that neither the Borrowers, the Administrative Agent, the Collateral Trustee nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Trustee may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Trustee; cause each such policy to provide that it shall not be cancelled, modified or not renewed (i) by reason of non-payment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Trustee (giving the Administrative Agent and the Collateral Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Trustee; deliver to the Administrative Agent and the Collateral Trustee, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Trustee) together with evidence satisfactory to the Administrative Agent and the Collateral Trustee of payment of the premium therefor.

(c) If at any time the improvements on any Mortgaged Property are located in an area designated as (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Trustee or the Required Lenders may from time to time require, and otherwise comply with rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, as each may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Trustee or the Required Lenders may from time to time require.

(d) (I) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Trustee as an additional insured, on forms reasonably satisfactory to the Collateral Trustee.

(II) With respect to any Canadian Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Administrative Agent as an additional insured, on forms reasonably satisfactory to the Administrative Agent.

(e) Notify the Administrative Agent and the Collateral Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Trustee a duplicate original copy of such policy or policies.

Section 5.03 Obligations and Taxes. Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property during the pendency of such contest.

Section 5.04 Financial Statements, Reports, etc. In the case of the Lead Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within the later of (i) 90 days after the end of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), its statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows showing the financial condition of the Lead Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within the later of (i) 45 days after the end of each of the first three Fiscal Quarters of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), its consolidated statements of financial position, operations and cash flows showing the financial condition of the Lead Borrower and its consolidated Subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such Subsidiaries during such Fiscal Quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a duly completed Officer’s Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Lead Borrower certifying on behalf of the Lead Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying in reasonable detail the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 5.04(a), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Fiscal Year as well as the Applicable Excess Cash Flow Percentage, (ii) identify each Subsidiary of the Lead Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate, (iii) identify each Immaterial Subsidiary as of the date of delivery of such certificate or confirmation that there is no change in such information since the dates of the Closing Date and the date of the last such certificate, (iv) set forth in reasonable detail (and the calculations required to establish) the Cumulative Retained Excess Cash Flow Amount and the Available ECF Amount as a result of any utilizations of such Cumulative Retained Excess Cash Flow Amount since the date of the last such certificate, and (v) with respect to any delivery of financial statements under paragraph (a) above only, certify that there have been no changes to the schedules to the U.S. Security Agreement or the Canadian Security Agreement since the Closing Date or, if later, since the date of the most recent certificate pursuant to this Section 5.04(c), or if there have been any such changes, provide an updated and replacement schedule reflecting such changes;

(d) within 90 days after the beginning of each fiscal year of the Lead Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e) promptly after the same become publicly available, copies of, or links to copies of, all periodic and other reports, proxy statements and other materials filed by Super Holdco, Holdings, the Borrowers or any of their respective Restricted Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f) promptly after the receipt thereof by Holdings or the Borrowers or any of their respective subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(g) unless the Lead Borrower or Super Holdco has had an earnings call with respect to such quarterly financial statements, within 30 days after the date of delivery of the quarterly financial statements pursuant to Section 5.04(b) (or such later date agreed to by the Administrative Agent in its reasonable discretion), the Lead Borrower will hold a conference call or teleconference, at a time selected by the Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter and the financial condition of the Lead Borrower and its Subsidiaries and the budget for the current fiscal year;

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Notwithstanding the foregoing, (A) the obligations in paragraphs (a), (b) and (d) of this Section 5.04 may be satisfied by furnishing, at the option of the Lead Borrower, the applicable financial statements or, as applicable, forecasts or budget of any Parent Holding Company and its consolidated Subsidiaries, provided that to the extent such information relates to a Parent Holding Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent

Holding Company, on the one hand, and the information relating to the Lead Borrower and its Restricted Subsidiaries (on a standalone basis to such Parent Holding Company), on the other hand (it being understood that consolidating information consistent with the presentation in Note 19 to SB/RH Holdings, LLC’s financial statements included in its S-4 (registration statement 333-192634) shall be deemed to satisfy the foregoing requirement for consolidating information), and (B) (i) in the event that the Lead Borrower or any Parent Holding Company delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 5.04 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such paragraph (a), after giving effect to clause (A) of this paragraph, and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such exception or explanatory paragraph, but not a qualification, expressly permitted to be contained therein under paragraph (a) of this Section 5.04) and (ii) in the event that the Lead Borrower or any Parent Holding Company delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section 5.04 with respect to such fiscal quarter to the extent that it contains the information required by such paragraph (b), after giving effect to clause (A) of this paragraph; in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section 5.04, after giving effect to clause (A) of this paragraph, as the case may be.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which (i) the Lead Borrower posts such documents, or provides a link thereto, on its principal publicly accessible website or (ii) such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”); provided that the Lead Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the occurrence of any “Default” or “Event of Default” under and as each is defined in the ABL Credit Agreement;

(c) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(d) (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers or any ERISA Affiliate in an aggregate amount exceeding $10,000,000 and (ii) the occurrence of any Foreign Benefit Event that, alone or together with any other Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, and in each case, Holdings, the Borrowers or the applicable Restricted Subsidiary will also furnish to the Administrative Agent and each Lender a statement of its financial officer setting forth the details as to such ERISA Event(s) or Foreign Benefit Event(s) (as applicable) and the action, if any, that such entity proposes to take with respect thereto;

(e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) any change in the Lead Borrower’s corporate rating by S&P, in the Lead Borrower’s corporate family rating by Moody’s or in the ratings of the U.S. Term Loan Facility, the Tranche A Term Loan Facility or the Tranche C Term Loan Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Lead Borrower, the U.S. Term Loan Facility, the Tranche A Term Loan Facility or the Tranche C Term Loan Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Lead Borrower, the U.S. Term Loan Facility, the Tranche A Term Loan Facility or the Tranche C Term Loan Facility; and

(g) the occurrence of any material fraud that involves management employees who have a significant role in the internal controls over financial reporting of the Loan Parties, in each case, as described in Securities Laws.

Section 5.06 Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA or otherwise that are required in order for the Collateral Trustee or the Administrative Agent, as applicable to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Lead Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Sections 1, 2(a), 2(c), and 7 through 14 of the U.S. Perfection Certificate or confirming that there has been no change in such information since the date of the U.S. Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06(b).

Section 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep all financial records in accordance with GAAP. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent or its designee on behalf of the Lenders may exercise this right under this Section 5.07 and the Administrative Agent or its designee shall not exercise such rights more often than twice during any calendar year at the Lead Borrower’s expense.

(b) Use commercially reasonable efforts to (x) maintain a public rating of the Term Loan Facility by each of S&P and Moody’s and (y) use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Lead Borrower (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Lead Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 5.08 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in Section 3.13.

Section 5.09 Employee Benefits. Except for non-compliances which, in the aggregate, would not have a Material Adverse Effect, cause any: (a) Plans to be in compliance in all material respects with the applicable provisions of ERISA and the Code and (b) any Foreign Pension Plans to be in compliance in all material respects with the laws applicable to any such Foreign Pension Plans.

Section 5.10 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance in all material respects with Environmental Laws; provided, however, that none of Holdings, the Borrowers or any of the Borrower’s respective Restricted Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request (or such longer term as may be permitted by the Administrative Agent in its reasonable discretion), at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

Section 5.12 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC, PPSA and other financing statements (or equivalent filings), Canadian Mortgages and New Mortgages) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Trustee may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to the ABL Intercreditor Agreement and Liens permitted hereby) of the security interests created or intended to be created by the Security Documents. The Lead Borrower will cause (I) any subsequently acquired or organized Domestic Subsidiary (other than any (i) Unrestricted Subsidiary, (ii) Immaterial Subsidiary or (iii) a CFC Holding Company) to become a U.S. Loan Party by executing (x) the U.S. Subsidiary Guaranty in favor of the Guaranteed Parties and the U.S. Security Agreement and (y) each applicable Security Document in favor of the Collateral Trustee, (II) any subsequently acquired or organized Canadian Subsidiary (other than any (i) Unrestricted Subsidiary or (ii) any Immaterial Subsidiary) to become a Canadian Loan Party by executing (x) the Canadian Subsidiary Guaranty and the Canadian Security Agreement and (y) each other applicable Canadian Collateral Document, (III) any subsequently acquired or organized German Subsidiary (other than any (i) Unrestricted Subsidiary, (ii) any Immaterial Subsidiary or (iii) any German Subsidiaries that are not part of the same fiscal unity as the German Borrower) to become a German Loan Party by executing (x) the German Subsidiary Guaranty and each applicable German Security Document and (IV) on and after the date on which a U.K. Borrower executes and delivers a Borrower Joinder Agreement, any subsequently acquired or organized U.K. Subsidiary (other than any (i) Unrestricted Subsidiary or (ii) any Immaterial Subsidiary) to become a U.K. Loan Party by executing (x) the U.K. Subsidiary Guaranty and each applicable U.K. Security Document. In addition, from time to time, the Lead Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations with respect to the U.S. Loan Parties shall be secured by substantially all the assets (other than Excluded Property) of the Lead Borrower and its Domestic Subsidiaries (other than any (i) Unrestricted Subsidiary, (ii) Immaterial Subsidiary or (iii) a CFC Holding Company) (including Material Owned Real Property and other properties acquired subsequent to the Closing Date), the Canadian Obligations shall be secured by substantially all of the assets (other than Excluded Property) of the Canadian Borrower and each Canadian Restricted Subsidiary (other than any (i) Unrestricted Subsidiary or (ii) Immaterial Subsidiary) (including Material Owned Real Property and other properties acquired subsequent to the Closing Date), the German Obligations shall be secured by substantially all of the assets (other than Excluded Property) of the German Borrower and each German Restricted Subsidiary (other than any (i) Unrestricted Subsidiary or (ii) Immaterial Subsidiary), in accordance with the Guaranty and Security Principles and any U.K. Obligation shall be secured by substantially all of the assets (other than Excluded Property) of any U.K Borrower and each other U.K. Restricted Subsidiary (other than any (i) Unrestricted Subsidiary or (ii) Immaterial Subsidiary), in accordance with the applicable Borrower Joinder Agreement and the Guaranty and Security Principles); provided, that in no event shall more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or CFC Holding Company be pledged to secure the obligations with respect to the U.S. Loan Parties. Such security interests and Liens will be created under the Security Documents and other security agreements, New Mortgages and other instruments and documents in form and substance reasonably satisfactory to the Collateral Trustee or the Administrative Agent, as applicable, and the applicable Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, flood determinations, surveys, title insurance policies, lien searches and appraisals or other evidence of valuation) as the Collateral Trustee or the Administrative Agent, as applicable, shall reasonably request to evidence compliance with this Section 5.12. The Borrowers agree to provide such evidence as the Collateral Trustee or the Administrative Agent, as applicable, shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrowers will give notice to the Administrative Agent of (a) the acquisition by it or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) of any (i) Material Owned Real Property or (ii) tangible personal property situated in the Province of Quebec and having an aggregate fair market value in excess of $2,000,000, or (b) the organization (including a continuance) or acquisition of any Canadian Subsidiary (other than any Immaterial Subsidiary) that is domiciled (within the meaning of the Quebec Civil Code) in the Province of Quebec not later than ten (10) Business Days after such acquisition or organization. Notwithstanding anything herein to the contrary, to the extent that any assets or property of any Loan Party constitutes collateral under the ABL Documents, then such assets or property shall not be deemed Excluded Property and shall constitute Collateral for the Obligations (other than the Canadian Obligations, the German Obligations and any U.K. Obligation); provided that any such liens granted to secure the Obligations on any Excluded Property pursuant to this sentence shall be automatically released upon those assets no longer constituting collateral under any of the ABL Documents or any refinancings or replacements thereof.

Section 5.13 Compliance with Terms of Material Leaseholds. Make all payments and otherwise perform all obligations in respect of all material leases of real property to which the Borrowers or any of their Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.14 Maintenance of Company Separateness of Unrestricted Subsidiaries. The Lead Borrower will cause each of its Unrestricted Subsidiaries to satisfy customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company offices and records and (iii) the maintenance of separate bank accounts in its own name. No Unrestricted Subsidiary shall take any action, or conduct its affairs in a manner, which is likely to result in its company existence being ignored, or in its assets and liabilities being substantively consolidated with those of the Lead Borrower or any of its Restricted Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.15 Designation of Subsidiaries. The board of directors of the Lead Borrower may at any time designate or re-designate (x) any Restricted Subsidiary of any Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis, would be no less than 2.00 to 1.00 as of the last day of the Test Period most recently ended prior to such designation for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered, (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Credit Agreement or any other Indebtedness listed on Schedule 6.01, (v) as of the last date of designation thereof, no Unrestricted Subsidiary shall own any Equity Interests in any Borrower or any Loan Party or hold any Indebtedness of, or Lien on any property of any Borrower or any Loan Party, (vi) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or any Loan Party with respect to such Indebtedness (unless such Indebtedness is otherwise permitted under Section 6.01) or (vi) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion (proportionate to such Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time. As of the date of any designation, the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this Section 5.15, including reasonably detailed calculations required to demonstrate compliance with the Fixed Charge Coverage Ratio on a Pro Forma Basis.

Section 5.16 Post-Closing Items. (a) The Loan Parties shall take all necessary actions to satisfy the items described on Schedule 5.16 within the applicable periods of time specified in such Schedule (or such longer periods as the Administrative Agent may agree in its sole discretion).

(b) In connection with each of the Existing Mortgaged Properties, within sixty (60) days of the First Restatement Effective Date (or such longer period as the Administrative Agent may reasonably allow) (i) an amendment to each Existing Mortgage (the “Mortgage Amendment”), in form and substance reasonably acceptable to the Administrative Agent, relating to each of the Existing Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Trustee and shall be in full force and effect, (ii) each of such Existing Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Mortgage Amendments shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) and, in connection therewith, the Collateral Trustee shall have received evidence satisfactory to it of each such filing and recordation, and (iv) the Collateral Trustee shall have received such other documents, including with respect to each Existing Mortgage, date down and modification endorsements to each policy of title insurance which shall be in form and substance reasonably satisfactory to the Administrative Agent insuring the Existing Mortgages as valid first liens on the Existing Mortgaged Properties, free of Liens other than those permitted under Section 6.02.

Section 5.17 COMI. With respect to each German Loan Party and each U.K. Loan Party subject to the European Insolvency Regulation, not, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) unless it is changing to a centre of main interest located in the same country as the original centre of main interest.

ARTICLE VI

Negative Covenants

Each of the Borrowers, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and any Loan or other Obligation (including all Fees and all other expenses or amounts payable under any Loan Document other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Obligations and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedging Bank shall have been made) hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, (A) except with respect to Section 6.12, it shall not, nor shall it permit any of its respective Restricted Subsidiaries to, directly or indirectly and (B) with respect to Section 6.12, Holdings shall not:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the First Restatement Effective Date and set forth in Schedule 6.01 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed the sum of (A) $500,000,000 plus (B) an amount equal to the Borrowing Base, and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(d) Indebtedness under (x) the New Senior Notes Indenture in an aggregate principal amount not to exceed $1,090,000,000 at any one time outstanding and (y) the Existing Unsecured Notes Indenture in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding (as such amounts in the foregoing clauses (d)(x) and (d)(y) may be increased in connection with a Permitted Refinancing thereof pursuant to clause (a) of the definition of Permitted Refinancing) and in each case any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(e) (i) Indebtedness owed by (A) any U.S. Loan Party to any other U.S. Loan Party (other than Holdings), (B) any Canadian Loan Party to any other Canadian Loan Party, (C) any German Loan Party to any other German Loan Party, (D) any U.K. Loan Party to any other U.K. Loan Party and (E) any Non-Loan Party Subsidiary to any other Non-Loan Party Subsidiary;

(ii) Indebtedness owed by any Non-Loan Party Subsidiary to any Loan Party to the extent constituting an investment permitted by Section 6.04;

(iii) Indebtedness owed by any Loan Party to any Non-Loan Party Subsidiary; provided that such Indebtedness shall be subordinated to the Obligations, any Cash Management Obligation and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower;

(iv) Indebtedness owed by a U.S. Loan Party to a Canadian Loan Party, a German Loan Party or any U.K. Loan Party; provided that such Indebtedness shall be subordinated to the Obligations, any Cash Management Obligation and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower; and

(v) Indebtedness owed by (x) any Canadian Loan Party, any German Loan Party or any U.K. Loan Party to any U.S. Loan Party and (y) any Non-U.S. Loan Party to any other Non-U.S. Loan Party, in each case to the extent constituting an investment permitted by Section 6.04; and

(vi) Indebtedness of Spectrum Brands Taiwan, Inc. owed to ROV Holding, Inc. in an aggregate principal amount up to the purchase price to be paid by Spectrum Brands Taiwan, Inc. to Seller in connection with the Second Acquisition.

(f) Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(f), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(g), shall not exceed the greater of (x) $100,000,000 and (y) an amount equal to 7.75% of the Consolidated Net Tangible Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(g) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(f), not in excess of the greater of (x) $100,000,000 and (y) an amount equal to 7.75% of the Consolidated Net Tangible Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(h) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(i) Indebtedness incurred by Foreign Subsidiaries (other than the Canadian Borrower or any Canadian Restricted Subsidiary) in an aggregate principal amount not exceeding $125,000,000 at any time outstanding; and

(j) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) neither the Borrowers nor any of their respective Restricted Subsidiaries (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) immediately after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing;

(k) (i) Indebtedness representing deferred compensation or equity based compensation to current or former officers, directors, consultants advisors or employees of Holdings, the Borrowers, any of the Borrowers’ respective Restricted Subsidiaries or any of their respective Affiliates incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries under deferred compensation or other similar arrangements incurred in connection with any investments, Loans, advances, Restricted Payments or other disbursements permitted hereunder in an aggregate amount for this Section 6.01(k) not to exceed $15,000,000 outstanding at any time;

(l) Indebtedness issued by Holdings, the Borrowers or any of the Restricted Subsidiaries to current and former officers, directors, consultants, advisors and employees of Holdings, the Borrowers, any of the Restricted Subsidiaries or any of their respective Affiliates, in lieu of or combined with cash payments to finance the purchase of Equity Interests of Holdings, the Borrowers, any of the Restricted Subsidiaries or any of their respective Affiliates, in each case, to the extent such purchase is otherwise permitted hereunder and in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(m) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice;

(n) Guarantees by the Lead Borrower and any Restricted Subsidiary in respect of Indebtedness of the Lead Borrower or any Restricted Subsidiary otherwise permitted under this Section 6.01; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Lead Borrower) to the Lenders as those contained in the subordination of such Indebtedness, (C) any Guarantee by a Restricted Subsidiary that is not a U.S. Loan Party of any Permitted Ratio Debt under Section 6.01(w) (or any Permitted Refinancing in respect thereof) shall only be permitted if such Guarantee meets the requirements of Section 6.01(w) and (D) such Guarantee constitutes an Investment permitted by Section 6.04;

(o) Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;

(p) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or the Subsidiaries or in connection with judgments that have not resulted in an Event of Default under Section 7.01(i);

(q) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(r) Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements in the ordinary course of business;

(s) Indebtedness incurred by the Borrowers or any of their respective Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(t) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof (or successive Permitted Refinancings thereof);

(u) New Incremental Notes incurred pursuant to Section 2.24 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(v) Permitted Ratio Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that the amount of Indebtedness incurred under this clause (w) by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors shall not exceed the greater of $75,000,000 and 5.75% of Consolidated Net Tangible Assets at any time outstanding;

(w) other Indebtedness of the Borrowers and their respective Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of (x) $125,000,000 and (y) an amount equal to 9.75% of the Consolidated Net Tangible Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(x) to the extent constituting Indebtedness, any payable owing to a Borrower or a Restricted Subsidiary by a Subsidiary permitted under Section 6.04(p); provided that (A) any such payable shall be unsecured and (B) if such payable is owed by any Loan Party, it shall be expressly subordinated to the Obligations, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to an Affiliate Subordination Agreement; and

(y) without duplication of any of the foregoing, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any of the Lead Borrower’s Restricted Subsidiaries) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrowers and their respective Restricted Subsidiaries existing on the First Restatement Effective Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the First Restatement Effective Date and Permitted Refinancings thereof;

(b) any Lien created under the Loan Documents;

(c) any Lien created under the ABL Documents or the documents evidencing the Indebtedness permitted by Section 6.01(c) (or successive Permitted Refinancings thereof) (including to the extent that such Liens secure Indebtedness permitted by Section 6.01(m)), in each case subject to the ABL Intercreditor Agreement and (other than in the case of the Indebtedness permitted by Section 6.01(c)) the Collateral Trust Agreement;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrowers or any of their respective Restricted Subsidiaries or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(e) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(f) Liens of landlords, laborers and employees arising by operation of law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are (i) not overdue for a period of more than thirty (30) days or (ii) being contested in compliance with Section 5.03;

(g) pledges and deposits made in the ordinary course of business (i) in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrowers or any of their respective Restricted Subsidiaries or (iii) pledges that may be required under applicable foreign laws relating to claims by terminated employees and other employee claims;

(h) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) (A) survey exceptions or encumbrances, zoning or other restrictions, easements or reservations, rights of others, utilities and other similar purposes, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers or any of their respective Restricted Subsidiaries and (B) with respect to any Mortgaged Property, Permitted Encumbrances (as defined in the applicable Mortgage);

(j) (i) leases, licenses, subleases and sublicenses granted in the ordinary course of business and that do not (A) interfere in any material respect with the business of the Borrowers or any of their respective Restricted Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrowers or any of their respective Restricted Subsidiaries, or by law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(k) in the case of leased real property, liens to which the fee interest (or any superior interest) on such property is subject;

(l) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrowers or any of their respective Restricted Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Sections 6.01(f) and (g), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrowers or any of their respective Restricted Subsidiaries;

(m) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(n) Liens on assets of Foreign Subsidiaries (other than, prior to the repayment in full of the Canadian Obligations (other than unasserted contingent obligations) and the termination of any Commitments with respect to Loans to the Canadian Borrower, the Canadian Borrower or any Canadian Restricted Subsidiary); provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any such Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(i);

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens consisting of (i) agreements to sell any property in a Disposition permitted under Section 6.05 and (ii) earnest money deposits made by the Borrowers or any of their respective Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an investment permitted under Section 6.04;

(q) Liens arising out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for sale of goods entered into by the Borrowers or any of their respective Restricted Subsidiaries in the ordinary course of business;

(r) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.04(b);

(s) Liens arising solely by virtue of any statutory or common law or customary contractual provision granted in the ordinary course of business relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken oder AGB-Sparkassen) in Germany), provided that such accounts and funds are not primarily intended by the Borrowers or their respective Restricted Subsidiaries to provide collateral to the depository institution or the commodity intermediary;

(t) Liens that are contractual rights of setoff under agreements entered into with customers of the Borrowers or their respective Restricted Subsidiaries in the ordinary course of business;

(u) Liens securing obligations in respect of New Incremental Notes incurred pursuant to Section 2.24 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(v) Liens on the Collateral securing (x) Permitted First Priority Refinancing Debt or any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and, in each case, subject to a Pari Passu Intercreditor Agreement or (y) Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and, in each case, subject to a Junior Lien Intercreditor Agreement;

(w) in respect of Canadian Mortgaged Properties, reservations contained in the original grant from the Crown;

(x) any Lien required to be granted under mandatory German law (§§ 22, 204 of the German Transformation Act (Umwandlungsgesetz)) in favor of creditors as a consequence of amalgamation, demerger, merger, consolidation, corporate reconstruction or conversion of legal form permitted under this Agreement; and

(y) other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed the greater of (x) $125,000,000 and (y) an amount equal to 9.75% of the Consolidated Net Tangible Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding.

Section 6.03 Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale or transfer of such property is permitted by Section 6.05(b) and (ii) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.04 Investments, Loans and Advances. Purchase, make or hold Investments, except:

(a) (i) Investments by Holdings, the Lead Borrower and its Restricted Subsidiaries existing on the First Restatement Effective Date in the Equity Interests of the Borrowers and of the respective Subsidiaries of the Borrowers;

(ii) (A) additional Investments by Holdings, the Lead Borrower and its Restricted Subsidiaries in the Equity Interests of the Borrowers and of the respective Restricted Subsidiaries of the Borrowers after the First Restatement Effective Date; (B) intercompany loans from the Lead Borrower or any Restricted Subsidiaries of the Lead Borrower to the Lead Borrower or any other Restricted Subsidiary; and (C) Guarantees by the Lead Borrower or any Restricted Subsidiary of Indebtedness otherwise permitted hereunder of the Lead Borrower or any Restricted Subsidiary; provided that, (1) at any date of determination, the aggregate outstanding amount of (I) Investments (valued at the time of the making thereof and without giving effect to any write-down or write-off thereof) made pursuant Section 6.04(a)(ii)(A) plus (II) net outstanding intercompany loans made after the First Restatement Effective Date pursuant Section 6.04(a)(ii)(B) plus (III) outstanding Guarantees of Indebtedness made after the First Restatement Effective Date pursuant Section 6.04(a)(ii)(C), by (w) any U.S. Loan Party in Restricted Subsidiaries that are not U.S. Loan Parties shall not exceed the greater of $50,000,000 and 3.75% of Consolidated Net Tangible Assets at any time, (x) Canadian Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties or Canadian Loan Parties shall not exceed $5,000,000 at any time, (y) German Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties or German Loan Parties shall not exceed €15,000,000 at any time and (z) U.K. Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties or U.K. Loan Parties shall not exceed an amount to be set forth in the applicable Borrower Joinder Agreement; and (2) any Equity Interests held by a Loan Party that are not Excluded Property shall be pledged pursuant to the applicable Security Document; and

(iii) the Investment made by ROV Holding, Inc. in Spectrum Brands Taiwan, Inc. in an aggregate amount equal to the purchase price to be paid by Spectrum Brands Taiwan, Inc. to Seller in connection with the Second Acquisition.

(b) Investments in Cash Equivalents;

(c) loans or advances permitted under Section 6.01(e); provided that any such loans and advances shall (A) be unsecured and (B) if such loans and advances are owed by any Loan Party, they shall be expressly subordinated to the Obligations, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to an Affiliate Subordination Agreement;

(d) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (ii) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(e) the Borrowers and their respective Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

(f) the Borrowers or any of their respective Restricted Subsidiaries may acquire all or substantially all the assets of a Person or line of business of such Person or division thereof, or not less than a majority of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (A) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrowers or, with respect to the Borrowers, any of their respective Restricted Subsidiaries; (B) the Acquired Entity shall be in a line of business permitted under Section 6.08; and (C) at the time of such transaction (1) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (2) on the date of execution of the purchase agreement in respect of such acquisition, the Total Net Leverage Ratio does not exceed 6.00 to 1.00 on a Pro Forma Basis for such acquisition as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04; (3) the Lead Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (4) the Borrowers shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of assets or an Acquired Entity meeting all the criteria of this Section 6.04(f) being referred to herein as a “Permitted Acquisition”); provided, further, that the aggregate amount paid by or on behalf of the Lead Borrower and its Restricted Subsidiaries for any such purchase or other acquisition of an entity that does not become a Guarantor (including by way of merger) or of assets that do not become Collateral, in each either case pursuant to such Permitted Acquisition, other than (1) Excluded Property and (2) real property that is not Material Owned Real Property ((1) and (2), collectively, the “Specified Acquired Collateral”) when aggregated with the total cash and non-cash consideration (calculated on the same basis) paid by or on behalf of the Lead Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Lead Borrower and its Restricted Subsidiaries of entities that do not become U.S. Subsidiary Guarantors (including by way of merger) or of assets that do not become Collateral (other than Specified Acquired Collateral), shall not exceed the greater of $200,000,000 and 15.50% of Consolidated Net Tangible Assets at any time outstanding;

(g) Investments by the Borrowers in Hedging Agreements permitted under Section 6.01(m);

(h) bank deposits made in the ordinary course of business;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(k) Investments existing on the First Restatement Effective Date and set forth in Schedule 6.04;

(l) to the extent such amounts shall constitute Investments, the amounts payable by the Lead Borrower to Shaser, Inc. pursuant to the Shaser Documents;

(m) the Acquisition;

(n) Investments by any Non-Loan Party Subsidiary in any other Non-Loan Party Subsidiary;

(o) Investments in joint ventures in an aggregate amount not to exceed $50,000,000;

(p) to the extent constituting Investments, any receivable that is distributed by a Subsidiary to its equity holders in lieu of a cash dividend that is otherwise permitted under Section 6.06(a); provided that (i) if such Subsidiary is a Loan Party, the recipient of such distribution shall also be a Loan Party, and (ii) if such Subsidiary is a Restricted Subsidiary, the recipient of such distribution shall also be a Restricted Subsidiary or a Borrower;

(q) in addition to Investments permitted by paragraphs (a) through (p) above, so long as no Default or Event of Default then exists or would result therefrom and additional Investments by the Borrowers and their respective Restricted Subsidiaries so long as the aggregate amount Invested pursuant to this paragraph (q) (determined without regard to any write-downs or write-offs of such Investments) does not exceed (x) the greater of (i) $100,000,000 or (ii) 7.75% of Consolidated Net Tangible Assets at the time of the last such investment in the aggregate plus (y) the portion, if any, of the Available ECF Amount on the date of such election that the Borrower elects to apply to this clause (y), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available ECF Amount immediately prior to such election and the amount thereof elected to be so applied; provided, that no Event of Default shall have occurred and be continuing or would result from the making of any such investment pursuant to this clause (y); and

(r) Guarantees by any U.S. Loan Party of Indebtedness permitted under Section 6.01(m).

Section 6.05 Mergers, Consolidations and Dispositions. (a) Wind up, liquidate, dissolve, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrowers or less than all the Equity Interests of any Restricted Subsidiary of the Lead Borrower, except that:

(i) (A) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or all of the Equity Interests of any of its Restricted Subsidiaries (upon voluntary winding up, liquidation, dissolution or otherwise) to the Lead Borrower or any U.S. Subsidiary Guarantors;

(B) any Loan Party (other than Holdings) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or all of the Equity Interests of any of its Restricted Subsidiaries that is not a Borrower (upon voluntary winding up, liquidation, dissolution or otherwise) to the Lead Borrower or any of its Restricted Subsidiaries; provided that, (x) if the transferor in such a transaction is a Guarantor, the transferee must either be a U.S. Loan Party (other than Holdings) or a member of the same Loan Party Group, and (y) to the extent such transaction constitutes an Investment, such Investment must be a permitted Investment pursuant to Section 6.04 and any related intercompany Indebtedness of the transferor assumed by the transferee in connection with such transaction must be permitted Indebtedness pursuant to Section 6.01; and

(C) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or the Equity Interests of any Restricted Subsidiary (upon voluntary winding up, liquidation, dissolution or otherwise) to any other Non-Loan Party Subsidiary or any Loan Party (other than Holdings); provided that any related intercompany Indebtedness of the transferor assumed by a transferee Loan Party in connection with such transaction and thereafter owed by such Loan Party shall be subordinated to the Obligations under this Agreement, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower;

(ii) (A) any Restricted Subsidiary (except a Borrower) may merge, amalgamate or consolidate with, or wind up, liquidate or dissolve into, the Lead Borrower; provided that the Lead Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Lead Borrower pursuant to documents reasonably acceptable to the Administrative Agent;

(B) any Restricted Subsidiary (except a Borrower) may merge, amalgamate or consolidate with, or wind up, liquidate or dissolve into, one or more U.S. Subsidiary Guarantors; provided that (I) a U.S. Subsidiary Guarantor shall be the continuing or surviving Person and (II) any related intercompany Indebtedness of the transferor assumed by a transferee U.S. Subsidiary Guarantor in connection with such transaction and thereafter owed by such U.S. Subsidiary Guarantor shall be subordinated to the Obligations under this Agreement, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower;

(C) any Non-U.S. Loan Party may merge, amalgamate or consolidate with, or wind up, liquidate or dissolve into, any other member of the same Loan Party Group; provided that if one of the parties to such transaction is a Borrower, such Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent; and

(D) any Non-Loan Party Subsidiary may merge, amalgamate or consolidate with, or wind up, liquidate or dissolve into, (i) any Loan Party (other than Holdings); provided that (I) such Loan Party shall be the continuing or surviving Person and (II) any related intercompany Indebtedness of the transferor assumed by a transferee Loan Party in connection with such transaction and thereafter owed by such Loan Party shall be subordinated to the Obligations under this Agreement, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower or (ii) any other Non-Loan Party Subsidiary;

(iii) any Subsidiary of the Lead Borrower (other than a Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect;

(iv) any merger, consolidation or amalgamation in connection with an Investment permitted under Section 6.04(f); and

(v) any Global Integration Transaction; provided that (i) this clause shall not apply to any Borrower (unless otherwise permitted under this Section 6.05 or as agreed to between the Lead Borrower and the Administrative Agent) and (ii) the aggregate value attributable to all first-tier Foreign Subsidiaries and Loan Parties after giving effect to all such transactions shall not be less than (A) 95.0% of the total revenue of the Lead Borrower and its Restricted Subsidiaries or (B) 95.0% of Consolidated Net Tangible Assets.

(b) Make any Disposition not otherwise permitted under paragraph (a) above, except for:

(i) Dispositions of inventory, damaged, obsolete or worn out assets and scrap, in each case disposed of in the ordinary course of business;

(ii) Dispositions, transfers and other distributions of equipment (A) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment; provided that to the extent the property being transferred constitutes Term/Notes Collateral, such replacement property shall constitute Term/Notes Collateral;

(iii) (A) Investments permitted by Section 6.04 and (B) Restricted Payments permitted by Section 6.06 (in each case other than by reference to this Section 6.05 (or any clause under this Section 6.05));

(iv) Dispositions of cash and Cash Equivalents;

(v) sales, Dispositions or contributions of property:

(A) among members of the same Loan Party Group;

(B) among Non-Loan Party Subsidiaries;

(C) by any Restricted Subsidiary to any U.S. Loan Party (other than Holdings); provided that any related intercompany Indebtedness of the transferor assumed by a transferee U.S. Loan Party in connection with such transaction and thereafter owed by any such U.S. Loan Party shall be subordinated to the Obligations under this Agreement, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower;

(D) by any Non-Loan Party Subsidiary to any Loan Party (other than Holdings); provided that any related intercompany Indebtedness of the transferor assumed by a transferee Loan Party in connection with such transaction and thereafter owed by any such Loan Party shall be subordinated to the Obligations under this Agreement, the Cash Management Obligations and amounts owing under any Secured Hedging Agreement pursuant to the Affiliate Subordination Agreement or such other subordination terms reasonably satisfactory to the Administrative Agent and the Lead Borrower; and

(E) by any Loan Party (other than Holdings) to (i) any Non-U.S. Loan Party of another Loan Party Group or (ii) any Non-Loan Party Subsidiary; provided that the portion (if any) of any such Disposition made for less than fair market value, and any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such transferee Restricted Subsidiary permitted under Section 6.04;

(vi) Dispositions in the ordinary course of business consisting of abandonment, assignment or transfer of all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that, in the good faith determination of the Lead Borrower, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(vii) Dispositions of property formerly leased by the Lead Borrower or its Restricted Subsidiaries and acquired by the Lead Borrower and sold as an alternative to terminating the lease on such property;

(viii) Dispositions of current assets or receivables owned by any Non-Loan Party Subsidiary, including in connection with factoring transactions or receivables financings, in the ordinary course of business;

(ix) so long as the ABL Credit Agreement (or any Permitted Refinancing thereof) is in effect, Dispositions of assets that constitute ABL Priority Collateral;

(x) the transfer or Disposition of property pursuant to sale and leaseback transactions; provided that (A) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing or would result therefrom, (B) the aggregate fair market value of all property disposed of in reliance on this clause shall not exceed $40,000,000 since the Closing Date and (C) such transaction is for consideration at least 75% of which is cash or Cash Equivalents;

(xi) (I) Casualty Events and (II) the transfer of property that is the subject of a Casualty Event upon receipt of insurance or other proceeds arising from such Casualty Event;

(xii) [reserved];

(xiii) the Disposition of investments in joint ventures to the extent required by, or made pursuant to, any buy/sell arrangement or any similar binding arrangement between joint venture parties, in each case, that is in effect on the Closing Date;

(xiv) licenses or sublicenses of intellectual property in the ordinary course of business;

(xv) leases of real property in the ordinary course of business;

(xvi) the Borrowers and any of their respective Restricted Subsidiaries may purchase and sell inventory in the ordinary course of business;

(xvii) any Disposition or series of related Dispositions having a value not to exceed $5,000,000 in any period of twelve consecutive months most recently ended; and

(xviii) any Disposition as to which (A) at least 75% of the consideration is cash or consists of Cash Equivalents, (B) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (C) at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (D) the Lead Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent; provided that the amount of:

(1) any liabilities (as shown on the Lead Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Lead Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(2) any notes or other obligations or other securities or assets received by the Lead Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(3) any Designated Non-cash Consideration received by the Lead Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $25,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of Section 6.05(b)(xviii)(A).

To the extent that any Collateral is sold as permitted by this Section 6.05(b) (other than to Holdings or any Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents and such Liens shall attach to the proceeds thereof, and the Administrative Agent and the Collateral Trustee are hereby authorized by the Lenders to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

Section 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) any Restricted Subsidiary of the Lead Borrower may declare and pay dividends or make other distributions ratably to its equity holders,

(ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Lead Borrower may, or the Lead Borrower may make distributions to Holdings (and Holdings may in turn make distributions to Super Holdco) so that Holdings (or Super Holdco) may, repurchase its Equity Interests owned by current and former officers, directors, consultants, advisors or employees of Super Holdco, Holdings, the Borrowers or the Borrowers’ respective Restricted Subsidiaries or make payments to current and former officers, directors, consultants, advisors or employees of Super Holdco, Holdings, the Borrowers or the Borrowers’ respective Restricted Subsidiaries (x) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to any management incentive plan, equity based compensation plan, equity subscription agreement, equity award agreement, shareholders’ or members’ agreement or other similar agreement, plan or arrangement, or (y) in connection with the retention, promotion, separation from service, death or disability of such individuals, in an aggregate amount for this clause (ii) not to exceed $7,500,000 in any fiscal year,

(iii) the Lead Borrower may make Restricted Payments to Holdings (and Holdings may in turn make Restricted Payments to Super Holdco) in order to allow Holdings and/or Super Holdco to (x) pay Holdings and/or Super Holdco’s administrative expenses and corporate overhead, franchise fees, public company costs (including SEC fees and auditing fees) and customary director fees in an aggregate amount not to exceed $3,000,000 in any calendar year, (y) pay premiums and deductibles in respect of directors and officers insurance policies and excess liability policies obtained from third-party insurers, (z) pay Tax liabilities attributable to Holdings and its subsidiaries in an amount not to exceed the amount of such taxes that would be payable by Holdings and its subsidiaries on a stand-alone basis (if Holdings were a corporation and parent of a consolidated group including its subsidiaries), provided that (A) any payments made pursuant to this clause (z) in any period that are not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Excess Cash Flow for such period) and (B) all Restricted Payments made to Super Holdco or Holdings pursuant to this clause (iii) shall be used by Super Holdco or Holdings, as the case may be, for the purposes specified herein within 20 days of the receipt thereof,

(iv) the Borrowers and each of their respective Restricted Subsidiaries may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to the Borrowers or their respective Restricted Subsidiaries),

(v) Holdings, the Borrowers and the Borrowers’ respective Restricted Subsidiaries may make repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof), the Borrowers or any of the Borrowers’ respective Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represents a portion of the exercise price of such options or warrants,

(vi) the Borrowers or any of their respective Restricted Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrowers or such Restricted Subsidiaries or in connection with any Permitted Acquisition,

(vii) the Lead Borrower may make Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to Super Holdco) in an aggregate amount, when combined with the aggregate amount of distributions, payments, commitments to pay, redemptions, repurchases, retirements and acquisitions for consideration with respect to Junior Financing made pursuant to Section 6.09(b)(i)(1), not to exceed $50,000,000 in any fiscal year,

(viii) the Lead Borrower may make other Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to Super Holdco) in an amount equal to the portion, if any, of the Available ECF Amount on such date that the Lead Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available ECF Amount immediately prior to such election and the amount thereof elected to be so applied and including reasonably detailed calculations required to demonstrate compliance with the Fixed Charge Coverage Ratio required by clause (B) below; provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Fixed Charge Coverage Ratio at the time of the making of the applicable Restricted Payment, calculated on a Pro Forma Basis, would be no less than 2.00 to 1.00 as of the last day of the Test Period most recently ended prior to such Restricted Payment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered, and

(ix) the Lead Borrower may make Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to Super Holdco) from time to time in an amount sufficient to enable Super Holdco to fund each scheduled payment of the Regular Cash Dividend; provided that on the date of each such payment (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Fixed Charge Coverage Ratio at the time of the making of the applicable Restricted Payment, calculated on a Pro Forma Basis, would be no less than 2.00 to 1.00 as of the last day of the Test Period most recently ended prior to such Restricted Payment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered; provided, further, that the Lead Borrower shall have delivered to the Administrative Agent prior to such Restricted Payment an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this clause (ix), including reasonably detailed calculations required to demonstrate compliance with the Fixed Charge Coverage Ratio required in clause (B) above.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its or their property or assets, or (ii) the ability of any Restricted Subsidiary of the Lead Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any ABL Document, any New Senior Notes Document, the Existing Unsecured Notes, any documents relating to any New Incremental Notes, any documents relating to any Extension, any documents relating to any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness and any Subordinated Indebtedness and any refinancing of any of the foregoing, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder and (D) clause (i) of the foregoing shall not apply to (w) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (x) customary provisions in leases and other contracts restricting the assignment thereof,(y) restrictions and conditions existing on the First Restatement Effective Date and identified on Schedule 6.06 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition) and (z) restrictions and conditions contained in documents relating to Indebtedness permitted to be incurred pursuant to Section 6.01(j).

Section 6.07 Transactions with Affiliates. Except for transactions between or among U.S. Loan Parties, between or among Canadian Loan Parties, between or among German Loan Parties or between or among Foreign Subsidiaries (other than Canadian Loan Parties and German Loan Parties), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the Borrowers or any of their respective Restricted Subsidiaries may (a) engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties; (b) subject to compliance with the other terms and conditions of this Agreement, engage in any of the foregoing transactions among the Borrowers and the other Restricted Subsidiaries so long as such transactions shall be (i) in the ordinary course of business and (ii) consistent with past practices and not materially adverse to the Lenders; (c) pay customary fees payable to any directors of the Borrowers and their respective Restricted Subsidiaries and reimburse reasonable out-of-pocket costs of the directors of the Borrowers and their respective Restricted Subsidiaries; (d) enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business; (e) pay customary fees and indemnities to their respective directors, officers and employees in the ordinary course of business; (f) enter into the transactions set forth on Schedule 6.07; (g) make any intercompany investments contemplated by Section 6.04; (h) enter into transactions otherwise permitted by Section 6.05(a) and Section 6.06; (i) consummate any transactions or make any payments in connection with the Shaser Purchase Agreement; and (j) consummate the Transactions or the transactions contemplated by the First Restatement Agreement.

Section 6.08 Change in Nature of Business. With respect to the Lead Borrower and its Restricted Subsidiaries, engage at any time in any business or business activity other than business conducted or proposed to be conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

Section 6.09 Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness (including any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, the Senior Notes, the Existing Unsecured Notes, any New Incremental Notes and any Permitted Ratio Debt) of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries is outstanding without the prior written consent of the Administrative Agent, except (x) to the extent any of the foregoing is not adverse to the interests of the Lenders under the Loan Documents in any material respect or (y) in connection with any Permitted Refinancing of Indebtedness permitted under Section 6.01, (ii) any amendment of or change to the subordination provisions of any Subordinated Indebtedness (and the component definitions as used therein) or (iii) any waiver, supplement, modification or amendment of (A) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (B) that certain indemnification agreement dated as of February 9, 2010 between Russell Hobbs and Harbinger Capital Partners Master Fund I, Ltd., in each case to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest, and customary fees, premiums and indemnities as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Junior Financing, other than in connection with (1) distributions, payments, commitments to pay, redemptions, repurchases, retirements and acquisitions for consideration, the aggregate amount of which, when combined with the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(vii), do not exceed $50,000,000 in any fiscal year, (2) distributions, payments, commitments to pay, redemptions, repurchases, retirements and acquisitions for consideration in an amount equal to the portion, if any, of the Available ECF Amount on such date that the Borrowers elect to apply to this clause 6.09(b)(i)(2), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available ECF Amount immediately prior to such election and the amount thereof elected to be so applied and including reasonably detailed calculations required to demonstrate compliance with the Secured Net Leverage Ratio required by clause (y) of the immediately succeeding proviso and (3) any Permitted Refinancing thereof; provided that (x) in the case of the foregoing clauses (1) and (2), at the time of such transaction after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) in the case of the foregoing clause (2), the Secured Net Leverage Ratio at the time of making such distribution, payment, commitment to pay, redemption, repurchase, retirement or acquisition for consideration, would be no greater than 3.25 to 1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period prior to such distribution, payment, commitment to pay, redemption, repurchase, retirement or acquisition for consideration, for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered; or

(ii) if a Default exists or would result therefrom, pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the applicable obligor’s option be paid in kind or in other securities.

Section 6.10 Fiscal Year. With respect to Holdings and the Lead Borrower, change their fiscal year-end to a date other than September 30.

Section 6.11 Certain Equity Securities. Except as permitted by Section 6.01, issue any Equity Interest that is not Qualified Capital Stock.

Section 6.12 Holdings. Holdings, shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its ownership of the Equity Interests of the Lead Borrower and activities related or incidental thereto; (ii) the performance of its obligations with respect to the Loan Documents (including any Credit Agreement Refinancing Indebtedness or any Term Loan Facility), the ABL Documents, any New Incremental Notes, the Existing Unsecured Notes, the New Senior Notes, Subordinated Indebtedness permitted hereunder or any Permitted Ratio Debt and any Permitted Refinancing of any of the foregoing permitted in accordance with the terms of this Agreement; (iii) the consummation of the Transactions or the transactions contemplated by the First Restatement Agreement; (iv) the payment of dividends, the making of contributions to the capital of its Subsidiaries and the Guarantee of Indebtedness permitted to be incurred hereunder by any Loan Party; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its employees and those of its Subsidiaries); (vi) the performing of its obligations with respect to the Acquisition Agreement and the other agreements contemplated thereby; (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock); (viii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Lead Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees; (ix) the holding of any cash (but not operating any property); (x) the providing of indemnification to officers, managers and directors; (xi) any activities (other than the incurrence of, or the

Guarantee of, Indebtedness) necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 6.04; and (xii) any activities related or incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Lead Borrower (other than Liens pursuant to any Loan Document or any ABL Documents or any Permitted Refinancing of the ABL Documents) and shall not incur any Indebtedness (other than in respect of Disqualified Stock, Qualified Holding Company Indebtedness, obligations pursuant to the Investment permitted by Section 6.04(l) as of the First Restatement Effective Date, Indebtedness permitted by clause (ii) above or Guarantees permitted by clause (iv) above).

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by Holdings, any Borrower or any other Loan Party in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, such Borrower or such other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries of any covenant, condition or agreement contained in (i) Section 5.01(a) (with respect to any Borrower or Holdings) or 5.08 or in Article VI or (ii) Section 5.04(a), 5.04(b) or 5.05 and, in the case of clause (ii) such default shall continue unremedied for a period of 15 days;

(e) default shall be made in the due observance or performance by Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) notice thereof from the Administrative Agent to the Lead Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Holdings or the Borrowers;

(f) (i) Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness and such failure shall continue after the applicable grace period and/or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) obligations under any Hedging Agreement that becomes due as a result of a “Termination Event” as defined in clauses (i), (ii) or (iii) of Section 5(b) of the ISDA 2002 Master Agreement;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws (including, without limitation, the making of an application for the opening of insolvency proceedings for the reasons set out in sections 17 and 19 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens)), (ii) the appointment of a receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered. In addition, in respect of a German Borrower or German Subsidiary the making of an application for the opening of insolvency proceedings for the reason set out in section 18 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen);

(h) Holdings, any Borrowers or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due (including, without limitation, in respect of any German Loan Party, become unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung), or become over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung)) or (vii) take any corporate action for the purpose of effecting any of the foregoing or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, any Borrower, any of the Borrowers’ respective Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by insurance) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect; provided that if Holdings, the applicable Borrower or the relevant Restricted Subsidiary shall not have received notice or been served in connection with the legal proceeding or proceedings resulting in any such judgment, such 45-consecutive-day period shall be measured from the date on which Holdings, the applicable Borrower or the relevant Restricted Subsidiary has knowledge of such judgment;

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or, with respect to a Foreign Pension Plan, a Foreign Benefit Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty, the Canadian Subsidiary Guaranty, the German Subsidiary Guaranty or any U.K. Subsidiary Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty, the Canadian Subsidiary Guaranty, the German Subsidiary Guaranty or any U.K. Subsidiary Guaranty, as the case may be (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, any Intercreditor Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;

(m) the Indebtedness under any Subordinated Indebtedness of Holdings and its Restricted Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such other Subordinated Indebtedness; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in the case of any event with respect to Holdings or any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Application of Proceeds. (a) After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the final paragraph of Section 7.01), any amounts received on account of the Obligations (including from proceeds of any sale or other disposition of all or any part of the Collateral) shall be applied by the Administrative Agent in the following order of priorities:

first, to pay any amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such pursuant to Sections 2.05 and 9.05;

second, to pay ratably all interest (including Post Petition Interest (as defined in the Security Agreement)) on the Obligations, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal of the Obligations ratably, until payment in full of the principal of all Obligations shall have been made;

fourth, to pay all other Obligations ratably, until payment in full of all such other Obligations shall have been made; and

finally, to pay to the applicable Borrower or the relevant Loan Party, or as a court of competent jurisdiction may direct, any surplus then remaining (including from the proceeds of the Collateral owned by it);

provided that Collateral owned by (w) a U.S. Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third and fourth only to the extent permitted by the limitation in Section 2(i) of its U.S. Subsidiary Guaranty, (x) a Canadian Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third and fourth only to the extent permitted by the limitation in Section 2(i) of its Canadian Subsidiary Guaranty, (y) a German Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third and fourth only to the extent permitted by the limitation in Section 2(i) of its German Subsidiary Guaranty and (z) a U.K. Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the applicable Borrower Joinder Agreement or any associated document. The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) (i) The Administrative Agent and the Collateral Trustee may in their respective discretion to maximize the overall recovery to the Lenders, subject to clause (ii) below, to the extent amounts to be applied pursuant to this Section 7.02 consist of amounts from a U.S. Loan Party (whether as a result of a payment under a Guarantee provided by such U.S. Loan Party, any realization on the Collateral of such U.S. Loan Party, any setoff rights in respect of such U.S. Loan Party, any distribution in connection with any proceedings or other action of such U.S. Loan Party in respect of Debtor Relief Laws or otherwise), apply such amounts in accordance with the foregoing clauses first, second, third and fourth, with the payment of any Obligations under this Section 7.02 deemed to exclude any Canadian Obligations and/or German Obligations and/or U.K. Obligations.

(ii) To the extent amounts to be applied pursuant to this Section 7.02 consist of amounts from a Canadian Loan Party (whether as a result of a payment under the Canadian Subsidiary Guaranty provided by such Canadian Loan Party, any realization on the Collateral of such Canadian Loan Party, any setoff rights in respect of such Canadian Loan Party, any distribution in connection with any proceedings or other action of such Canadian Loan Party in respect of Debtor Relief Laws or otherwise), such proceeds will be applied as otherwise required above in this Section 7.02, but for this purpose (i) treating the outstanding Obligations as only Canadian Obligations now or hereafter existing under the Loan Documents (including the Canadian Subsidiary Guaranty) and (ii) without giving effect to clause (b) (i) above.

(iii) To the extent amounts to be applied pursuant to this Section 7.02 consist of amounts from a German Loan Party (whether as a result of a payment under the German Subsidiary Guaranty provided by such German Loan Party, any realization on the Collateral of such German Loan Party, any setoff rights in respect of such German Loan Party, any distribution in connection with any proceedings or other action of such German Loan Party in respect of Debtor Relief Laws or otherwise), such proceeds will be applied as otherwise required above in this Section 7.02, but for this purpose (i) treating the outstanding Obligations as only German Obligations now or hereafter existing under the Loan Documents (including the German Subsidiary Guaranty) and (ii) without giving effect to clause (b) (i) above.

(iv) Unless otherwise provided for in the applicable Borrower Joinder Agreement or any associated documents, to the extent amounts to be applied pursuant to this Section 7.02 consist of amounts from a U.K. Loan Party (whether as a result of a payment under the U.K. Subsidiary Guaranty provided by such U.K. Loan Party, any realization on the Collateral of such U.K. Loan Party, any setoff rights in respect of such U.K. Loan Party, any distribution in connection with any proceedings or other action of such U.K. Loan Party in respect of Debtor Relief Laws or otherwise), such proceeds will be applied as otherwise required above in this Section 7.02, but for this purpose (A) treating the outstanding Obligations as only U.K. Obligations now or hereafter existing under the Loan Documents (including the U.K. Subsidiary Guaranty) and (B) without giving effect to clause (b) (i) above

(c) In making the payments and allocations required by this Section 7.02, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Administrative Agent and the Lenders (the “Lender Parties”), their Obligations and actions taken by them, (ii) any Lender Party for information as to its Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrowers, to the extent that the Administrative Agent has not obtained information from the foregoing sources. All distributions made by the Administrative Agent pursuant to this Section 7.02 shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Lender Party of any amount distributed to it.

ARTICLE VIII

The Administrative Agent and the Collateral Trustee; etc.

Section 8.01 Appointment and Authorization of Agents.

(a) Each Lender (including in its capacities as a potential Cash Management Bank in respect of Cash Management Obligations and/or a potential Hedging Bank party to a Secured Hedging Agreement) hereby irrevocably appoints the Administrative Agent and the Collateral Trustee (for purposes of this Article VIII, the Administrative Agent and the Collateral Trustee are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the

Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

(b) In the event of a foreclosure by the Collateral Trustee or the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Trustee or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Trustee or the Administrative Agent at such sale. This provision is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 8.02 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.03 Delegation of Duties.

(a) The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) Each Agent may perform any and all its duties and exercise its rights and powers by or through its officers, directors, employees, affiliates or any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Agent.

Section 8.04 Agents in Their Individual Capacities. The institution serving as the Administrative Agent hereunder and/or as the Collateral Trustee shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to Holdings, the Borrowers or any Subsidiary or any Affiliate of any of the foregoing as if it were not an Agent hereunder, and may accept fees and other consideration from Holdings, the Borrowers or any Subsidiary or any Affiliate of any of the foregoing for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The term “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include each Agent in its respective individual capacities.

Section 8.05 Liability of Agents. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Trustee or any of its Affiliates in any capacity. If the Agents request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Agent as a result of either Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 8.06 Notice of Default. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Lead Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, information, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness, genuineness, perfection, collectability, priority or sufficiency of any Loan Document or any other agreement, instrument, document or other writing, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the financial condition of Holdings, the Borrowers or any of the Borrowers’ respective subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrowers or any of the Borrowers’ subsidiaries or the existence or possible existence of any Default or Event of Default.

Section 8.07 Reliance By Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any resolution, notice, request, certificate, consent, statement, instrument, document, telecopier message, electronic mail message, Internet or intranet website posting, order or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.08 Successor Agents. The Administrative Agent may resign at any time by notifying the Lenders and the Lead Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Lead Borrower (not to be unreasonably withheld or delayed, provided that the Lead Borrower’s consent shall not be required if an Event of Default then exists), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be (x) a bank with an office in New York, New York, or an Affiliate of any such bank or (y) a nationally recognized financial institution that is organized under the laws of the United States or any state or district thereof. If no successor shall have been so appointed by either the Required Lenders or the retiring Administrative Agent within 30 days after the retiring Administrative Agent gives notice of its resignation then (x) the Required Lenders shall perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above and (y) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Section 8.09 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder, and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender acknowledges that neither any Agent nor any Related Party has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or any Related Party to any Lender as to any matter, including whether any Agent or any Related Party has disclosed material information in their possession. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into its (or a Related Party’s) possession.

Section 8.10 Other Agents. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, any Loan Party or any other Person.

Section 8.11 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Trustee to enter into and perform its obligations under the Security Documents (other than the Canadian Collateral Documents, the German Security Documents and any U.K. Security Document) for the benefit of the Lenders and the other U.S. Secured Parties. Each Lender hereby agrees, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Trustee is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral (other than any Canadian Collateral, the German Collateral and any U.K. Collateral) or Security Documents (other than any Canadian Collateral Documents, any German Security Documents and any U.K. Security Documents) which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral (other than any Canadian Collateral, any German Collateral and any U.K. Collateral) granted pursuant to the Security Documents (other than the Canadian Collateral Documents, the German Security Documents and any U.K. Security Documents).

(b) The Lenders hereby authorize the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon the Collateral (other than any Canadian Collateral and any German Collateral) as follows:

(i) on all the Collateral (other than the Canadian Collateral and the German Collateral) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby;

(ii) on any Collateral (other than the Canadian Collateral and the German Collateral) constituting property being sold or otherwise disposed of (to Persons other than Holdings, the Borrowers and the Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.05 or

(iii) on any Collateral (other than the Canadian Collateral and the German Collateral), if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral (other than Canadian Collateral and the German Collateral) pursuant to this Article VIII.

(c) The Collateral Trustee shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral (other than any Canadian Collateral and any German Collateral) exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Trustee herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Trustee in this Article VIII or in any of the Security Documents (other than any Canadian Collateral Documents and any German Security Documents), it being understood and agreed that in respect of the Collateral (other than any Canadian Collateral and any German Collateral), or any act, omission or event related thereto, the Collateral Trustee may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Trustee’s own interest in the Collateral (other than the Canadian Collateral and the German Collateral) as one of the Lenders and that the Collateral Trustee shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12 Canadian Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent to enter into and perform its obligations under the Canadian Collateral Documents for the benefit of the Canadian Term Lenders and the other Canadian Secured Parties. Each Lender hereby agrees, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Canadian Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Canadian Collateral or Canadian Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Canadian Collateral granted pursuant to the Canadian Collateral Documents.

(b) The Lenders hereby authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Canadian Collateral as follows:

(i) on all the Canadian Collateral, upon termination of the Canadian Commitments and payment and satisfaction of all of the Canadian Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby;

(ii) on any Canadian Collateral, constituting property being sold or otherwise disposed of (to Persons other than Holdings, the Borrowers and the Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.05 or

(iii) on any Canadian Collateral, if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Canadian Collateral pursuant to this Article VIII.

The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Canadian Collateral exists or is owned by any Canadian Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Article VIII or in any of the Canadian Collateral Documents, it being understood and agreed that in respect of the Canadian Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Canadian Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.13 Secured Cash Management Agreements and Secured Hedging Agreements. No Cash Management Bank or Hedging Bank that obtains the benefits of Section 7.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a

Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Collateral Trustee and the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedging Agreements unless the Collateral Trustee and the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Collateral Trustee and the Administrative Agent may request, from the applicable Cash Management Bank or Hedging Bank, as the case may be.

Section 8.14 Intercreditor Agreement. The Administrative Agent and the Collateral Trustee are authorized to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement (if entered into) will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Trustee to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 8.15 German Provisions for the Appointment of the Collateral Agent

(a) For the purposes of any German Collateral, in addition to the provisions set out above in this Article VIII, the specific provisions set out in clauses (a) through (g) below of this Section 8.15 shall be applicable. With respect to German Collateral, in the case of any inconsistency, the provisions set forth in this Section 8.15 shall prevail. These provisions shall not constitute a trust pursuant to the laws of the State of New York but a fiduciary relationship (Treuhand) within the meaning of German law.

(b) With respect to any German Collateral constituted by non–accessory (nicht akzessorische) security interests, the Collateral Agent shall hold, administer and, as the case may be, enforce or release such German Collateral in its own name, but for the account of the German Secured Parties.

(c) In the case of German Collateral constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, the Collateral Agent shall administer and, as the case may be, enforce or release such German Collateral in the name of and for and on behalf of the German Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 8.16.

(d) Each German Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act as its agent (Stellvertreter) and in particular (without limitation) to enter into and amend any documents evidencing German Collateral and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Collateral on behalf of that German Secured Party. The Collateral Agent shall further be entitled to enforce or release any German Collateral, to perform any rights and obligations under any documents evidencing German Collateral and to execute new and different documents evidencing or relating to the German Collateral.

(e) At the request of the Administrative Agent or the Collateral Agent, each German Secured Party shall provide the Administrative Agent or the Collateral Agent as appropriate with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each German Secured Party hereby ratifies and approves all acts previously done by the Administrative Agent or the Collateral Agent as applicable on such German Secured Party’s behalf.

(f) Each German Secured Party hereby releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other Law, in each case to the extent legally possible to that German Secured Party. A German Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Collateral Agent accordingly.

(g) The Collateral Agent accepts its appointment as agent and administrator of the German Collateral on the terms and subject to the conditions set out in this Agreement and the German Secured Parties (other than the Collateral Agent), the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Collateral, no German Secured Party (other than the Collateral Agent) shall exercise any independent power to enforce any German Collateral or take any other action in relation to the enforcement of the German Collateral, or make or receive any declarations in relation thereto.

Section 8.16 German Parallel Debt (Covenant to pay the Collateral Agent)

(a) Notwithstanding any other provision of any Loan Document, each German Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other German Secured Parties amounts equal to any amounts owing from time to time by that German Loan Party to any German Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b) Each German Loan Party and the Collateral Agent acknowledge that the obligations of each German Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that German Loan Party to any German Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each German Loan Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(A) the Collateral Agent shall not demand payment with regard to the Parallel Debt of each German Loan Party to the extent that such German Loan Party’s Corresponding Debt has been irrevocably paid or, in the case of guarantee obligations, discharged; and

(B) a German Secured Party shall not demand payment with regard to the Corresponding Debt of each German Loan Party to the extent that such German Loan Party’s Parallel Debt has been irrevocably paid or, in the case of guarantee obligations, discharged.

(c) The Collateral Agent acts in its own name and not as a trustee and its claims in respect of the Parallel Debt shall not be held in trust. The German Collateral granted under the German Security Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 8.16 and all amounts received or recovered by the Collateral Agent from or by the enforcement of any German Collateral granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Collateral Agent’s rights against the German Loan Parties (whether under this Section 8.16 or under any other provision of the Loan Documents), each German Loan Party acknowledges that:

(A) nothing in this Section 8.16 shall impose any obligation on the Collateral Agent to advance any sum to any German Loan Party or otherwise under any Loan Document, except in its capacity as lender thereunder; and

(B) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

Section 8.17 U.K. Provisions for the Appointment of the Collateral Agent. For purposes of any U.K. Collateral, the applicable Borrower Joinder Agreement or any associated documents may set forth provisions with respect to the manner and terms on which such U.K. Collateral is to be granted and held by the Collateral Agent for the benefit of the U.K. Secured Parties, in addition to the provisions set out above in this Article VIII, and such specific provisions set out in such Borrower Joinder Agreement or such associated documents shall be applicable and shall govern in the case of any inconsistency between such specific provisions and the provisions set forth above in this Article VIII in the case of the U.K. Collateral.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrowers or Holdings, to it at Spectrum Brands Inc., 3001 Deming Way, Middleton, Wisconsin 53562, Attention of David Lumley, Fax No. 608-288-4485, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, Attention: Eric Goodison Esq., Fax No. 212-757-3990, with a copy of any notice in respect of the Euro Term Loan Facility to the German Borrower at Spectrum Brands Europe GmbH, Otto-Volger-Straase 7c, 65843 Sulzbach Germany, Attention: Andreas Rouve, Email: andreas.rouve@eu.spectrumbrands.com and to any U.K. Borrower, as applicable, as specified in the appropriate Borrower Joinder Agreement.

(b) if to the Administrative Agent, to Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attention of Dusan Lazarov, Fax No. 212-797-5690, Email: dusan.lazarov@db.com; and

(c) if to a Lender, to it at its address (or fax number) specified in its Administrative Questionnaire or in the Assignment and Acceptance, Incremental Term Loan Assumption Agreement, New Term Loan Commitment Agreement or Refinancing Amendment pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrowers hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause their Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the

Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrowers agree, and agree to cause their Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: the Loan Documents. The Borrowers acknowledge and agree that the list of Disqualified Institutions shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information” and shall be posted on the Closing Date to all Lenders by the Administrative Agent, and thereafter all written supplements updating the list of Disqualified Institutions shall be posted all Lenders by the Administrative Agent as soon as practicable after receipt thereof from the Lead Borrower.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

It is understood and agreed that the Administrative Agent may, in its discretion, elect to not deliver to any Lender that is a Permitted Investor, and limit the access of any such Lender to, any Communications or other information that do not consist of Borrower Materials.

Section 9.02 Survival of Agreement. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the

Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Trustee or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees (other than to any Disqualified Institution or any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), (provided, however, that (1) pro rata assignments shall not be required and (2) each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Lead Borrower; provided that no consent of the Lead Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c), or (with respect to any Borrower only) Section 7.01(g) or (h), has occurred and is continuing or (ii) if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution); provided, further, that the Lead Borrower shall be deemed to have consented to any assignment unless it objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required under Section 2.20.

(iii) Subject to acceptance and recording pursuant to clause (iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans

(and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Collateral Trustee and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Trustee and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv) and Section 2.04 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(v) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms pursuant to Section 2.20, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (v).

(vi) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any their respective Restricted Subsidiaries or the performance or observance by the Borrowers or any of their respective Restricted Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Trustee, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Each Lender may without the consent of the Lead Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to any Disqualified Institution or Holdings, the Borrowers or their respective Subsidiaries) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14 and 2.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Person holding a participation pursuant to this Section 9.04(c) shall be entitled to the benefits of Section 2.20 with respect to its interest in the Commitments and the Loans outstanding from time to time as if such participant were a Lender (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant); provided that (i) such Person shall have complied with the requirements of Section 2.20 including, without limitation, Section 2.20(e) and (ii) no participant shall be entitled to receive any greater payment under Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant had no such participation occurred. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each of the participating banks or other Persons and the principal amounts (and stated interest) of each such participating bank’s or other Person’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any such participating banks or other Persons or any information relating to a participating bank’s or other Person’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(e) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, (x) Holdings, the Borrowers and any of their respective Subsidiaries may, from time to time, purchase or prepay Term Loans, on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Lead Borrower and the Administrative Agent and (y) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender and, in each case, with respect to clauses (x) and (y) of this Section 9.04(f), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by Holdings, the Borrowers or any of their respective Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon cancellation of such Term Loans the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled promptly upon such contribution); provided that upon cancellation of such Term Loans, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;

(iii) in connection with any Dutch auction, the Lead Borrower shall provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to Holdings, a Borrower or one of their respective Subsidiaries (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities);

(iv) each Affiliated Lender or Holdings, the applicable Borrower or the applicable Subsidiary shall identify itself as such in the applicable Assignment and Acceptance;

(v) (I) after giving effect to any assignment to an Affiliated Lender, and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 20% of the aggregate unpaid principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) and (II) each Affiliated Lender shall either (x) provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to Holdings, a Borrower or one of their respective Subsidiaries (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities) or (y) confirm that such representation cannot be made as of such date;

(vi) in connection with any assignment effected pursuant to a Dutch auction conducted by Holdings, the Borrowers or any of their respective Subsidiaries, (A) unless after giving pro forma effect to any such assignment the unrestricted cash and Cash Equivalents of the Borrowers and their respective Restricted Subsidiaries plus the amount of the undrawn availability under the ABL Credit Agreement is no less than $200,000,000, Indebtedness under the ABL Credit Agreement shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction;

(vii) by its acquisition of Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;

(B) the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrowers or any of their respective Restricted Subsidiaries, or alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in its capacity as a Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders;

(C) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Trustee or any other Agent hereunder with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents (except with respect to rights expressly retained under this Section 9.04(f) which are not so waived); and

(D) it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(h) Neither Holdings nor the Borrowers shall assign or delegate any of their rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05 Expenses; Indemnity. (a) The Borrowers and Holdings agree to pay all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee in connection with the syndication of the Term Loan Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Collateral Trustee or the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including in connection with a workout or a restructuring, the fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, counsel for the Collateral Trustee, no more than one counsel in each jurisdiction where Collateral is located (it being acknowledged that each province and territory of Canada is a separate jurisdiction), and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or the Collateral Trustee and no more than one counsel for all Lenders; provided that in the case of an actual or perceived conflict of interest, the Borrowers and Holdings agree to pay all reasonable, documented fees, charges and disbursements of another firm of counsel for such affected Person.

(b) The Borrowers and Holdings agree to indemnify the Administrative Agent, the Collateral Trustee, the Joint Lead Arrangers, the Joint Bookrunners, the other Agents, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, any transactions contemplated by the First Restatement Agreement and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrowers or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrowers or the Restricted Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (w) the gross negligence or willful misconduct of such Indemnitee, (x) a material breach of the Loan Documents by such Indemnitee, (y) disputes between and among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Trustee or a Joint Lead Arranger or Joint Bookrunner under the Term Loan Facility other than disputes involving any act or omission of the Borrowers or any of their Affiliates or (z) any settlement of an action or proceeding entered into by such Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld, delayed or conditioned), but, if such settlement occurs with Borrower’s written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Borrower will be liable for such settlement or for such final judgment.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Trustee under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Trustee, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Trustee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor. In no event shall any Canadian Loan Party be liable for any Obligation of Holdings, the Lead Borrower or any other U.S. Loan Party.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers or Holdings against any of and all the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Trustee or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers or Holdings in any case shall entitle the Borrowers or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than default interest) on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender or decrease or extend the date for payment of any Fees of any Agent without the prior written consent of such Agent, (iii) amend or modify the pro rata requirements of Section 2.17 (other than in connection with loan buy-back offers that are made to all Lenders on a pro rata basis, in which case payments and Commitment reductions with respect to tendering Lenders will be permitted on terms acceptable to the Borrowers, Holdings and the Required Lenders) and Section 2.18, the provisions of Section 9.04(h) or the provisions of this Section 9.08 or release all or substantially all of the Collateral or the value of the guaranties provided by the Guarantors taken as a whole, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(g) without the written consent of such SPV, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on December 17, 2012) or (vii) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Trustee hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Trustee.

(c) The Administrative Agent and the Borrowers may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d) Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 9.08) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 2.22 through 2.26 (including, without limitation, as applicable, (1) to permit the New Term Loans, Extended Term Loans and Other Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the commitments with respect to Incremental Term Loans, New Term Loans, Other Term Loan Commitments, as applicable, or outstanding Incremental Term Loans, New Term Loans, Extended Term Loans or Other Term Loans, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment without the written consent of such affected Lender.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, Holdings, the Lead Borrower and the Lenders providing the relevant Replacement Term Loans or to permit the refinancing of all outstanding Term Loans of a given Class (the “Refinanced Term Loans”), with a replacement Term Loan tranche denominated in Dollars (the “Replacement Term Loans”), respectively, hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of, plus accrued interest, fees, expenses and premiums with respect to, such Refinanced Term Loans, (ii) the Effective Yield with respect to such Replacement Term Loans shall not be higher than Effective Yield with respect to such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Initial Term Loans), and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or (taken as a whole) less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date then in effect immediately prior to such refinancing.

(f) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 9.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders by having its Loans assigned, at par, with one or more other institutions subject to Section 9.04 so long as at the time of such replacement, each such institution consents to the proposed change, waiver, discharge or termination or (B) with the express written consent of the Required Lenders, repay the outstanding Loans of such Lender, provided, that in the case of either preceding clause (A) or (B) above, the payment by the Borrower to each non-consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the first anniversary of the Closing Date).

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Trustee and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (including “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Trustee or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Without limiting the other provisions of this Section 9.15 and in addition to the service of process provided for herein, the Canadian Borrower and the German Borrower each hereby irrevocably designates, appoints and empowers the Lead Borrower (and the Lead Borrower hereby irrevocably accepts such appointment), as its authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason the Lead Borrower shall cease to be available to act as such, the Canadian Borrower and the German Borrower each agree to designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement. The German Borrower hereby exempts the Lead Borrower and the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), in each case to the extent legally possible, to perform their duties and obligations as hereunder and under the German Security Documents.

Section 9.16 Confidentiality. Each of the Administrative Agent and the Lenders agrees (and the Collateral Trustee agrees pursuant to the Collateral Trust Agreement) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any of their respective Restricted Subsidiaries or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrowers or Holdings and related to the Borrowers or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Trustee or any Lender on a non-confidential basis prior to its disclosure by the Borrowers or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17 Lender Action. Each Lender agrees that it shall not in its capacity as Lender hereunder take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent or, as applicable, the Collateral Trustee. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrowers in accordance with the USA PATRIOT Act.

Section 9.19 Nature of Borrowers Obligations. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that (x) the Canadian Obligations shall constitute obligations of the Canadian Borrower and shall be guaranteed pursuant to, and in accordance with the terms of, this Agreement, the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and the Canadian Subsidiary Guaranty and (y) the German Obligations shall constitute obligations of the German Borrower and shall be guaranteed pursuant to, and in accordance with the terms of, this Agreement, the Holdings/Lead Borrower Guaranty, the U.S. Subsidiary Guaranty and the German Subsidiary Guaranty.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (including provisions that may override any other provision), in no event shall (x) the Canadian Borrower or any other Canadian Loan Party be deemed to have guaranteed or become liable or obligated for, or to have pledged any of its assets to secure, any Obligation of a U.S. Loan Party under this Agreement or any of the other Loan Documents or (y) the German Borrower or any other German Loan Party be deemed to have guaranteed or become liable or obligated for, or to have pledged any of its assets to secure, any Obligation of a U.S. Loan Party under this Agreement or any of the other Loan Documents.

Section 9.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the

Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.21 Waiver of Sovereign Immunity. Each Canadian Loan Party, each German Loan Party and each U.K. Loan Party, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Canadian Loan Party, German Loan Party or U.K. Loan Party, as the case may be, or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Canadian Loan Party, German Loan Party or U.K. Loan Party, as the case may be, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Canadian Loan Party, German Loan Party or U.K. Loan Party, as the case may be, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Canadian Loan Party, German Loan Party or U.K. Loan Party, as the case may be, further agrees that the waivers set forth in this Section 9.21 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 9.22 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 9.23 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.24 Use of Name, Logo. etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Joint Lead Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement displaying such Loan Party’s name, product photographs, logo or trademark, each in the form provided by the Loan Parties to the Administrative Agent. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Joint Lead Arrangers.

Section 9.25 Designation of Indebtedness. For purposes of the Collateral Trust Agreement and the other Loan Documents, each of the parties hereto (w) agrees that all Indebtedness incurred by the Borrowers and their respective Restricted Subsidiaries under this Agreement shall constitute Indebtedness incurred under an Additional Secured Debt Facility (as defined in the Collateral Trust Agreement), (x) agrees that all Secured Obligations (as defined in the U.S. Security Agreement) will be and are secured equally and ratably by all Transaction Liens (as defined in the Collateral Trust Agreement) granted to the Collateral Trustee for the benefit of the Secured Parties, at any time granted by any Grantor (as defined in the Collateral Trust Agreement) to secure any Secured Obligations (as defined in the U.S. Security Agreement) whether or not upon property otherwise constituting collateral to such Secured Obligations (as defined in the U.S. Security Agreement) and that all Transaction Liens (as defined in the Collateral Trust Agreement) granted pursuant to the Security Documents (as defined in the Collateral Trust Agreement) will be enforceable by the Collateral Trustee for the benefit of all holders of Secured Obligations (as defined in the U.S. Security Agreement) equally and ratably as contemplated by the Collateral Trust Agreement, (y) agrees that the holders of Secured Obligations (as defined in the U.S. Security Agreement) in respect of such Additional Secured Debt Facility (as defined in the Collateral Trust Agreement) shall be bound by the provisions of, and agree to the terms of, the ABL Intercreditor Agreement and the Collateral Trust Agreement, including the provisions relating to the ranking of Transaction Liens (as defined in the Collateral Trust Agreement) and the order of application of proceeds from the enforcement of Transaction Liens (as defined in the Collateral Trust Agreement) and (z) consents to and directs the Collateral Trustee to perform its obligations under the Collateral Trust Agreement, the ABL Intercreditor Agreement and the other Security Documents (as defined in the Collateral Trust Agreement).

Section 9.26 Debt Allocation Mechanism. (a) Notwithstanding any provision of any Loan Document to the contrary, on the DAM Exchange Date, each Lender holding U.S. Term Loans, each Lender holding Canadian Term Loans, each Lender holding Euro Term Loans and each Lender holding Sterling Term Loans shall automatically and without further act (and without regard to the provisions of Section 9.04), unless, on or prior to the DAM Exchange Date, one or more Lenders having or holding Term Loans representing (i) more than 50.0% of the aggregate principal amount of U.S. Term Loans of all Lenders, (ii) more than 50.0% of the aggregate principal amount of Canadian Term Loans of all Lenders, (iii) more than 50.0% of the aggregate principal amount of Euro Term Loans of all Lenders and (iv) more than 50.0% of the aggregate principal amount of Sterling Term Loans of all Lenders shall have otherwise directed the Administrative Agent, assign to other Lenders a portion of its interests in the U.S. Term Loans, the Canadian Term Loans, the Euro Term Loans and the Sterling Term Loans and/or purchase from other Lenders a portion of their interests in the U.S. Term Loans, the Canadian Term Loans, the Euro Term Loans and the Sterling Term Loans, such that in lieu of the interests such Lender has acquired as of such date in the U.S. Term Loans, the Canadian Term Loans, the Euro Term Loans and the Sterling Term Loans (whether as a Lender of record or by participation), including such Lender’s interests in (w) the Obligations of each U.S. Loan Party, (x) the Canadian Obligations of each Canadian Loan Party (y) the German Obligations of each German Loan Party and (z) the U.K. Obligations of each U.K. Loan Party, in each case in respect of Term Loans, such Lender shall hold an interest in the U.S. Term Loans (including the Obligations of each U.S. Loan Party in respect of the U.S. Term Loans) equal to such Lender’s DAM Percentage of all U.S. Term Loans outstanding as at such date of determination, whether or not such Lender previously had an interest in U.S. Term Loans, such Lender shall hold an interest in the Canadian Term Loans (including the Canadian Obligations of each Canadian Loan Party in respect of the Canadian Term Loans) equal to such Lender’s DAM Percentage of all Canadian Term Loans outstanding as at such date of determination, whether or not such Lender previously had an interest in Canadian Term Loans, such Lender shall hold an interest in the Euro Term Loans (including the German Obligations of each German Loan Party in respect of the Euro Term Loans) equal to such Lender’s DAM Percentage of all Euro Term Loans outstanding as at such date of determination, whether or not such Lender previously had an interest in Euro Term Loans and such Lender shall hold an interest in the Sterling Term Loans (including the U.K. Obligations of each U.K. Loan Party in respect of the Sterling Term Loans) equal to such Lender’s DAM Percentage of all Sterling Term Loans outstanding as at such date of determination, whether or not such Lender previously had an interest in Sterling Term Loans. A Lender may elect upon the occurrence of a DAM Exchange Date that the interests in the Canadian Term Loans, Euro Term Loans and/or the Sterling Term Loans acquired by such Lender shall be acquired by participation and not by assignment. In such case, the Administrative Agent shall determine the Dollar Equivalent of the Loans outstanding in Canadian Dollars, Euros or Sterling, as the case may be, and such participation shall be structured as a participation in Dollars and be purchased by such Lender in Dollars, in each case, based on the Exchange Rate as in effect on the date immediately preceding the DAM Exchange Date, such that any amounts received by the Lender of record with respect to such Loans in Canadian Dollars, Euros or Sterling, as the case may be shall be converted, based on the Exchange Rate as in effect on the date of receipt, and paid over to the participant.

(b) In no event shall the operation of the provisions of this Section 9.26 affect the aggregate amount of (w) the Obligations of the U.S. Loan Parties, (x) the Canadian Obligations of the Canadian Loan Parties, (y) the German Obligations of the German Loan Parties or (z) the U.K. Obligations of the U.K. Loan Parties, in each case to the Lenders under the Loan Documents.

(c) On the DAM Exchange Date, the Register will be revised to reflect an allocation of the Term Loans that gives effect to the DAM Exchange. After giving effect to the DAM Exchange, assignments and participations of Loans shall be made in accordance with Section 9.04 without any requirement for pro rata treatment.

(d) From and after the DAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders in accordance with Section 7.02, as applicable, at the date of such distribution. Each Lender hereby agrees that promptly upon its receipt on or after the DAM Exchange Date of any amount, including by way of setoff, in respect of an Obligation it shall pay over to the Administrative Agent such amount for distribution to the Lenders in accordance with their respective DAM Percentages, and that to the extent a Lender does not pay over any such amounts, the Administrative Agent shall make adjustments to distributions to the Lenders to achieve the allocation provided by the terms of this Section 9.26.

(e) Each party hereto agrees that all Commitments shall automatically terminate upon the occurrence of the DAM Exchange Date.

(f) Each buyer, assignee or transferee of Loans shall be deemed to have consented to the provisions of this Section 9.26 for all purposes, and to be bound by the terms of Section 9.26. Each Lender hereby consents and agrees to the DAM Exchange, and each Lender agrees that the DAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation interest in any Loan.

(g) In calculating the DAM Percentage, the Administrative Agent shall use the Exchange Rate in effect on the date preceding the DAM Exchange Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPECTRUM BRANDS, INC.

By:
Name:
Title:

SB/RH HOLDINGS, LLC

By:
Name:
Title:

SPECTRUM BRANDS CANADA, INC.

By:
Name:
Title:

By:
Name:
Title:

SPECTRUM BRANDS EUROPE GMBH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, individually and as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

JEFFERIES GROUP, INC.

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:
Name:
Title:

Schedule 1.01(aa)—Fixed Charge Coverage Ratio1

“Consolidated Cash Flow” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the Consolidated Net Income for such period plus, without duplication: (a) provision for taxes based on income or profits of the Lead Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (b) Fixed Charges of the Lead Borrower and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus (c) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Lead Borrower and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (d)(i) unusual or non-recurring charges, (ii) relocation costs, restructuring charges and integration costs or reserves (including such items related to proposed and completed acquisitions and Asset Sales and to closure/consolidation of facilities), and including without limitation restructuring charges related to the Transaction (as defined in this Agreement) incurred prior to or within 36 months of the Closing Date (as defined in this Agreement), (iii) Transaction Expenses (as defined in this Agreement) (iv) First Restatement Agreement Expenses and (v) severance costs, including such costs related to proposed and completed Investments permitted pursuant to Section 6.04 of the Credit Agreement and Asset Sales and to closure/consolidation of facilities, in each case incurred by the Lead Borrower and its Restricted Subsidiaries; minus (e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

[1]	Unless otherwise indicated, all defined terms used but not defined in this Schedule 1.01(c) have the meanings ascribed to those terms in the Senior Secured Notes Indenture dated as of June 16, 2010, by and among Spectrum, as issuer, the guarantors party thereto, and US Bank National Association, as trustee (whether or not such document remains in effect).

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6) (a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to Hedging Obligations shall be excluded (until realized, at which time such gains or losses shall be included);

(7) any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(8) (a) (i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be excluded and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded (until realized, at which time such gains or losses shall be included);

(9) expenses with respect to liability or casualty events or business interruption shall be excluded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) approved by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(10) any non-cash impairment charges resulting from the application of FASB ASC 350, Intangibles — Goodwill and Other, and the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, shall be excluded.

“Fixed Charge Coverage Ratio” shall mean with respect to the Lead Borrower for any period, the ratio of the Consolidated Cash Flow for such period to the Fixed Charges for such period. In the event that the Lead Borrower or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, retires, extinguishes, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, retirement, extinguishment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (1) Investments or acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Lead Borrower or any of its Restricted Subsidiaries following the Calculation Date; and (4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Lead Borrower as set forth in an officer’s certificate executed by a Responsible Officer of the Lead Borrower and delivered to the Administrative Agent, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

“Fixed Charges” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries for any period, the sum, without duplication, of: (1) the consolidated interest expense of the Lead Borrower and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations (but excluding unrealized gains or losses with respect thereto), but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) any redemption premiums, prepayment fees, or other charges or penalties incurred in connection with the Transactions or the transactions contemplated by the First Restatement Agreement and (iv) any premiums, fees or other charges incurred in connection with the refinancing of the existing Indebtedness on the Closing Date (as defined in this Agreement) (in each case of (i) through (iv), to the extent included in any of the foregoing items listed in clause (1)); plus (2) the consolidated interest of the Lead Borrower and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of the Lead Borrower or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of the Lead Borrower (other than Disqualified Stock) or (ii) dividends to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing foreign currency exchange rate risk.

“Lead Borrower” shall mean Spectrum Brands, Inc.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Preferred Stock” shall mean, with respect to any Person, any capital stock of such Person that has preferential rights to any other capital stock of such Person with respect to dividends or redemption upon liquidation.